QuickLinks -- Click here to rapidly navigate through this document

As Filed with the Securities and Exchange Commission on August 29, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STRATUS SERVICES GROUP, INC.
(Exact Name of Registrant as Specified in its charter)

Delaware (State or jurisdiction of incorporation or organization)	561320 (Primary Standard Industrial Classification Code Number)	223499261 (I.R.S. Employer Identification)

500 Craig Road
Manalapan, New Jersey 07726
(732) 866-0300
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Joseph J. Raymond
Chairman and Chief Executive Officer
Stratus Services Group, Inc.
500 Craig Road
Manalapan, New Jersey 07726
(732) 866-0300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Philip D. Forlenza, Esq. Giordano, Halleran & Ciesla, P.C. 125 Half Mile Road P.O. Box 190 Middletown, New Jersey 07748 (732) 741-3900	Hank Gracin, Esq. Lehman & Eilen LLP 50 Charles Lindbergh Boulevard Suite 505 Uniondale, New York 11553 (516) 222-0888

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Units, each consisting of	10,000,000	$1.00	$10,000,000	$809.00
(i) one share of Common Stock; and	10,000,000	—	—	—
(ii) one warrant to purchase one share of Common Stock	10,000,000	—	—	—
Shares of Common Stock issuable upon exercise of warrants underlying Units(2)	10,000,000	$.95	$9,500,000	$768.55

Underwriter's Warrants	1,000,000	$.001	$1,000	$0.81
Units issuable upon exercise of Underwriter's Warrants consisting of:	1,000,000	—	—	—
(a) one share of Common Stock	1,000,000	—	—	—
(b) one warrant to purchase Common Stock	1,000,000	—	—	—
Shares of Common Stock issuable upon exercise of warrants underlying Units issuable upon exercise of Underwriter's Warrants(2)	1,000,000	$.95	$950,000	$76.86

Total				$1,655.22

(1)
Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2)
Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may be issuable pursuant to the anti-dilution provisions of the warrants.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated August 29, 2003.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy those securities, in any jurisdiction where the offer or sale is not permitted.

Prospectus

Stratus Services Group, Inc.
Maximum of 10,000,000 Units
Minimum of 1,000,000 Units

        We are offering for sale up to 10,000,000 units. Each unit consists of one share of our common stock and one three year common stock purchase warrant. The common stock and warrants included in our units may be separated at the discretion of our underwriter 30 days after the initial closing of this offering or such earlier date as the underwriter may determine, after which our common stock and warrants will trade separately. Each warrant entitles its owner to purchase one share of common stock for $.95. You may exercise your warrants at any time during the period commencing one year after the initial closing of this offering and for a period of three years thereafter, unless we have redeemed them. We may redeem some or all of our outstanding warrants, at a redemption price of $.10 per warrant, upon 30 days prior written notice, beginning one year after the final closing of this offering once the closing bid price of our common stock has been at least $1.66 for 20 consecutive trading days.

        Our underwriter is selling our units on a minimum/maximum "best efforts" basis and will receive a commission with respect to those sales. Subscriptions for our units will be deposited into escrow with Bank of America until a minimum of $1,000,000 of subscriptions have been received. In the event we do not receive a minimum of $1,000,000 of subscriptions by October 15, 2003, or November 14, 2003 if the offering period is extended by us and our underwriter, escrowed funds will be promptly returned to subscribers without interest or deduction. In the event that a minimum of $1,000,000 in subscriptions is received by October 15, 2003, or November 14, 2003 if the offering period is extended by us and our underwriter, we will close on those funds and promptly issue the units in one or more closings.

        We expect to offer units having an aggregate offering price of $10,000,000. Except as otherwise indicated, all share and per share information in this prospectus, including the number of units offered, gives effect to a proposed one-for-four reverse split of our common stock that will become effective prior to the initial closing of this offering.

        Investing in these Units involves a high degree of risk. See "Risk Factors" beginning on page 6 to read about factors you should consider before buying our units.

        Our common stock is traded on the OTC Bulletin Board under the symbol "SERVE.OB". On August 21, 2003, the closing price of the common stock was $.92 per share. We intend to arrange for the inclusion of the units and warrants on the OTC Bulletin Board under the symbols SERVu.OB and SERVws.OB, respectively, concurrently with the initial closing of this offering.

        Neither the Securities and Exchange Commission nor any state securities authority has approved or disapproved of these securities or their offer or sale, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PUBLIC OFFERING PRICE	UNDERWRITING COMMISSION	PROCEEDS, BEFORE EXPENSES, TO US

Per Unit	$1.00	$.10	$.90

Total if minimum sold	$1,000,000	$100,000	$900,000

Total if maximum sold	$10,000,000	$1,000,000	$9,000,000

        We expect cash expenses for this offering to be approximately $400,000 if the minimum number of units is sold, and $670,000 if the maximum number of units is sold. These expenses will include a non-accountable expense allowance of 3% of the gross proceeds of this offering payable to our underwriter.

NOBLE INTERNATIONAL INVESTMENTS, INC.

Prospectus dated August    , 2003

        You should rely only on the information in this prospectus. No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained or incorporated by reference in this prospectus and any information or representation not contained or incorporated by reference herein must not be relied upon as having been authorized by us or by any selling stockholder. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstance at any time imply that the information herein is correct as of any date subsequent to the date hereof. In this prospectus, reference to "Stratus," "the Company," "we," "us" and "our" refer to Stratus Services Group, Inc.

PROSPECTUS SUMMARY

        Unless otherwise indicated, all information contained in this prospectus, including per share data and information relating to the number of shares authorized and outstanding, has been adjusted to reflect a proposed one-for-four reverse split of our common stock.

The Company

        We are a national business services company engaged in providing outsourced labor and operational resources on a long-term basis and short-term temporary staffing services. We were incorporated in Delaware in March 1997 and began operations in August 1997 with the purchase of certain assets of Royalpar Industries, Inc. and its subsidiaries. This purchase provided us with a foundation to become a national provider of comprehensive staffing services. We believe that as businesses increasingly outsource a wider range of human resource functions in order to focus on their core operations, they will require more sophisticated and diverse services from their staffing providers.

        We offer different groups of staffing services comprised of Staffing Services, SMARTSolutions™ and Information Technology Services to a wide variety of businesses. Our Staffing Services provide temporary workers for short-term needs, extended-term temporary employees, temporary-to-permanent placements, recruiting, permanent placements, payroll processing, on-site supervising and human resource consulting. These temporary workers perform a variety of tasks, including, among others, light industrial and clerical work and call center support. Our SMARTSolutions™ technology, available through our Staffing Services branch offices, provides a comprehensive, customized staffing program designed to reduce labor and management costs and increase workforce efficiency. Our 50% owned joint venture, Stratus Technology Services, provides information technology staffing solutions to Fortune 1000, middle market and emerging companies. Stratus Technology Services offers expertise in a wide variety of technology practices and disciplines ranging from networking professionals to internet development specialists and application programmers. All service groups seek to act as a business partner to our clients rather than merely a vendor. In doing so, they seek to systematically enhance client productivity and positively impact our and our clients' financial results. We are headquartered at 500 Craig Road, Suite 201, Manalapan, New Jersey 07726 and our telephone number is (800) 777-1557.

        Between September 1997 and January 2003, we completed ten acquisitions of staffing businesses, representing thirty offices in seven states. As of August 22, 2003, we were providing services from thirty-seven locations in nine states. We also maintain a presence on the Internet with our website at www.stratusservices.com, an informational site designed to give prospective customers and employees additional information regarding our operations.

The Offering

Securities Offered	10,000,000 units consisting of one share of our common stock and one three-year common stock purchase warrant. The common stock and the warrants included in our units may be separated at the discretion of our underwriter 30 days after the initial closing of this offering or such earlier date as the underwriter may determine, after which the common stock and the warrants will trade separately.
Warrants
Our three-year warrants included in the units will be exercisable commencing one year after the initial closing of this offering. The exercise price of each warrant is $.95 or 5% below the offering price of the units. You may exercise your warrants at any time commencing one year after the initial closing of this offering and ending three years thereafter, unless we have redeemed them. We may redeem some or all of our outstanding warrants, at a redemption price of $.10 per warrant, beginning one year after the final closing of this offering once the closing bid price of our common stock has been at least $1.66 for 20 consecutive trading days.
Offering Price	$1.00 per unit.
Shares to be Outstanding After this Offering	5,782,115 shares if the minimum number of units is sold and 14,782,115 shares if the maximum number of units is sold. These numbers exclude:
• up to 10,000,000 shares of common stock which may be issued upon the exercise of the warrants being offered pursuant to this prospectus;
• up to 1,000,000 shares of common stock which may be issued pursuant to warrants we will be required to issue to our underwriter upon the closing of this offering;
• 2,195,408 shares of common stock which may be issued upon the exercise of options and warrants to acquire our common stock that were outstanding as of the date of this prospectus;
• 364,733 shares issuable upon the conversion of the shares of our Series A Preferred Stock outstanding as of the date of this prospectus and issuable as dividends on the Series A Preferred Stock;
• 2,000,000 shares of common stock issuable upon the conversion of the shares of our Series F Preferred Stock outstanding as of the date of this prospectus; and
• an indeterminate number of shares issuable upon the conversion of or as dividends on our Series E Preferred Stock, which number fluctuates based upon changes in the market price of our common stock.

• an indeterminate number of shares of common stock which we may be required to issue in connection with the redemption of our Series A Preferred Stock.
Warrants to be Outstanding After this Offering
1,873,334 warrants, including 1,000,000 of the warrants offered by this prospectus and 100,000 warrants issuable to our underwriter if the minimum number of units is sold in this offering, and 11,773,334 warrants, including 10,000,000 of the warrants offered by this prospectus and 1,000,000 warrants issuable to our underwriter if the maximum number of units is sold in this offering. Each of such warrants entitles the holder to purchase one share of our common stock.
Use of Proceeds
The proceeds from this offering will be used to reduce trade payables, delinquent payroll taxes and a cash overdraft, repay certain debt, repurchase common stock in connection with the exercise of a put option, redeem all of the outstanding shares of our Series A Preferred Stock and for working capital, including possible acquisitions of complimentary businesses, and general corporate purposes.
Plan of Distribution	We are offering units on a "best efforts" minimum/maximum basis through our underwriter.
Subscriptions for our units will be deposited into escrow with Bank of America, until a minimum of $1,000,000 of subscriptions have been received.

In the event that we do not receive a minimum of $1,000,000 of subscriptions by October 15, 2003, or November 14, 2003 if the offering period is extended by us and our underwriter, escrowed funds will be promptly returned to subscribers without interest or deduction. In the event that a minimum of $1,000,000 in subscriptions is received by Bank of America by October 15, 2003, or November 14, 2003 if the offering period is extended by us and our underwriter, we will close on those funds and promptly issue the units in one or more closings.
OTC Bulletin Board Symbol	SERV.OB

We intend to arrange for the inclusion of the units and warrants offered hereby on the OTC Bulletin Board under the symbols SERVu.OB and SERVws.OB, respectively, concurrently with the initial closing of this offering.
Risk Factors	See "Risk Factors" and other information in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the units.

Summary Financial Information

Statement of Operations Data:

	Year Ended September 30,			Nine Months ended June 30,
	2002	2001*	2000*	2003	2002
				(unaudited)	(unaudited)
Revenues	$73,040,408	$57,026,338	$36,199,671	$74,706,176	$51,568,047
Gross profit	11,520,400	10,952,053	8,372,124	10,216,483	8,224,753
Operating earnings (loss) from continuing operations	(3,528,533)	(3,544,887)	527,590	(2,437,428)	(2,513,719)
Other income (expenses)	(4,051,949)	(2,108,500)	(706,269)	(1,370,053)	(3,630,051)
Earnings (loss) from continuing operations before income taxes	(7,580,482)	(5,653,387)	(178,678)	(2,437,428)	(2,513,719)
Income taxes (benefit)	—	340,000	(340,000)	—	—
Earnings (loss) from continuing operations	(7,580,482)	(5,993,387)	161,322	(3,807,481)	(6,143,770)
Discontinued operations— earnings (loss) from discontinued Engineering Division	(565,159)	145,930	884,588	—	(246,159)
Gain on sale of Engineering Division	1,759,056	—	—	—	1,759,056
Net earnings (loss)	(6,386,585)	(5,847,457)	1,045,910
Dividends and accretion on preferred stock	(1,041,810)	(63,000)	—	(954,832)	(578,110)
Net earnings (loss) attributable to common stockholders	$(7,428,395)	$(5,910,457)	$1,045,910	(4,762,313)	(5,208,983)
Earnings Per Share on a diluted basis**
Earnings (loss) from continuing operations	$(.82)	$(1.01)	$.03	$(.28)	$(.66)
Earnings from discontinued operations	.12	.02	.18	—	.15
Net earnings (loss)	$(.70)	$(.99)	$.21	$(.28)	$(.51)
Weighted average shares outstanding **:
Basic	10,555,815	5,996,134	4,931,914	16,922,697	10,230,023
Diluted	10,555,815	5,996,134	5,223,508	16,922,697	10,230,023

*
Reclassified to reflect discontinued operations.

**
Not adjusted for proposed one-for-four reverse split of common stock.

Selected Balance Sheet Data:

        The selected balance sheet data, as adjusted, gives effect to the sale of 1,000,000 units (assuming the minimum number of units is sold) and 10,000,000 units (assuming the maximum number of units is sold) and the anticipated application of the estimated net proceeds from the sale of the units, including the repayment of debt and reduction of trade payables.

	As of September 30, 2003	As of June 30, 2003
			As Adjusted
		Actual
			Assuming Minimum	Assuming Maximum
		(unaudited)
Cash and cash equivalents	$162,646	$374,973	$374,973	$681,973
Working capital (deficiency)	(3,287,123)	(7,457,260)	(6,957,260)	(450,260)
Total Debt	11,075,484	14,028,874	14,028,874	13,028,870
Total liabilities	20,165,713	28,343,597	27,843,597	21,643,597
Temporary equity-put options	823,000	823,000	823,000	—
Stockholders' equity (deficiency)	3,042,683	(441,555)	58,445	7,388,445

RISK FACTORS

        Prospective purchasers of the common stock should carefully consider the factors set forth below, as well as other information contained in this prospectus, in evaluating an investment in the common stock offered hereby.

There are significant doubts about our ability to continue in business.

        Our auditors have qualified their opinion on our financial statements for the year ended September 30, 2002 with a qualification which raises substantial doubt about our ability to continue as a going concern. Our ability to continue in business depends upon the continued cooperation of our creditors, our ability to generate sufficient cash flow to meet our continuing obligations on a timely basis and our ability to obtain additional financing. At June 30, 2003, we had limited liquid resources and owed $1,429,242 under promissory notes that were past due or due upon demand. In addition, approximately $2,100,000 of payroll taxes were delinquent and we had a cash overdraft, representing outstanding checks, of $1,652,252. Current liabilities at June 30, 2003 were $25,969,501 and current assets were $18,512,241. The difference of $7,457,260 is a working capital deficit, which is primarily the result of losses incurred during the last two years. While we have plans to use the funds raised from this offering to reduce our indebtedness, we can give no assurance that we will raise sufficient capital to eliminate our working capital deficit or that our creditors will not seek to enforce their remedies against us, which could include the imposition of insolvency proceedings.

This offering is being conducted on a "best efforts" basis and we may continue to have liquidity problems if a sufficient number of units is not sold in the offering

        If you invest in the units and more than 1,000,000 units are sold, but less than all of the offered units are sold, you may have acquired an interest in a company with limited financial capability and the risk of losing your entire investment will be increased. Our underwriter is offering our units on a "best efforts" basis, and we can give no assurance that all of the 10,000,000 units offered by this prospectus will be sold. If we are unable to sell at least 1,000,000 units offered hereby, this offering will be cancelled and all monies collected from subscribers and held in escrow will be returned to such subscribers without interest or deduction. Furthermore, if at least 4,000,000 of units offered by this prospectus are not sold, we may be unable to fund all the intended uses described in this prospectus for the net proceeds anticipated from this offering without obtaining funds from alternative sources or using working capital that we generate. Alternative sources of funds may not be available to us at a reasonable cost, and the working capital generated by us may not sufficient to fund any uses not financed by offering proceeds.

Short sales of our common stock could place downward pressure on the price of our common stock.

        Selling stockholders and others may engage in short sales of our common stock. Short sales could place downward pressure on the price of our common stock. In that case, we could be required to issue an increasingly greater number of shares of our common stock upon future conversions of our Series E Preferred Stock, sales of which could further depress the price of our common stock. The downward pressure on the price of our common stock resulting from conversions of the Series E Preferred Stock could encourage additional short sales by selling stockholders and others.

There is no limit on the number of shares which are issuable upon conversion of our Series E and Series H Preferred Stock and if the price of our common stock decreases, the number of shares issuable upon conversion will continue to increase.

        The number of shares issuable upon conversion of our Series E Preferred Stock depends upon the market price of our common stock. The conversion price of the Series E preferred Stock is equal to

75% of the average of the closing bid prices of the common stock for the five trading days preceding the conversion. As a result, the lower the price of our common stock at the time of conversion, the greater the number of shares the converting holder will receive and the more the interests of our existing stockholders will be diluted. For example, assuming that the market value of our common stock is $1.00 per share after giving effect to our proposed one-for-four reverse stock split, the number of shares of common stock that we would be required to issue upon conversion of the outstanding shares of Series E Preferred Stock, would increase from an aggregate of approximately 5,432,933 shares, based upon a conversion price of $.75, to approximately:

  •
  7,243,911 shares (or 60.2% of our currently outstanding common shares) if the conversion price decreased by 25%;

  •
  10,865,866 shares (or 69.4% of our outstanding common shares) if the conversion price decreased by 50%; and

  •
  21,731,733 shares (or 81.9% of our outstanding common shares) if the conversion price decreased by 75%.

Potential conversions of our convertible preferred stock will reduce the percentage ownership interest of existing stockholders and may cause a reduction in our share price.

        As of August 21, 2003, we had outstanding 1,458,933 shares of Series A Preferred Stock, 40,747 shares of Series E Preferred Stock and 8,000 shares of Series F Preferred Stock. If all of the holders of preferred stock convert their preferred stock into shares of common stock, we will be required to issue no less than 5,432,933 shares of common stock based on an assumed conversion price of $.75 per share for the Series E Preferred Stock after giving effect to our proposed one-for-four reverse stock split. If the trading price of the common stock is low when the conversion price of the Series E Preferred Stock is determined, we would be required to issue a higher number of shares of common stock, which could cause a further reduction in each of our stockholder's percentage ownership interests in our company. In addition, if a holder of preferred stock converts our preferred stock and sells the common stock, it could result in an imbalance of supply and demand for our common stock and a decrease in the market price of our common stock. We will be required to repurchase all of the Series A Preferred Stock if we sell at least $4,000,000 of units in this offering.

Increases in employee-related costs would have an adverse effect on our business.

        Our employee-related costs fluctuate and an increase in these costs could have a significant effect on our ability to achieve profitability. We are responsible for all employee-related expenses for the temporary employees, including workers' compensation, unemployment insurance, social security taxes, state and local taxes and other general payroll expenses. We maintain workers' compensation insurance for all claims in excess of a loss cap of $150,000 per incident, except with respect to locations in states where private insurance is permitted and which are covered by state insurance funds. We accrue for workers' compensation costs based upon payroll dollars paid to temporary employees. The accrual rates vary based upon the specific risks associated with the work performed by the temporary employee. At the beginning of each policy year, we review the overall accrual rates with our outside actuaries and makes changes to the rates as necessary based primarily upon historical loss trends. Periodically, we evaluate our historical accruals based on an actuarially developed estimate of the ultimate cost for each open policy year and adjust such accruals as necessary. These adjustments can either be increases or decreases to workers' compensation costs, depending upon our actual loss experience. There can be no assurance that our programs to control workers' compensation and other payroll-related expenses will be effective or that loss development trends will not require a charge to costs of services in future periods to increase workers' compensation accruals. Unemployment insurance premiums are set by the states in which our employees render their services. A significant increase in these premiums or in workers' compensation-related costs or our inability to continue to maintain workers' compensation coverage could have a material adverse effect on our business, results of operations, cash flows or financial condition.

We have experienced significant fluctuations in our operating results and anticipate that these fluctuations may continue.

        Fluctuations in our operating results could have a material adverse effect on the price of our common stock. Operating results may fluctuate due to a number of factors, including the demand for our services, the level of competition within our markets, our ability to increase the productivity of our existing offices, control costs and expand operations, the timing and integration of acquisitions and the availability of qualified temporary personnel. In addition, our results of operations could be, and have in the past been, adversely affected by severe weather conditions. Moreover, our results of operations have also historically been subject to seasonal fluctuations. Demand for temporary staffing historically has been greatest during our fourth fiscal quarter due largely to the planning cycles of many of our customers. Furthermore, sales for the first fiscal quarter are typically lower due to national holidays as well as plant shutdowns during and after holiday season. These shutdowns and post-holiday season declines negatively impact job orders received by us, particularly in the light industrial sector. Due to the foregoing factors, we have experienced in the past, and may possibly experience in the future, results of operations below the expectations of public market analysts and investors.

If we are not able to attract and retain the services of qualified temporary personnel, our business will suffer.

        Our success depends upon our ability to attract and retain qualified personnel who possess the skills and experience necessary to meet the staffing requirements of our customers. We have experienced and may continue to experience significant difficulties in hiring and retaining sufficient numbers of qualified personnel to satisfy the needs of our customers. During periods of increased economic activity and low unemployment, the competition among temporary staffing firms for qualified personnel increases. Many regions in which we operate have in the past and may continue to experience historically low rates of unemployment which reduces the supply of qualified personnel. Furthermore, we may face increased competitive pricing pressures during such periods. While the future economic environment is uncertain, competition for individuals with the requisite skills is expected to remain strong for the foreseeable future. There can be no assurance that qualified personnel will continue to be available to us in sufficient numbers and on terms of employment acceptable to us. We must continually evaluate and upgrade our base of available qualified personnel to keep pace with changing customer needs and emerging technologies. Furthermore, a substantial number of our temporary employees during any given year will terminate their employment with us to accept regular staff employment with our customers. The inability to attract and retain qualified personnel could have a material adverse effect on the business, results of operations, cash flows or financial condition.

We may be subject to claims as a result of actions taken by our temporary staffing personnel.

        Actions taken by our temporary staffing employees could subject us to significant liability. Providers of temporary staffing services place people in the workplaces of other businesses. An inherent risk of such activity includes possible claims of errors and omissions, discrimination or harassment, theft of customer property, misappropriation of funds, misuse of customers' proprietary information, employment of undocumented workers, other criminal activity or torts, claims under health and safety regulations and other claims. There can be no assurance that we will not be subject to these types of claims, which may result in negative publicity and our payment of monetary damages or fines, which, if substantial, could have a material adverse effect on our business, results of operations, cash flows or financial condition.

Regulatory and legal uncertainties could harm our business.

        The implementation of unfavorable governmental regulations or unfavorable interpretations of existing regulations by courts or regulatory bodies, could require us to incur significant compliance costs, cause the development of the affected markets to become impractical or otherwise adversely affect our financial performance. If we are determined to be a "Professional Employer Organization," we cannot assure you that we will be able to satisfy licensing requirements or other applicable regulations. Certain states have enacted laws which govern the activities of Professional Employer Organizations, which generally provide payroll administration, risk management and benefits administration to client companies. These laws vary from state to state and generally impose licensing or registration requirements for Professional Employer Organizations and provide for monitoring of the fiscal responsibility of these organizations. We believe that Stratus is not a Professional Employer Organization and not subject to the laws which govern such organizations; however, the definition of Professional Employer Organization varies from state to state and in some states the term is broadly defined. In addition, we can give no assurance that the states in which we operate will not adopt licensing or other regulations affecting companies which provide commercial and professional staffing services. See "Business—Regulation."

We are controlled by our Chairman who is our principal stockholder.

        As of August 21, 2003, our Chairman of the Board, Joseph J. Raymond, owned or had the right to vote shares representing approximately 40.1% of the outstanding voting power of our capital stock. As a result, Mr. Raymond will be able to exercise significant influence over the outcome of any matters or block certain matters which might normally be submitted to our stockholders for approval, including the election of directors and the authorization of other corporate actions requiring stockholder approval.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.

        Some of the statements under the "Prospectus Summary", "Risk Factors", "Use of Proceeds", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Description of Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels or activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

        In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "could", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", or "continue" or the negative of such terms or other comparable terminology.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we, nor any other person assumes responsibility for the accuracy and completeness of such statements.

USE OF PROCEEDS

        Assuming that we sell all of the units that we are offering, we anticipate that we will receive net cash proceeds of approximately $8,330,000 after deduction of underwriting commissions, fees and offering expenses of $1,670,000 In the event that the minimum number of units is sold under this offering, we will receive net proceeds of approximately $500,000 after deduction of underwriting commissions, fees and offering expenses of approximately $500,000.

        The table below outlines our projected uses of the proceeds of this offering in the order of our priority of such uses, both in cash amounts and as a percentage of the funds that may be raised through this offering.

	Assuming Minimum Number of Units Sold	Assuming Maximum Number of Units Sold
Reduction of outstanding trade payables, payroll taxes and cash overdraft	$500,000	$5,700,000
Repayment of debt	—	1,000,000
Redemption of Series A Preferred Stock	—	500,000
Purchase of common stock pursuant to put options	—	823,000
Working capital	—	307,000

Total	$500,000	$8,330,000

        We may use a portion of the net proceeds designated for working capital to acquire additional businesses that we believe will complement our current or future business. However, we have no specific plans, agreements or commitments to do so and although we are in frequent discussion with potential acquisition targets, at this time there are no discussions that we believe can be considered likely to result in a transaction. The amounts that we actually expend for general corporate purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation of a portion of the net proceeds of this offering. Pending these uses, we will invest the net proceeds in short-term, interest-bearing, investment grade securities.

        The debt that we will repay from the proceeds of this offering bears interest at various rates ranging from 12% to 26% and is past due or due on demand.

CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2003:

  •
  on an actual basis

  •
  on a pro forma basis to give effect to the exchange of all of the outstanding shares of Series H Preferred Stock for Series E Preferred Stock which occurred in July 2003, the sale of 14,362 shares of Series E Preferred Stock in a private placement and repayment of $258,750 of loans from the proceeds of such sale in July 2003, the conversion of Series E Preferred Stock into 126,894 shares of common stock in July 2003 and the issuance of 4,477 shares of Series E Preferred Stock to holders of Series E Preferred Stock in payment of disputed penalties in July 2003.

  •
  on a pro forma as adjusted basis to give effect to the issuance of 1,000,000 units (the minimum that may be sold by us in this offering) the exchange of all of the outstanding shares of Series H Preferred Stock for Series E Preferred Stock which occurred in July 2003, the sale of 14,362 shares of Series E Preferred Stock in a private placement and repayment of $258,750 of loans from the proceeds of such sale in July 2003, the conversion of Series E Preferred Stock into 126,894 shares of common stock in July 2003, the issuance of 4,477 shares of Series E Preferred Stock to holders of Series E Preferred Stock in payment of disputed penalties in July 2003 and the anticipated application of the net proceeds from this offering

  •
  on a pro forma as adjusted basis to give effect to the issuance of 10,000,000 units (the maximum that may be sold by us in this offering), the exchange of all of the outstanding shares of Series H Preferred Stock for Series E Preferred Stock which occurred in July 2003, the sale of 14,362 shares of Series E Preferred Stock in a private placement and repayment of $258,750 of loans from the proceeds of such sale in July 2003, the conversion of Series E Preferred Stock into 126,894 shares of common stock in July 2003, the issuance of 4,477 shares of Series E Preferred Stock to holders of Series E Preferred Stock in payment of disputed penalties in July 2003 the issuance of common stock in connection with our proposed redemption of our Series A Preferred Stock and the anticipated application of the net proceeds from this offering.

        You should read this information together with our financial statements and the notes to those statements appearing elsewhere in this prospectus.

			PRO FORMA As Adjusted
	Actual	Pro Forma	Assuming Minimum	Assuming Maximum
Loans payable	$1,606,714	$1,306,714	$1,306,714	$346,714
Notes payable—acquisitions	2,874,089	2,874,089	2,874,089	2,874,089
Convertible debentures	40,000	40,000	40,000	40,000
Redemption obligation—Artisan	—	—	—	250,000
Temporary equity—put options	823,000	823,000	823,000	—
Stockholders' equity:
Series A redeemable convertible Preferred Stock, $.01 par value, 5,000,000 shares authorized, 1,458,933 issued and outstanding, liquidation preference of $4,376,799 (including unpaid dividends of $575,158)	3,679,158	3,679,158	3,679,158	—
Series E non-voting redeemable convertible Preferred Stock, $.01 par value, 17,031 shares issued and outstanding (actual), 40,757 shares issued and outstanding (pro forma and pro forma, as adjusted) (including unpaid dividends of $94,040) (actual) and $9,097 (pro forma and pro forma, as adjusted)	1,797,140	4,084,882	4,084,882	4,084,882
Series F redeemable convertible Preferred Stock, $.01 par value, 8,000 shares issued and outstanding, liquidation preference of $800,000 (including unpaid dividends of $14,000)	814,000	814,000	814,000	814,000
Series H non-voting convertible preferred stock, $.01 par value, 5,000 shares issued and outstanding, liquidation preference of $500,000 (including unpaid dividends of $7,500)	507,500	—	—	—
Common Stock, $.01 par value, 100,000,000 shares authorized, 19,001,478* shares issued and outstanding (actual), 19,128,462* shares issued and outstanding (pro forma), 5,782,115 shares issued and outstanding (pro forma, as adjusted, assuming minimum), 16,391,370 shares issued and outstanding (pro forma, as adjusted, assuming maximum)	190,015	191,285	231,285	655,655
Additional paid-in capital	12,356,712	12,011,400	12,471,400	25,670,976
Accumulated deficit	(19,786,080)	(19,786,080)	(19,786,080)	(19,786,080)

Total stockholders' equity (deficiency)	(441,555)	994,645	1,494,645	11,439,433

Total capitalization	$4,902,248	$6,038,448	$6,538,448	$14,810,236

*
not adjusted for proposed one-for-four reverse stock split

MARKET FOR COMMON STOCK

        On April 11, 2000, our registration statement for our initial public offering of common stock became effective and our shares commenced trading on the Nasdaq SmallCap Market under the symbol "SERV" on April 26, 2000. On February 27, 2002, our common stock was delisted from the Nasdaq SmallCap Market and is currently trading on the OTC Bulletin Board under the symbol "SERV". There were approximately 235 holders of record of common stock as of August 21, 2003. The table below sets forth, for the periods indicated, the high and low sales prices of our common stock as reported by the Nasdaq Stock Market and by the OTC Bulletin Board, as adjusted to give retroactive effect to the proposed one-for-four reverse split of our common stock.

	Sales Prices
Fiscal Year 2001
	High	Low
Quarter Ended December 31, 2000	$27.00	$14.50
Quarter Ended March 31, 2001	19.50	5.25
Quarter Ended June 30, 2001	8.20	4.64
Quarter Ended September 30, 2001	7.60	4.00
Fiscal Year 2002	High	Low
Quarter Ended December 31, 2002	4.76	2.04
Quarter Ended March 31, 2002	4.00	1.00
Quarter Ended June 30, 2002	3.00	0.52
Quarter Ended September 30, 2002	0.80	0.80
Fiscal Year 2003	High	Low
Quarter Ended December 31, 2002	2.20	0.48
Quarter Ended March 31, 2003	1.80	0.88
Quarter Ended June 30, 2003	2.20	0.80
Quarter Ending September 30, 2003 (through August 21, 2003)	1.12	0.84

        On August 21, 2003, the closing price of our common stock as reported by the OTC Bulletin Board was $.23 per share, as adjusted to give retroactive effect to the proposed reverse stock split.

DIVIDEND POLICY

        We have never paid cash dividends on our common stock and we intend to retain earnings, if any, to finance future operations and expansion. In addition, our credit agreement restricts the payment of dividends therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future payment of dividends on our common stock will depend upon the financial condition, capital requirements and our earnings as well as other factors that the Board of Directors deems relevant.

SELECTED FINANCIAL DATA
(In thousands except per share data)

        The selected financial data that follows should be read in conjunction with our financial statements and the related notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this prospectus.

	Nine Months Ended June 30,		Year Ended September 30,
	2003	2002	2002	2001*	2000*		1999*	1998*
	(unaudited)	(unaudited)
Income statement data:
Revenues	$74,706	$51,568	$73,040	$57,026		$36,200	$26,040	$20,866
Gross profit	10,216	8,225	11,520	10,952		8,372	5,261	3,297
Earnings (loss) from continuing operations before other income (expense)	(2,437)	(2,514)	(3,529)	(3,545)		528	(807)	(2,315)
Net earnings (loss) from continuing operations attributable to common stockholders	(4,762)	(6,722)	(8,622)	(6,056)		161	(1,696)	(2,733)
Per share data**:
Net earnings (loss) from continuing operations attributable to common stockholders—basic	$(.28)	$(.66)	$(.82)	$(1.01)	$	..03	$(.44)	$(.76)
Net earnings (loss) from continuing operations attributable to common stockholders—diluted	$(.28)	$(.66)	$(.82)	$(1.01)	$	..03	$(.44)	$(.76)

*
Reclassified to reflect discontinued operations.

**
Not adjusted for proposed one-for-four reverse split of our common stock.

	At June 30,	At September 30,
	2003	2002	2001	2000	1999	1998
	(unaudited)
Balance sheet data:
Net working capital (deficiency)	$(7,457)	$(3,287)	$(1,346)	$2,086	$(3,777)	$(1.985)
Long-term obligations, including current	4,063	3,296	3,153	462	1,370	—
Convertible debt	40	40	1,125	—	—	—
Preferred stock	6,798	6,279	2,792	—	—	—
Temporary equity	823	823	869	—	2,138	1,618
Stockholders' equity (deficiency)	(442)	3,043	1,283	6,799	(3,012)	(3,356)
Total assets	28,725	24,031	22,268	10,318	4,926	1,095

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

        We provide a wide range of staffing and productivity consulting services nationally through a network of offices located throughout the United States. We recognize revenues based on hours worked by assigned personnel. Generally, we bill our customers a pre-negotiated, fixed rate per hour for the hours worked by our temporary employees. We are responsible for workers' compensation, unemployment compensation insurance, Medicare and Social Security taxes and other general payroll related expenses for all of the temporary employees we place. These expenses are included in the cost of revenue. Because we pay our temporary employees only for the hours they actually work, wages for our temporary personnel are a variable cost that increases or decreases in proportion to revenues. Gross profit margin varies depending on the type of services offered. In some instances, temporary employees placed by us may decide to accept an offer of permanent employment from the customer and thereby "convert" the temporary position to a permanent position. Fees received from such conversions are included in our revenues. Selling, general and administrative expenses include payroll for management and administrative employees, office occupancy costs, sales and marketing expenses and other general and administrative costs.

Critical Accounting Policies and Estimates

        The following accounting policies are considered by us to be "critical" because of the judgments and uncertainties affecting the application of these policies and because of the likelihood that materially different amounts would be reported under different conditions or using different assumptions.

Revenue Recognition

        We recognize revenue as the services are performed by our workforce. Our customers are billed weekly. At balance sheet dates, there are accruals for unbilled receivables and related compensation costs. We follow Emerging Issues Task Force ("EITF") 99-19, "Recording Revenue Gross as a Principal Versus Net as an Agent" in the presentation of revenues and expenses. The guidance requires us to assess whether we act as a principal in the transaction or an agent acting on behalf of others. Because we are the principal and primary obligor in all of our service offerings and have the risks and rewards of ownership, the revenues are recorded gross in the statement of operations.

Allowance for Doubtful Accounts Receivable

        We provide customary credit terms to our customers and generally do not require collateral. We perform ongoing credit evaluations of the financial condition of our customers and maintain an allowance for doubtful accounts receivable based upon historical collection experience and expected collectibility of accounts. As of June 30, 2003 and September 30, 2002, we had recorded allowances for doubtful accounts of approximately $2.0 million and $1.7 million, respectively. The actual bad debts may differ from estimates and the difference could be significant.

Impairment of Goodwill

        Goodwill is amortized on a straight-line basis over fifteen years except for acquisitions after June 30, 2001, where goodwill is not being amortized. The carrying amount of goodwill is reviewed whenever events or changes in circumstances indicate that it may not be recoverable. We use an estimate of the future undiscounted net cash flows of the acquired business over the remaining life of the asset in measuring whether the assets are recoverable. Where such estimate of the future undiscounted cash flows is less than the carrying amount of goodwill, a potential impairment exists.

        At the beginning of fiscal year ended September 30, 2003, we adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets". The provisions of SFAS No. 142 prohibit the amortization of goodwill and certain intangible assets that are deemed to have indefinite lives and require that such assets be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired and written down to fair value. In order to assess the fair value of its goodwill and indefinite-lived intangible assets as of the adoption date, we engaged an independent valuation firm to assist in determining the fair value. The valuation process appraised our assets and liabilities using a combination of present value and multiple of earnings valuation techniques. Based upon the results of the valuation it was determined that there was no impairment of goodwill.

        As of June 30, 2003, intangible assets consisted of the following:

June 30, 2003
Covenant-not-to-compete	$232,680
Customer list	2,063,735

2,296,415
Less: accumulated amortization	(588,495)

$1,707,920

        For the three and nine months ended June 30, 2002, we recorded goodwill amortization of $216,882. Excluding this amortization expense net (loss) attributable to common stockholders from continuing operations for the nine months ended June 30, 2002, would have been $(4,992,101) or $(.49) per basic and diluted share.

        Estimated amortization expense for each of the next five years is as follows:

For the Year Ending June 30,
2004	$398,000
2005	376,000
2006	169,000
2007	121,000
2008	118,000

Valuation Allowance Against Deferred Income Tax Assets

        Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that are expected to be in effect when the differences reverse. We have recorded a valuation allowance of approximately $5.9 million to offset the entire balance of the deferred tax asset as of June 30, 2003. The valuation allowance was recorded as a result of the losses incurred by us and our belief that it is more likely than not that we will be unable to recover the net deferred tax assets.

Results of Operations
Discontinued Operations/Acquisition or Disposition of Assets

        On January 24, 2002, we entered into an agreement to sell the assets of our Engineering Services Division (the "Division") to SEA Consulting Services Corporation ("SEA"). Closing of the sale was contingent upon shareholder approval and the receipt of a fairness opinion by us.

        On March 28, 2002, we completed the sale of the assets of the Division to SEA pursuant to the Asset Purchase Agreement dated as of January 24, 2002 among us, SEP, LLC ("SEP"),

Charles Sahyoun, Sahyoun Holdings LLC and SEA. The transaction was approved by a vote of our stockholders at the annual meeting of stockholders held on March 28, 2002.

        The assets of the Division had been transferred to SEP, a limited liability company in which we owned a 70% interest, at the time of the execution of the Asset Purchase Agreement. Sahyoun Holdings, LLC, a company wholly owned by Charles Sahyoun, the President of the Division and the brother-in-law of Joseph J. Raymond, our Chairman and Chief Executive Officer, owned the remaining 30% interest in SEP.

        Under the terms of the Asset Purchase Agreement, we received an initial cash payment of $1,560,000, which represented 80% of the initial $2,200,000 installment of the purchase price payable to SEP after the satisfaction of certain liabilities and expenses of SEP. Sahyoun Holdings, LLC received the other 20% of the initial net installment of the purchase price, or $440,000.

        The Asset Purchase Agreement requires the purchaser to make the following additional payments to SEP:

  (a)
  A payment of $1 million, plus or minus the amount by which SEA's profit for the six months ended June 30, 2002, as determined pursuant to the Asset Purchase Agreement, is greater or less than $600,000 (the "Second Payment");

  (b)
  A payment of $1 million, plus or minus the amount by which the SEA's profit for the six months ending December 31, 2002, as determined pursuant to the Asset Purchase Agreement, is greater or less than $600,000 (the "Third Payment");

  (c)
  Five subsequent annual payments (the "Subsequent Payments") which will be based upon a multiple of the annual successive increases, if any, in the SEA's profit during the five year period beginning on January 1, 2003 and ending December 31, 2007.

        Pursuant to an allocation and indemnity agreement entered into by us, Sahyoun Holdings, LLC and Mr. Sahyoun (the "Allocation and Indemnity Agreement"), we were entitled to $250,000 of the Second Payment and $250,000 of the Third Payment. On April 15, 2002, by letter agreement between us, Sahyoun Holdings, LLC and Joseph J. Raymond, Sr., our Chairman and Chief Executive Officer, the parties agreed to a modification of the Allocation and Indemnity Agreement. Per that letter agreement, Sahyoun Holdings, LLC provided us with $200,000 cash in exchange for our short-term, 90-day demand note, due and payable by August 1, 2002 in the amount of $250,000. The $250,000 was paid by us from our share of the Second Payment which was received by us in June 2002.

        Sahyoun Holdings LLC and Mr. Sahyoun guaranteed the $250,000 payment to be made to us from the Third Payment, regardless of the operating results of SEA. In December 2002, Mr. Sahyoun and we agreed to offset the $250,000 against $250,000 of accrued commissions due Mr. Sahyoun. As a result, we will not be entitled to any additional payments under the Asset Purchase Agreement, including the Subsequent Payments. Sahyoun Holdings LLC is entitled to all amounts paid to SEP under the Asset Purchase Agreement other than $500,000 of payments made or payable to us pursuant to the Allocation and Indemnity Agreement and guaranteed by Charles Sahyoun and Sahyoun Holdings, LLC as described above. Under the terms of the Asset Purchase Agreement, Sahyoun Holdings LLC will not be entitled to any Subsequent Payments or its allocable share of the Second and Third Payments if Mr. Sahyoun's employment with SEA ceases for any reason other than death or permanent disability prior to December 31, 2003.

        Effective January 1, 2002, we purchased substantially all of the tangible and intangible assets, excluding accounts receivable, of seven offices of PES. The initial purchase price was $1,480,000, represented by a $1,100,000 promissory note and 400,000 shares of our common stock. There was an additional $334,355 of costs incurred in connection with the acquisitions. In addition, PES is entitled to earnout payments of 15% of pretax profit of the acquired business up to a total of $1.25 million or the expiration of ten years, whichever occurs first. The note bears interest at 6% a year and is payable over a ten-year period in equal quarterly payments. See Note 3 to the Financial Statements included with this Prospectus.

        Effective December 1, 2002, we purchased substantially all of the tangible and intangible assets, excluding accounts receivable, of six offices of Elite Personnel Services, Inc. We also took over Elite's Downey, California office, from which Elite serviced no accounts, but which it utilized as a corporate office. We intend to utilize the Downey office as a regional corporate facility. Pursuant to a Asset Purchase Agreement dated November 19, 2002 between us and Elite (the "Asset Purchase Agreement"), the purchase price paid at closing (the "Base Purchase Price") was $1,264,000, all of which was represented by a promissory note (the "Note") payable over eight years, in equal monthly installments. Imputed interest at the rate of 4% per year is included in the Note amount. For financial accounting purposes, interest on the note has been imputed at a rate of 11% per year. Accordingly, the net Base Purchase Price was $845,875.

        In addition to the Base Purchase Price, Elite may also receive as deferred purchase price an amount equal to 10% of "Gross Profits" as defined in the Asset Purchase Agreement, of the acquired business between $2,500,000 and $3,200,000 per year, plus 15% of Gross Profits of the acquired business in excess of $3,200,000 per year, for a minimum of one year from the Effective Date, and for a period of two years from the Effective Date if Gross Profits for the first year reach specified levels.

        In connection with this acquisition, we also entered into an employment and non-compete agreement for a five-year period with the President and sole stockholder of Elite.

Continuing Operations

Nine Months Ended June 30, 2003 Compared to Nine Months Ended June 30, 2002

        Revenues.    Revenues increased 44.9% to $74,706,176 for the nine months ended June 30, 2003 from $51,568,047 for the nine months ended June 30, 2002. Approximately $20.4 million of the increase was attributable to the acquisitions in January and December 2002. Excluding acquisitions, revenues increased 5.3%. This increase was the result of an increase in billable hours.

        Gross Profit.    Gross profit increased 24.2% to $10,216,483 for the nine months ended June 30, 2003 from $8,224,753 for the nine months ended June 30, 2002, primarily as a result of increased revenues. Gross profit as a percentage of revenues decreased to 13.7% for the nine months ended June 30, 2003 from 15.9% for the nine months ended June 30, 2002. This decrease was a result of increased pricing competition for staffing services and increases in the cost of workers' compensation insurance and state unemployment taxes. In addition, we have been assessed the penalty rate by the New Jersey Department of Labor for state unemployment taxes because of payment delinquencies (see "Liquidity and Capital Resources"). The estimated additional expense in the nine months ended June 30, 2003 is $700,000.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses, not including depreciation and amortization and provision for doubtful accounts, increased 22.9% to $10,960,560 for the nine months ended June 30, 2003 from $8,920,739 for the nine months ended June 30, 2002. Selling, general and administrative expenses, not including depreciation and amortization and provision for doubtful accounts, as a percentage of revenues decreased to 14.7% for the nine months ended June 30, 2003 from 17.3% for the nine months ended June 30, 2002. The increase in the dollar amount is primarily a result of the acquisitions in January and December 2002, whereas the percentage of revenue decrease is attributable to significant cost reductions implemented by us and the increase in revenues with no proportionate increase in selling, general and administrative expenses.

        Depreciation and Amortization.    Depreciation and amortization expenses, not including amortization of goodwill of $216,882 in the nine months ended June 30, 2002, increased to $695,351 for the nine months ended June 30, 2003 from $497,625 for the nine months ended June 30, 2002. Depreciation and amortization, not including the amortization of goodwill, as a percentage of revenues decreased to 0.9% for the nine months ended June 30, 2003 from 1.0% for the nine months ended June 30, 2002. The increase in the dollar amount was due to capital expenditures and amortization of intangibles in connection with the acquisition in December 2002.

        Provision for Doubtful Accounts.    Provision for doubtful accounts decreased to $475,000 for the nine months ended June 30, 2003 from $900,000 for the nine months ended June 30, 2002. Provision for doubtful accounts as a percentage of revenues decreased to 0.6% for the nine months ended June 30, 2003 from 1.7% for the nine months ended June 30, 2002. The greater amount in 2002 was due to a change in estimate in light of the downturn in the economy at that time and our evaluation of the recoverability of certain of our accounts.

        Loss on Sale of Investment.    In the nine months ended June 30, 2002, we sold 63,025,000 shares, representing our entire 26.3% investment in a publicly-traded foreign company for net proceeds of $206,631 and realized a loss of $2,159,415.

        Other Charges.    During the period May 1, 2001 through May 20, 2002, we maintained workers' compensation insurance with an insurance company, with a deductible of $150,000 per incident. We had established reserves based upon our evaluation of the status of claims still open in conjunction with claims reserve information provided to us by the insurance company. We believe that the insurance company has paid and reserved claims in excess of what should have been paid or reserved. Although we believe we can recover some of the amounts already paid, this can only be pursued through litigation against the insurance company. Since there is no assurance we will prevail, we recorded $523,000 of additional payments made and reserves in the nine months ended June 30, 2003.

        Interest and Financing Costs.    Interest and financing costs decreased 6.2% to $1,441,458 for the nine months ended June 30, 2003 from $1,537,406 for the nine months ended June 30, 2002. Included in the amounts for the nine months ended June 30, 2002 was $68,000, which is the portion of the discount on the beneficial conversion feature of convertible debt. Also included in the amounts for the nine months ended June 30, 2002 was approximately $224,000 of amortization of deferred financing costs related to the convertible debt. After giving effect to these convertible debt costs, there was a net increase which is attributable to the increase in borrowings under our line of credit because of increased revenues and additional loans required to provide funding for our operations.

        Net Loss Attributable to Common Stockholders.    As a result of the factors discussed above, we had a net loss and net loss attributable to common stockholders of ($3,807,481) and ($4,762,313), respectively, for the nine months ended June 30, 2003 compared to a net loss and net loss attributable to common stockholders of ($4,630,873) and ($5,208,983) for the nine months ended June 30, 2002, respectively.

Year Ended September 30, 2002 Compared to the Year Ended September 30, 2001

        Revenues.    Revenues increased 28.1% to $73,040,408 for the year ended September 30, 2002 from $57,026,338 for the year ended September 30, 2001. Approximately 82% of the increase was attributable to acquisitions. The remaining 18% of the increase was attributable to internal growth.

        Gross Profit.    Gross profit increased 5.2% to $11,520,400 for the year ended September 30, 2002 from $10,952,053 for the year ended September 30, 2001. Gross profit as a percentage of revenues decreased to 15.8% for the year ended September 30, 2002 from 19.2% for the year ended September 30, 2001. This decrease was a result of increased pricing competition of staffing services. We also saw a deterioration in margins as a result of the downturn in the economy.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses, not including depreciation and amortization and provision for doubtful accounts, decreased 0.5% to $12,119,207 for the year ended September 30, 2002 from $12,185,770 for the year ended September 30, 2001. Selling, general and administrative expenses, not including depreciation and amortization and provision for doubtful accounts, as a percentage of revenues decreased to 16.6% for the year ended September 30, 2002 from 21.4% for the year ended September 30, 2001. The decrease is attributable to significant cost reductions implemented by us, which were offset in part by additional costs associated with the expansion of our business.

        Loss on Impairment of Goodwill.    We periodically determine if there has been a permanent impairment of goodwill. In this connection, we recorded an impairment loss of $400,000 and $700,000 in the years ended September 30, 2002 and 2001, respectively.

        Depreciation and Amortization.    Depreciation and amortization expenses increased 39.9% to $983,000 for the year ended September 30, 2002 from $625,864 for the year ended September 30, 2001. Depreciation and amortization as a percentage of revenues increased to 1.5% for the year ended September 30, 2002 from 1.3% for the year ended September 30, 2001. The increase was primarily due to the amortization of goodwill and other intangibles associated with acquisitions and the impact of increased capital expenditures.

        Provision for Doubtful Accounts.    Provision for doubtful accounts increased 130.5% to $1,406,000 for the year ended September 30, 2002 from $610,000 for the year ended September 30, 2001. Provision for doubtful accounts as a percentage of revenues increased to 1.9% for the year ended September 30, 2002 from 1.1% for the year ended September 30, 2001. The increase was due to a change in estimate in light of the downturn in the economy and our evaluation of the recoverability of certain of our accounts.

        Finance Charges.    Finance charges for the year ended September 30, 2001 were the amounts charged under an agreement with a factor, which was terminated on December 12, 2000.

        Loss on Sale of Investment.    In the year ended September 30, 2002, we sold 63,025,000 shares, representing our entire 26.3% investment in a publicly-traded foreign company for net proceeds of $206,631 and realized a loss of $2,159,415.

        Interest and Financing Costs.    Interest and financing costs decreased to $1,975,932 for the year ended September 30, 2002 from $1,999,246 for the year ended September 30, 2001. Included in the amounts for the years ended September 30, 2002 and 2001, is $104,535 and $1,213,747, respectively, which is the portion of the discount on the beneficial conversion feature of convertible debt and $291,755 and $135,374, respectively, of costs we incurred in connection with the issuance of the convertible debt. Interest and financing costs, not including these convertible debt costs, as a percentage of revenue increased to 2.2% for the year ended September 30, 2002, from 1.1% for the year ended September 30, 2001. This increase was primarily the result of debt incurred by us in connection with acquisitions.

        Income Taxes (Benefit).    Income tax expense for the year ended September 30, 2001, is the result of a change in judgment about the reliability of deferred tax assets.

        Net Earnings (Loss) and Net Earnings (Loss) Attributable to Common Stockholders. As a result of the factors discussed above, we had a net loss and net loss attributable to common stockholders of ($7,580,487) and ($8,622,292), respectively, for the year ended September 30, 2002, compared to a net loss and net loss attributable to common stockholders of ($5,993,387) and ($6,056,387) for the year ended September 30, 2001.

Year Ended September 30, 2001 Compared to Year Ended September 30, 2000

        Revenues.    Revenues increased 57.5% to $57,026,338 for the year ended September 30, 2001 from $36,199,671 for the year ended September 30, 2000. Approximately 96% of the increase was attributable to acquisitions. The remaining 4% of the increase was attributable to internal growth.

        Gross Profit.    Gross profit increased 30.8% to $10,952,053 for the year ended September 30, 2001, from $8,372,134 for the year ended September 30, 2000, primarily as a result of increased revenues attributable to acquisitions. Gross profit as a percentage of revenues decreased to 19.2% for the year ended September 30, 2001, from 23.1% for the year ended September 30, 2000. This decrease was due to lower gross profit percentages realized by the acquired businesses as compared to our historical gross profit percentages.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses not including depreciation and amortization increased 69.3% to $12,795,770 for the year ended September 30, 2001, from $7,553,926 for the year ended September 30, 2000. Selling, general and administrative expenses as a percentage of revenues increased to 22.4% for the year ended September 30, 2001, from 20.9% for the year ended September 30, 2000. The increases are primarily attributable to costs associated with the integration of the acquisitions, an increase in credit losses and additional management and other costs in anticipation of future growth and acquisitions.

        Loss on Impairment of Goodwill.    We periodically determine if there has been a permanent impairment of goodwill. In this connection, we recorded an impairment loss of $700,000 in the year ended September 30, 2001.

        Other Charges.    During the year ended September 30, 2001, we discontinued efforts to make certain acquisitions. We also wrote off costs we incurred in connection with various financing not obtained and costs associated with closed offices. The total of all these costs was $375,306.

        Depreciation and Amortization.    Depreciation and amortization expenses increased 115.4% to $625,864 for the year ended September 30, 2001, from $290,608 for the year ended September 30, 2000. Depreciation and amortization expenses as a percentage of revenues increased to 1.1% for the year ended September 30, 2001, from 0.8% for the year ended September 30, 2000. These increases were primarily due to the amortization of goodwill associated with acquisitions and the impact of increased capital expenditures.

        Finance Charges.    Finance charges were the amounts charged under an agreement with a factor, which was terminated on December 12, 2000. Finance charges decreased 86.5% to $61,291 for the year ended September 30, 2001, from $453,827 for the year ended September 30, 2000. As a percentage of revenues, finance charges decreased to 0.1% for the year ended September 30, 2001, from 1.3% for the year ended September 30, 2000. This decrease was due to the agreement being terminated December 12, 2000.

        Interest and Financing Costs.    Interest and financing costs increased to $1,999,246 for the year ended September 30, 2001, from $298,386 for the year ended September 30, 2000. Included in the amount for the year ended September 30, 2001, is $1,213,747, which is the portion of the discount on the beneficial conversion feature of convertible debt issued during the year and $135,374 of costs we incurred in connection with the issuance of the convertible debt. Interest and financing costs, not including these debt costs, as a percentage of revenue increased to 1.1% for the year ended September 30, 2001, from 0.8% for the year ended September 30, 2000. The increase was primarily attributable to the line of credit agreement which replaced the agreement with the factor (see "Finance Changes" above) on December 12, 2000.

        Income Taxes (Benefit).    Income tax benefit of $340,000 for the year ended September 30, 2000, is the result of the utilization of a portion of the net operating loss carryforwards. Income tax expense for the year ended September 30, 2001, is the result of a change in judgment about the realizability of deferred tax assets.

        Net Earnings (Loss) and Net Earnings (Loss) Attributable to Common Stockholders.    As a result of the factors discussed above, we had a net loss and net loss attributable to common stockholders of ($5,993,387) and ($6,056,387), respectively, for the year ended September 30, 2001, compared to net earnings and net earnings attributable to common stockholders of $161,322 for the year ended September 30, 2000.

Liquidity and Capital Resources

        At June 30, 2003, we had limited liquid resources. Current liabilities were $25,969,501 and current assets were $18,512,241. The difference of $7,457,260 is a working capital deficit, which is primarily the result of losses incurred during the last two years. These conditions raise substantial doubts about our ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

        Our continuation of existence is dependent upon the continued cooperation of our creditors, our ability to generate sufficient cash flow to meet our continuing obligations on a timely basis, to fund the operating and capital needs, and to obtain additional financing as may be necessary.

        We have taken steps to revise and reduce our operating requirements, which we believe will be sufficient to assure continued operations and implementation of our plans. The steps include closing branches that are not profitable, consolidating branches and reductions in staffing and other selling, general and administrative expenses. We continue to pursue other sources of equity or long-term debt financings and in July 2003, we sold 14,362 shares of our Series E Preferred Stock in a private placement transaction for aggregate gross proceeds of $1,436,000. We also continue to negotiate payment plans and other accommodations with our creditors.

        Net cash used in operating activities was $2,726,211 and $2,410,304 in the nine months ended June 30, 2003 and 2002, respectively and $3,679,332 and $2,405,464 in the years ended September 30, 2002 and 2001, respectively.

        Net cash provided by (used in) investing activities was ($283,442) and $1,295,167 in the nine months ended June 30, 2003 and 2002, respectively and $1,256,326 and ($2,032,021) in the years ended September 30, 2002 and 2001, respectively. The sale of our Engineering Division in the nine months ended June 30, 2002 and the sale of an investment generated net cash proceeds of $1,459,079 and $206,631, respectively, which was used to fund operating activities. Cash used for acquisitions for the six months ended March 31, 2003 and 2002 and the fiscal years ended September 30, 2002 and 2001 was $61,644, $336,727, $336,726 and $1,218,674, respectively. The balance in each period was primarily for capital expenditures.

        Net cash provided by financing activities was $3,221,980 and $985,600 in the nine months ended June 30, 2003 and 2002, respectively and $2,413,920 and $3,578,585 in the years ended September 30, 2002 and 2001, respectively. We had net borrowings (reductions in borrowings) of $1,768,594 and $(63,452) under our loan and security agreement with Capital Temp Funds, Inc. in the nine months ended June 30, 2003 and 2002, respectively and $432,536 and $2,065,156 in the years ended September 30, 2002 and 2001, respectively. We also received net proceeds less redemptions of $24,879 from the issuance of convertible debt in the nine months ended June 30, 2002 and the year ended September 30, 2002 and $441,356 in the year ended September 30, 2001. During the nine months ended June 30, 2003 and 2002 and years ended September 30, 2002 and 2001, we received $186,400, $504,583, $2,514,214 and $1,412,722, respectively, in proceeds from the issuance of our Common Stock and Preferred Stock. We redeemed $455,000 of Series B Preferred Stock in the year ended September 30, 2002. Net borrowings during the year ended September 30, 2002 included $200,000 advanced to us by Source One Personnel, Inc. ("Source One"). This loan was represented by a promissory note bearing interest at a rate of 7% per year and was made in connection with the modification of Source One's agreement to forbear from exercising remedies under promissory notes we issued to it in connection with an acquisition transaction completed in July 2001 in the principal amounts of $600,000 and $1,800,00, respectively. The $200,000 note and the $600,000 note were repaid in full on July 31, 2002 from the proceeds we received from the issuance of the Series E Preferred Stock. The $1,800,000 note is payable quarterly over a four year period which commenced in November 2001. Net short-term borrowings were $907,919 and $592,599 in the nine months ended

June 30, 2003 and 2002, respectively. Payments of notes payable-acquisitions was $514,387 and $488,343 in the nine months ended June 30, 2003 and 2002, respectively.

        Our principal uses of cash are to fund temporary employee payroll expense and employer related payroll taxes, investment in capital equipment, start-up expenses of new offices, expansion of services offered, workers' compensation, general liability and other insurance coverage, debt service and costs relating to other transactions such as acquisitions. Temporary employees are paid weekly.

        At various times during the years ended September 30, 2002 and 2001, we issued convertible debentures through private placements. The debentures bore interest at 6% a year, payable quarterly and had a maturity date of five years from issuance. Each debenture was convertible after 120 days from issuance into the number of shares of our common stock determined by dividing the principal amount of the debenture by the lesser of (a) 120% of the closing bid price of the common stock on the trading day immediately preceding the issuance date or (b) 75% of the average closing bid price of the common stock for the five trading days immediately preceding the date of the conversion. We had the right to prepay any of the debentures at any time at a prepayment rate that varied from 115% to 125% of the amount of the debenture depending on when the prepayment was made.

        The discount arising from the 75% beneficial conversion feature was charged to interest expense during the period from the issuance of the debenture to the earliest time at which the debenture became convertible.

        As a result of conversions of the debentures and certain transactions with the debenture holders, only $40,000 of debentures remained outstanding at September 30, 2002 and December 31, 2002.

        We have a loan and security agreement (the "Loan Agreement") with Capital Temp Funds, Inc. which provides for a line of credit up to 85% of eligible accounts receivable, as defined, not to exceed $12,000,000. Until December 2002, advances under the Loan Agreement bore interest at a rate of prime plus 1 1/2% (see below). The credit agreement restricts our ability to incur other indebtedness, pay dividends and repurchase stock. Borrowings under the agreement are collateralized by substantially all of our assets. As of June 30, 2003, $9,508,071 was outstanding under the credit agreement.

        At June 30, 2003, we were in violation of the following covenants under the Loan Agreement:

  (i)
  Failing to meet the tangible net worth requirement;

  (ii)
  Our common stock being delisted from the Nasdaq SmallCap Market.

        We have received a waiver from the lender on all of the above violations and in December 2002, entered into a modification of the Loan Agreement. The modification provided that borrowings under the Loan Agreement bore interest at a rate of prime plus 1 3/4% as long as we are in violation of any of the covenants under the Loan Agreement. Effective April 10, 2003, we entered into another modification of the Loan Agreement which provides that borrowings under the Loan Agreement bear interest at 3% above the prime rate.

        Holders of the 1,458,933 outstanding shares of our Series A Preferred Stock are entitled to dividends at a rate of $.21 per share per annum when and if declared by our Board of Directors in preference and priority to any payment of dividends on our common stock or any other series of our capital stock. Dividends on the Series A Preferred Stock may be paid in additional shares of Preferred Stock if the shares of common stock issuable upon the conversion of the Series A Preferred Stock have been registered for resale under the Securities Act of 1933. We are obligated to pay quarterly dividends to holders of our Series E Preferred Stock at a rate of 6% per annum of the stated value of the stock in preference and priority to any payment of dividends on our common stock. We are obligated to pay monthly dividends on our Series F Preferred Stock at a rate of 7% per annum of the stated value of the stock in preference and priority to any payment of dividends on our common stock. The aggregate stated value of the Series E and Series F Preferred Stock was $1,703,100 and $800,000, respectively, as of June 30, 2003. At June 30, 2003, we had 5,000 shares of Series H Preferred Stock outstanding with an aggregate stated value of $500,000; however, in July 2003, the holder of all of the outstanding shares of Series H Preferred Stock exchanged such shares for 5,087 shares of Series E Preferred Stock. Dividends on the Series E and Series F Preferred Stock may be paid at our option in shares of common stock (valued at the conversion price of the applicable class of preferred stock) if such shares have been registered for resale under the Securities Act of 1933.

        We are obligated to redeem any shares of Series A Preferred Stock outstanding on June 30, 2008 at a redemption price of $3.00 per share together with accrued and unpaid dividends. We have the option to pay the redemption price through the issuance of shares of common stock. For purposes of determining the number of shares we will be required to issue if we pay the redemption price in shares of common stock, the common stock will have a value equal to the average closing price of the common stock during the five trading days preceding the date of redemption.

        Other fixed obligations that we had as of June 30, 2003 include:

  •
  $1,079,189 under a promissory note bearing interest at 7% per annum which was issued in connection with our acquisition of Source One and which is payable in equal quarterly installments of $130,717 until its maturity date in August 2005.

  •
  $995,565 under a promissory note bearing interest at 6% per annum which was issued in connection with our acquisition of certain assets of PES and which is payable in equal quarterly installments of $36,770 until its maturity date in December 2011.

  •
  $1,171,831, including $395,378 of imputed interest, under a promissory note which was issued in connection with our acquisition of Elite and which is payable in equal monthly installments of $13,167 until its maturity in November 2010.

  •
  $80,000 under a promissory note that was due in April 2002 which bears interest at 18% per annum.

  •
  $96,759 under a promissory note which bears interest at 15% per annum and which requires us to make payments of principal and interest of $8,000 per month until its maturity date in October 2004.

  •
  $91,905 under a non-interest bearing promissory note which requires us to make monthly payments of principal and interest of $13,437 and which is due in full upon the demand of the holder.

  •
  $41,000 under a demand note bearing interest at 10% per annum issued to a corporation wholly owned by the son of Joseph J. Raymond, our Chief Executive Officer.

  •
  $1,216,337 under demand loans which bear interest at various rates, including $100,000 owed to a son of Joseph J. Raymond, our Chief Executive Officer.

  •
  $80,714 under promissory notes used to acquire, and secured by, motor vehicles which require aggregate monthly payments of principal and interest of $3,453 and which become due in full at various dates between July and August, 2005.

        All of our offices are leased through operating leases that are not included on the balance sheet. As of June 30, 2003, future minimum lease payments under lease agreements having initial terms in excess of one year were: 2004—$621,000, 2005—$373,000, 2006—$137,000, and 2007—$34,000.

        We may be required to make certain "earnout" payments to sellers of businesses that we have acquired in recent years, including Source One, PES and Elite. The amount of these payments, if any, will depend upon the results of the acquired businesses. There were no earnout payments made in fiscal 2002 or the six months ended June 30, 2002. There is $244,000 included in accounts payable and accrued expenses on the balance sheet as of June 30, 2003 for estimated earnout payments that were recorded as part of the acquisition of Elite.

        Source One has the right to require us to repurchase 400,000 shares of our common stock at a price of $2.00 per share at any time after July 27, 2003 and before the later of July 27, 2005 and the full payment of the outstanding note that we issued to it in connection with the acquisition transaction completed with Source One in July 2001. Source One notified us that it was exercising this right on July 29, 2003. We are attempting to negotiate an arrangement which would permit us to pay this amount over an extended period of time or upon receipt of financing. No assurance can be given that Source One will agree to such an arrangement In addition, the holder of the $80,000 note which was due in April 2002 has the right to require us to repurchase 20,000 shares of common stock at a price of $1.00 per share plus interest at a rate of 15% per annum until the note is paid in full.

        In January 2003, a $367,216 judgment was awarded against us to an insurance carrier. As of February 13, 2003, the judgment was unpaid; however, we have entered into an agreement with the plaintiff which permits us to satisfy the judgment by making payments of $25,000 per month through April 15, 2004 with a final payment of $30,000 due on May 15, 2004. The unpaid balance of $267,216 at June 30, 2003 is included in "Accounts payable and accrued expenses" on the balance sheet.

        In February 2003, the New Jersey Department of Labor notified us that approximately $2,100,000 of payroll taxes are delinquent. We dispute that the entire amount is owed and have recently begun discussion with the New Jersey Department of Labor to determine the actual amount owed and arrange for payment of that amount over a period of time. As of December 31, 2002, a substantial portion of such payroll tax liabilities had been accrued.

        In April 2003, we were served with a Complaint and named as one of several Defendants in the matter of Lopez v. RSI Home Products, Inc., et al., ("RSI"), in the Superior Court of California, Orange County. RSI is one of our former customers. The case is a class action proceeding alleging failure to pay hourly wages and overtime wages, failure to provide rest periods and meal periods or compensation in lieu thereof, failure to pay wages of terminated or resigned employees, knowing and intentional failure to comply with itemized employee wage statement provisions, violation of the unfair competition law, and breach of fiduciary duty. Defendant RSI has filed a request for arbitration primarily addressing Stratus' alleged indemnification obligations to it and Stratus has counterclaimed stating that RSI is obligated to indemnify it. Stratus has engaged California counsel to represent it in such proceedings; the time to file an Answer has been extended until such time as the arbitration case has been decided. The amount of Plaintiff's claim against all Defendants is not yet reasonably determinable or quantifiable.

        As of June 30, 2003, there were no off-balance sheet arrangements, unconsolidated subsidiaries, commitments or guarantees of other parties, except as disclosed in the notes to financial statements. Stockholders' equity (deficiency) at that date was $(441,555).

        In July 2003, we entered into an agreement with Artisan (UK) plc, the parent company of Artisan.com Limited, pursuant to which we have agreed to redeem the aggregate 1,458,933 shares of our Series A Preferred Stock owned by Artisan.com Limited and Cater Barnard (USA) plc, an affiliate of Artisan. These shares represent all of the shares of Series A Preferred Stock currently outstanding. Our obligation to redeem the Series A Preferred Stock is contingent upon our sale of not less than $4,000,000 of units in this offering. If we sell at least $4,000,000 of units in this offering, we will be obligated to pay $500,000 to Artisan within 15 days after the $4,000,000 of units are sold. In addition, we will be obligated, to pay Artisan an additional $250,000 by January 31, 2005 or, at our option, issue to Artisan shares of our common stock having an aggregate market value of $250,000, based upon the average closing bid prices of the common stock for the 30 trading days preceding January 31, 2005. If we fail to make the $250,000 payment in cash or stock, we will be required to pay Artisan $300,000 in cash, plus interest calculated on a daily basis at a rate of 18% from the date of the default to the date the default is cured. We have also agreed to issue to Artisan a number of shares of our common stock which will represent 5.5% of our outstanding common stock upon completion of our sale of $4 million of units in this offering. Further, upon final completion of this offering, we will be required to issue additional shares of common stock so that the total number of shares of common stock issued to Artisan will equal 5.5% of our common stock after giving effect to the assumed exercise of all warrants and options that then have exercise prices equal to or less than the then current market price of our common stock and the conversion of all convertible securities that then have conversion prices equal to or less than the then current market price of our common stock.

        We engaged in various transactions with related parties during fiscal 2002 and the nine months ended June 30, 2003 including the following:

  •
  Consulting Arrangements: We paid $125,000 to Jeffrey J. Raymond and $141,000 to an entity owned by Joseph J. Raymond, Jr., each of whom is the son of Joseph J. Raymond, our Chairman, President and Chief Executive Officer, in fiscal 2002 for consulting services. During the nine months ended June 30, 2003 we paid $51,899 to Jeffrey J. Raymond and $76,000 to the entity owned by Joseph J. Raymond, Jr. under these consulting arrangements. These amounts were included in selling, general and administrative expense. The services provided included the identification of acquisition candidates, acquisition advisory services, due diligence, post-acquisition transition services, customer relations, accounts receivable collection and strategic planning advice.

  •
  Transactions with CEO and Family of CEO: On April 9, 2001 Transworld Management Services, Inc. ("Transworld"), a company wholly owned by Joseph J. Raymond, our Chairman, President and Chief Executive Officer, loaned us $160,000 so that we would have enough working capital to meet certain of our commitments. This loan was later converted into 32,000 shares of Series B Preferred Stock. In July 2002, we issued 1,600 shares of Series E Preferred Stock to Transworld in exchange for the 32,000 shares of Series B Preferred Stock and Transworld waived the payment of all accrued dividends and penalties associated with the Series E Preferred Stock.

    In July 2002, we sold 10,000 shares of our Series F Preferred Stock to Mr. Raymond for $1,000,000 so that we would have sufficient capital to sustain our operations.

    During the nine months ended June 30, 2003 we borrowed $50,0000 from Mr. Raymond to support our operations. This amount was repaid during the nine months ended June 30,, 2003.

    During the nine months ended June 30, 2003, a son and the brother of Joseph J. Raymond, our Chairman, President and Chief Executive Officer, each loaned $100,000 to us. The loans are unsecured and due on demand.

    To assist us in meeting our capital requirements, we sold an aggregate of 560,721 shares of common stock to relatives of Joseph J. Raymond at prices ranging from $.87 to $1.43, resulting in gross proceeds to us of $566,833. Each of these sales was made at a price equal to or exceeding the market price of the common stock at the time of the sale.

    SEP, LLC: In January 2002, we transferred the assets of our Engineering Division to SEP, LLC, a New Jersey limited liability company, of which we were the sole owners. At the same time, we transferred a thirty percent (30%) interest in SEP, LLC to Charles Sahyoun, the President of the Engineering Division and the brother-in-law of Mr. Raymond, in connection with the proposed sale of the Engineering Division. Details of these and related transactions are set forth in this prospectus under the caption "Discontinued Operations/Acquisition or Disposition of Assets" and "Certain Relationships and Related Party Transactions".

        Subsequent to June 30, 2003, we borrowed $116,337 from the Kingston Family Revocable Trust under a promissory note that was issued in May 2003 and due upon demand and which bears interest, only in the event of default, at a rate equal to the lesser of 18% per annum or the maximum interest rate permitted by law. The Kingston Family Revocable Trust is a trust formed for the benefit of the family of H. Robert Kingston, one of our directors.

        We believe that all transactions with related parties have been on terms no less favorable to us than those that could have been obtained from unaffiliated third parties.

Seasonality

        Our business follows the seasonal trends of our customer's business. Historically, we have experienced lower revenues in the first calendar quarter with revenues accelerating during the second and third calendar quarters and then staring to slow again during the fourth calendar quarter.

Impact of Inflation

        We believe that since our inception, inflation has not had a significant impact on our results of operations.

Impact of Recent Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 142, which must be applied to fiscal years beginning after December 15, 2001, modifies the accounting and reporting of goodwill and intangible assets. The pronouncement requires entities to discontinue the amortization of goodwill; reallocate all existing goodwill among its reporting segments based on criteria set by SFAS No. 142, and perform initial impairment tests by applying a fair-value-based analysis on the goodwill in each reporting segment. Any impairment at the initial adoption date shall be recognized as the effect of a change in accounting principle. Subsequent to the initial adoption, goodwill shall be tested for impairment annually or more frequently if circumstances indicate a possible impairment.

        Under SFAS No. 142, entities are required to determine the useful life of other intangible assets and amortize the value over the useful life. If the useful life is determined to be indefinite, no amortization will be recorded. For intangible assets recognized prior to the adoption of SFAS No. 142, the useful life should be reassessed. Other intangible assets are required to be tested for impairment in a manner similar to goodwill. We adopted SFAS No. 142 and completed a transitional impairment test, as required by SFAS No. 142, and determined that there was no impairment of goodwill as of October 1, 2002.

        In August 2001, the FASB issued SFAS No. 144, "Impairment of Long-Lived Assets". SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS No. 144 retains the requirements of SFAS No. 121 to (a) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and (b) measure an impairment loss as the difference between the carrying amount and the fair value of the asset. SFAS No. 144 removes goodwill from its scope. SFAS No. 144 is applicable to financial statements issued for fiscal years beginning after December 15, 2001, or for our fiscal year ending September 30, 2003. The adoption of SFAS No. 144 did not have any material adverse impact on our financial position or results of our operations.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" which nullifies EITF No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as defined in EITF 94-3 was recognized at the date of an entity's commitment to an exit plan. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS 146 may affect the timing of the recognition of future exit and disposal costs.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." Interpretation 46 changes the criteria by which one company includes another entity in its consolidated financial statements. Previously, the criteria were based on control through voting interest. Interpretation 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. A company that consolidates a variable interest entity is called the primary beneficiary of that entity. The consolidation requirements of Interpretation 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

Quantitative And Qualitative Disclosure About Market Risks

        We are subject to the risk of fluctuating interest rates in the ordinary course of business for borrowings under our Loan and Security Agreement with Capital Tempfunds, Inc. This credit agreement provides for a line of credit up to 85% of eligible accounts receivable, not to exceed $12,000,000. Advances under this credit agreement bear interest at a rate of prime plus 3%.

        We believe that our business operations are not exposed to market risk relating to foreign currency exchange risk or commodity price risk.

DESCRIPTION OF BUSINESS

Overview

        We are a national business services company engaged in providing outsourced labor and operational resources on a long-term basis and short-term temporary staffing services. We were incorporated in Delaware in March 1997 and began operations in August 1997 with the purchase of certain assets of Royalpar Industries, Inc. and its subsidiaries. This purchase provided us with a foundation to become a national provider of comprehensive staffing services. We believe that as businesses increasingly outsource a wider range of human resource functions in order to focus on their core operations, they will require more sophisticated and diverse services from their staffing providers.

        We offer different groups of staffing services comprised of Staffing Services, SMARTSolutions™ and Information Technology Services. Our Staffing Services Division provides temporary workers to a wide variety of businesses for short-term needs, extended-term temporary employees, temporary-to-permanent placements, recruiting, permanent placements, payroll processing, on-site supervising and human resource consulting. These temporary workers perform a variety of tasks, including, among others, light industrial and clerical work and call center support. Our SMARTSolutions™ technology, available through our Staffing Services branch offices, provides a comprehensive, customized staffing program designed to reduce labor and management costs and increase workforce efficiency. Stratus Technology Services ("STS") provides information technology ("IT") staffing solutions to Fortune 1000, middle market and emerging companies. STS offers expertise in a wide variety of technology practices and disciplines ranging from networking professionals to internet development specialists and application programmers. All our service groups seek to act as business partners to our clients rather than merely a vendor. In doing so, they seek to systematically enhance client productivity and positively impact our and our clients' financial results. We are headquartered at 500 Craig Road, Suite 201, Manalapan, New Jersey 07726 and our telephone number is (800) 777-1557.

        Between September 1997 and July 2003, we completed ten acquisitions of staffing businesses, representing forty-two offices in ten states. Some of these offices have now been closed or consolidated and, as of August 21, 2003, we were providing services from thirty-seven locations in nine states. We also maintain a presence on the Internet with our website at www.stratusservices.com, an informational site designed to give prospective customers and employees additional information regarding our operations.

Financial Information About Industry Segments

        We disclose segment information in accordance with SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." We operate as one business segment which provides different types of staffing services. In accordance with SFAS 131, in concluding that our operations comprise a single operating segment, we have taken into account that we do not compile discrete financial information, other than revenue information, by service offering. As a result, in assessing our performance and making decisions regarding resources to be allocated within our company, our Chief Executive Officer and other members of management review consolidated financial information as well as discrete financial information compiled for each of our branch offices.

Principal Services & Markets

        Our business operations are classified as one segment of different types of staffing services that consist of Staffing Services, SMARTSolutions™ and Information Technology Services service offerings, each service offering having a particular specialty niche within our broad array of targeted markets for all of our staffing services.

        Staffing Services includes both personnel placement and employer services such as payrolling, outsourcing, on-site management and administrative services. Payrolling, as defined by the American Staffing Association, typically involves the placement of individuals identified by a customer as short term seasonal or special use employees on our payroll for a designated period. The customer recruits and identifies potential workers and we hire the workers as our employees and supply them to the customer for a fixed period of time or to complete a specified task. Outsourcing represents a continuing trend among businesses to contract with third parties to provide a particular function or business department for an agreed price over a designated period. On-site services involve the placement of a Company employee at the customer's place of business to manage all of the customer's temporary staffing requirements. Administrative services include skills testing, drug testing and risk management services. Skills testing available to the Company's customers include cognitive, personality and psychological evaluation and drug testing that is confirmed through an independent, certified laboratory.

        Staffing Services can also be separated into assignment types of supplemental staffing, long-term staffing and project staffing. Supplemental staffing provides workers to meet variability in employee cycles, and assignments typically range from days to months. Long-term staffing provides employees for assignments that typically last three to six months but can sometimes last for years. Project staffing provides companies with workers for a time specific project and may include providing management, training and benefits.

        Staffing services are marketed through our on-site sales professionals throughout our nationwide network of offices. Generally, new customers are obtained through customer referrals, telemarketing, advertising and participating in numerous community and trade organizations.

        SMARTSolutions™.    SMARTSolutions™ is a customized staffing program provided through our staffing services offices designed to reduce labor and management costs and increase workforce efficiency. The programs typically require an eight-week implementation process beginning with an operational assessment of the client's tasks and processes conducted by the SMARTSolutions™ implementation team. The team compiles and analyzes the data and then presents its recommendations to the client's senior management. Together they establish an implementation timeline with target dates and responsibility checklists. Once the timeline is approved, a workforce-training curriculum or SMARTTraining™ Program is developed and implemented by a team of associates headed by the On-site Manager provided by Stratus. Monthly performance is reported to the client through SMARTReports™ that track workforce performance, analyze that performance against the pre-determined goals and adjust programs to meet evolving customer needs.

        While SMARTSolutions™ is designed to be most effective in manufacturing, distribution and telemarketing operations, it is marketed to all companies that have at least 50 people dedicated to specific work functions that involve repetitive tasks measurable through worker output and could benefit from proactive workforce management. SMARTSolutions™ is a more sophisticated offering of our traditional staffing services. Our SMARTSolutions™ team utilizes our Staffing Services branch staff to identify companies within their geographic regions that could potentially benefit from a SMARTSolutions™ program. Once identified, the team assumes full responsibility for the sales process. A significant portion of our SMARTSolutions™ clients have been obtained through this process or from "word of mouth" recommendations from current SMARTSolutions™ customers.

        Stratus Technology Services, LLC.    We provide IT services throughout our branch network through our affiliate, STS. STS was formed in November 2000 as a 50/50 joint venture between us and Fusion Business Services, LLC, a New Jersey based technology project management firm, to consolidate and manage the company-wide technology services business into a single entity focused on establishing market share in the IT market. STS markets its services to client companies seeking staff for project staffing, system maintenance, upgrades, conversions, installations, relocations, etc. STS provides broad-based professionals in such disciplines as finance, pharmaceuticals, manufacturing and media, including such job specifications as Desktop Support Administrators, Server Engineers, Programmers, Mainframe IS Programmers, System Analysts, Software Engineers and Programmer Analysts. In addition, STS, through its roster of professionals, can initiate and manage turnkey IT projects and provide outsourced IT support on a twenty-four hour, seven day per week basis.

Business Strategy

        Our objective is to become a leading provider of staffing services throughout the United States. Key elements of our business strategy include:

        FOCUS ON SALES WITHIN THE CLERICAL, LIGHT INDUSTRIAL AND LIGHT TECHNICAL SECTOR.    We focus on placing support personnel in markets for clerical, light industrial and light technical temporary staffing. We believe that these services are the foundation of the temporary staffing industry, will remain so for the foreseeable future and best leverage our assets and expertise. We also believe that employees performing these functions are, and will remain, an integral part of the labor market in local, regional and national economies around the world. We believe that we are well-positioned to capitalize on these business segments because of our ability to attract and retain qualified personnel and our knowledge of the staffing needs of customers.

        ENHANCE RECRUITING OF QUALIFIED PERSONNEL.    We believe that a key component of our success is our ability to recruit and maintain a pool of qualified personnel and regularly place them into desirable positions. We use comprehensive methods to assess, select and, when appropriate, train our temporary employees in order to maintain a pool of qualified personnel to satisfy ongoing customer demand. We offer our temporary employees comprehensive benefit, retention and recognition packages, including bonuses, vacation pay, holiday pay and opportunities to participate in our contributory 401(K) plan.

        EMPHASIZE BUSINESS CORRIDORS.    Our strategy is to capitalize on our presence along the I-95 business corridor from New York to Delaware, to grow our presence in the California and West Coast markets, and to build market share by targeting small to mid-sized customers, including divisions of Fortune 500 companies. We believe that in many cases, such markets are less competitive and less costly in which to operate than the more central areas of metropolitan markets, where a large number of staffing services companies frequently compete for business and occupancy costs are relatively high. In addition, we believe that business corridor markets are more likely to provide the opportunity to sell recurring business that is characterized by relatively higher gross margins. We focus on this type of business while also selectively servicing strategic national and regional contracts.

        MAINTAIN ENTREPRENEURIAL AND DECENTRALIZED OFFICES WITH STRONG CORPORATE SUPPORT.    We seek to foster an entrepreneurial environment by operating each office as a separate profit center, by giving managers and staff considerable operational autonomy and financial incentives. We have designed programs to encourage a "team" approach in all aspects of sales and recruiting, to improve productivity and to maximize profits. We believe that this structure allows us to recruit and retain highly motivated managers who have demonstrated the ability to succeed in a competitive environment. This structure also allows managers and staff to focus on branch operations while relying on corporate headquarters for support in back-office operations, such as risk management programs and unemployment insurance, credit, collections, advice on legal and regulatory matters, quality standards and marketing.

        ENHANCE INFORMATION SYSTEMS.    We believe our management information systems are instrumental to the success of our operations. Our business depends on our ability to store, retrieve, process and manage significant amounts of data. We continually evaluate the quality, functionality and performance of our systems in an effort to ensure that these systems meet our operation needs. During fiscal 2001, we completed the implementation and rollout of the Keynote Staffing Business Software

System. This AS/400 based system comes complete with a rich automated skill search capability, quality and performance measurement reporting capabilities and user friendly, proactive tools that we believe has improved the level of service our branch offices are capable of delivering.

        In addition, we have fully upgraded both our hardware and software at our corporate headquarters to accommodate potential future growth. We have implemented a nationwide area network based upon a reliable, secure, inexpensive, and high performance Virtual Private Network, or VPN. Our VPN integrates all of our offices onto one large area network capable of a multiple of changes in a LIVE environment. Through our VPN all of our locations can share common data through various servers and a midrange system which runs our Keynote application. All VPN access includes, but is not limited to, all back office software systems, internet access and real time e-mail access.

        We believe that our investments in information technology will increase our management's ability to store, retrieve, process and manage information. As a result, we believe we will be able to improve service to our customers and employees by reducing errors and speeding the resolution of inquiries, while more efficiently allocating resources devoted to developing and maintaining the Company's information technology infrastructure.

        CONTROL COSTS THROUGH EMPHASIS ON RISK MANAGEMENT.    Workers' compensation and unemployment insurance premiums are significant expenses in the temporary staffing industry. Workers' compensation costs are particularly high in the light industrial sector. Furthermore, there can be significant volatility in these costs. We have a dedicated risk management department that has developed risk management programs and loss control strategies that we believe help to improve management's ability to control these employee-related costs through pre-employment safety training, safety assessment and precautions in the workplace, post-accident procedures and return to work programs. We believe that its emphasis on controlling employee-related costs enables branch office managers to price services more competitively and improve profitability.

Growth Strategy

        Our current growth strategy focuses evenly on a combination of internal growth and strategic external and complementary acquisitions.

        INTERNAL GROWTH.    A significant element of our growth strategy has been, and continues to be, our focus on internal growth. Our internal growth strategy consists of the following:

  •
  Increase Sales and Profitability at Existing Offices.    We believe that a substantial opportunity exists to increase sales of services and profitability in existing offices. We have incentive compensation plans to encourage branch office managers and staff to increase productivity and profits at the branch level while maintaining accountability for costs and collections of accounts receivable. In addition, we have maintained our corporate-level branch management function to establish and monitor branch office performance targets and develop programs to support branch operations.

  •
  Expand SMARTSolutions™ and Vendor-on-Premise Programs.    We have taken advantage of industry trends by continuing to promote our SMARTSolutions™ program and "vendor-on-premises" programs. As of August 21, 2003, we had ten SMARTSolutions™ sites and vendor-on-premises programs. Under these programs, we assume administrative responsibility for coordinating all essential staffing services throughout a customer's location, including skills testing and training.

  •
  Pursue Expansion by Establishment of New Offices.    We seek to open new offices primarily in existing markets to benefit from common area management, cross-marketing opportunities and leveraging of administrative expenses. Our corporate and operating management jointly develop expansion plans for new offices based upon various criteria, including market demand, availability of qualified personnel, the regulatory environment in the relevant market and whether a new office would complement or broaden our current geographic network.

        PURSUIT OF COMPLEMENTARY AND STRATEGIC ACQUISITIONS.    We intend to focus on opportunities for growth through acquisitions in existing as well as new markets. We made four strategic external acquisitions in fiscal 2001 and one strategic external acquisition in fiscal 2002, one strategic external acquisition in December 2002, and are continuously evaluating other potential acquisition opportunities.

        In evaluating potential acquisition candidates, we focus on independent staffing companies with a history of profitable operations, a strong management team, a recognized presence in secondary markets and compatible corporate philosophies and culture. We have used, and may continue to use, a team approach by making select corporate officers and outside consultants responsible for identifying prospective acquisitions, performing due diligence, negotiating contracts and subsequently integrating the acquired companies. The integration of newly acquired companies generally involves standardizing each company's accounting and financial procedures with those of ours. Acquired companies typically are brought under our uniform risk management program and key personnel of acquired companies often become part of field management. Marketing, sales, field operations and personnel programs must be reviewed and, where appropriate, conformed to the practices of our existing operations.

        Between September 1997 and December 2002, we completed eleven acquisitions of primarily staffing companies or divisions of staffing companies. These acquisitions included forty-two offices located in ten states and collectively generated in excess of $100 million in revenue for the twelve months preceding such acquisitions. Pursuant to our acquisition strategy we made the following purchases:

  •
  In August 1998, we acquired the assets of J.P. Industrial, LLC, a $1 million (in annual revenues) Canby, Oregon based Engineering Services firm. We made this acquisition to expand our presence in the engineering services intensive power generation and paper/wood product industries in the Pacific Northwest.

  •
  In January 1999, we completed the acquisition of the assets of B & R Employment, Inc. ("B & R"), a $4 million (in annual revenues) Wilmington, Delaware based provider of traditional temporary staffing services. This acquisition gave us an immediate presence in the industrial and banking center of Delaware.

  •
  In April 1999, we acquired certain assets of Adapta Services Group, Inc., a single location, $2 million (in annual revenues) New Castle, Delaware based provider of traditional staffing services. This acquisition was an excellent complement to our acquisition of B&R Employment, Inc., gave us full coverage of all of the major Delaware metropolitan areas and provided us with additional quality customers.

  •
  In June 2000, we acquired the assets of the eight New Jersey and Pennsylvania branches of Tandem, a $25 million (in annual revenues) division of Outsource International, Inc. This acquisition greatly expanded our presence in our home state of New Jersey and continued our Mid-Atlantic regional expansion. To raise capital to sustain our operations, we sold the assets and business of five of these offices in August 2003.

  •
  In July 2000, we acquired certain assets of Apoxiforce, Inc., a $1 million (in annual revenues) Elizabeth, New Jersey based provider of traditional staffing services. This acquisition provided us with a strong presence in the commercial food service industry and an excellent customer list. These operations were incorporated into our existing Elizabeth, New Jersey office and the personnel assimilated throughout our New Jersey operations.

  •
  In October 2000, we acquired the assets of seven New Hampshire and Massachusetts branches of Tandem, a $9 million (in annual revenues) division of Outsource International, Inc. This acquisition further continued our East Coast expansion plan and provided us with a platform to further expand our New England presence.

  •
  In January 2001, we acquired certain assets of Cura Staffing Inc. and WorkGroup Professional Services, Inc. sister companies, producing $4.8 million in revenues from offices in Coral Gables and Miami Springs, Florida. This acquisition further expanded our South Florida presence and provided SMARTSolutions™ opportunities.

  •
  In August 2001, we acquired certain assets of the light industrial and clerical businesses of Source One Personnel, Inc., a $15 million (in annual revenues) Lawrenceville, New Jersey based, closely-held corporation. This acquisition significantly expanded our I-95 corridor coverage in New Jersey and provided inroads into the lucrative Philadelphia suburb market.

  •
  In January 2002, we acquired the assets of the seven Southern California branches of Provisional Employment Services, Inc. a $23 million (in annual revenues) Orange, California based provider of light industrial and clerical staffing services. This acquisition establishes a strong base in Southern California for regional expansion.

  •
  In March 2002, we acquired certain assets (the "Sale Assets") of Eden Health Employment Services ("Eden"), a temporary staffing firm located in Union City, New Jersey from Wells Fargo Credit, Inc. ("Wells Fargo"). Pursuant to the terms and conditions of the transaction, Wells Fargo transferred its rights, title and interest in the Sale Assets free and clear of any liens of Wells Fargo and any liens subordinated thereto. The purchase price for the Sale Assets is a royalty payable monthly thereafter through October 20, 2004. The royalty payable will be an amount based on a percentage derived from sales/placements attributable to Eden. Any invoices billed by Eden on or after March 4, 2002, shall be our property, from which we will deduct any royalties due.

  •
  In December 2002, we acquired the assets of six California and Nevada branches of Elite Personnel Services, Inc., a $30 million (in annual revenues), Downey, California based provider of light industrial and clerical staffing services. This acquisition expands the already-existing California region for continued West Coast expansion.

        Due to these acquisitions, as well as new offices we opened, the number of our offices increased from five in five states after the Royalpar, Inc. acquisition in August 1997 to thirty-seven in nine states at August 21, 2003.

Competitive Business Conditions

        Staffing companies provide one or more of four basic services to clients: (i) flexible staffing; (ii) Professional Employer Organization ("PEO") services; (iii) placement and search; and (iv) outplacement. According to the American Staffing Association (formerly the National Association of Temporary and Staffing Services), 2002 staffing industry revenues were approximately $61.8 billion. Although staffing industry revenues declined in 2001 and 2002, temporary help sales, which constitute the largest share of staffing industry revenues, increased more than 300% from 1990 through 2000, according to the American Staffing Association. During the first quarter of 2003, revenues of U.S. staffing firms totaled $13.1 billion, an increase of five percent over the same period of 2002. According to the American Staffing Association, over 90% of businesses use staffing companies for temporary help. We believe that the U.S. staffing industry is highly fragmented and has been experiencing consolidation in recent years, particularly with respect to temporary staffing companies. We believe that the industry is consolidating in response to:

  •
  The increased demands of companies for a single supplier of a full range of staffing and human resource services;

  •
  Increased competition from larger, better capitalized competitors; and

  •
  Owner's desires for liquidity.

        Although some consolidation activity has already occurred, we believe that consolidation in the U.S. staffing industry will continue and that there will be numerous available acquisition candidates.

        Historically, the demand for temporary staffing employees has been driven by a need to temporarily replace regular employees. More recently, competitive pressures have forced businesses to focus on reducing costs, including converting fixed labor costs to variable and flexible costs. Increasingly, the use of temporary staffing employees has become widely accepted as a valuable tool for managing personnel costs and for meeting specialized or fluctuating employment requirements. Organizations also use temporary staffing to reduce administrative overhead by outsourcing operations that are not part of their core business operations, such as recruiting, training and benefits administration. By utilizing staffing services companies, businesses are able to avoid the management and administrative costs that would be incurred if full time employees were employed. An ancillary benefit, particularly for smaller business, is that the use of temporary personnel reduces certain employment costs and risks, such as, workers' compensation and medical and unemployment insurance, that a temporary personnel provider can spread over a much larger pool of employees.

        In the past decade, the staffing industry has seen an evolution of services move away from "temp help" or supplemental staffing to more permanent staffing relationships. The industry has developed specialization among various sectors and can be classified into four categories: integrated staffing service providers, professional services providers, information technology providers and commodity providers. Integrated staffing services provide a vendor-on-premise, acting as the general contractor managing the workforce and maintaining the payroll. Through this arrangement, providers are able to establish long-term relationships with their customers, reduce cyclicality of employees, and maintain relationships with customers that are less price-sensitive. The professional services provider supplies employees in the fields of engineering, finance, legal, accounting and other professions. In general, these services are less cyclical than the light industrial and clerical segments and carry higher margins. Information technology companies offer technical employees to maintain and implement all forms of information systems. The commodity segment of the staffing industry is the traditional temporary employer business in which an employee of the service is placed at the customer for a short period. It is characterized by intense competition and low margins. This sector is most exposed to economic cycles and price competition to win market share. Growth in this segment has been constrained over the past three years due to a competitive labor market for low-end workers.

        We compete with other companies in the recruitment of qualified personnel, the development of client relationships and the acquisition of other staffing and professional service companies. A large percentage of temporary staffing and consulting companies are local operators with fewer than five offices and have developed strong local customer relationships within local markets. These operators actively compete with us for business and, in most of these markets, no single company has a dominant share of the market. We also compete with larger, full-service and specialized competitors in national, regional and local markets. The principal national competitors include MPS Group, Manpower, Inc., Kelly Services, Inc., Olsten Corporation, Spherion Corporation and Norrell Corporation, all of which may have greater marketing, financial and other resources than Stratus. We believe that the primary competitive factors in obtaining and retaining clients are the number and location of offices, an understanding of clients' specific job requirements, the ability to provide temporary personnel in a timely manner, the monitoring of the quality of job performance and the price of services. The primary competitive factors in obtaining qualified candidates for temporary employment assignments are wages, responsiveness to work schedules and number of hours of work available. We believe our long-term client relationships and strong emphasis on providing service and value to our clients and temporary staffing employees makes us highly competitive.

Customers

        During the year ended September 30, 2002, we provided services to 1,560 customers in 18 states. Our five largest customers represented approximately 19% of our revenue but no one customer exceeded 10% and only one customer exceeded 5%.

Governmental Regulation

        Staffing services firms are generally subject to one or more of the following types of government regulation: (1) regulation of the employer/employee relationship between a firm and its temporary employees; and (2) registration, licensing, record keeping and reporting requirements. Staffing services firms are the legal employers of their temporary workers. Therefore, laws regulating the employer/employee relationship, such as tax withholding and reporting, social security or retirement, anti-discrimination and workers' compensation, govern these firms. State mandated workers' compensation and unemployment insurance premiums have increased in recent years and have directly increased our cost of services. In addition, the extent and type of health insurance benefits that employers are required to provide employees have been the subject of intense scrutiny and debate in recent years at both the national and state level. Proposals have been made to mandate that employers provide health insurance benefits to staffing employees, and some states could impose sales tax, or raise sales tax rates on staffing services. Further increases in such premiums or rates, or the introduction of new regulatory provisions, could substantially raise the costs associated with hiring and employing staffing employees.

        Certain states have enacted laws that govern the activities of "Professional Employer Organizations," which generally provide payroll administration, risk management and benefits administration to client companies. These laws vary from state to state and generally impose licensing or registration requirements for Professional Employer Organizations and provide for monitoring of the fiscal responsibility of these organizations. We believe that Stratus is not a Professional Employer Organization and not subject to the laws that govern such organizations; however, the definition of "Professional Employer Organization" varies from state to state and in some states the term is broadly defined. If we are determined to be a Professional Employer Organization, we can give no assurance that we will be able to satisfy licensing requirements or other applicable regulations. In addition, we can give no assurance that the states in which we operate will not adopt licensing or other regulations affecting companies that provide commercial and professional staffing services.

Trademarks

        We have not obtained federal registration of any of the trademarks we use in our business, including SMARTSolutions™, SMARTReport™, SMARTTraining™, our slogan, name or logo. Currently, we are asserting Common Law protection by holding the marks out to the public as the property of Stratus. However, no assurance can be given that this Common Law assertion will be effective to prevent others from using the mark concurrently or in other locations. In the event someone asserts ownership to a mark, we may incur legal costs to enforce any unauthorized use of the marks or defend ourselves against any claims.

Employees

        As of June 30, 2002, we were employing 5,183 total employees. Of that amount, 5,005 were classified as staff employees and 178 were classified as field or "temp" employees, those employees placed at client facilities.

        A key factor contributing to future growth and profitability will be the ability to recruit and retain qualified personnel. To attract personnel, we employ recruiters, called "Staffing Specialists" who regularly visit schools, churches and professional associations and present career development programs to various organizations. In addition, applicants are obtained from referrals by existing staffing employees and from advertising on radio, television, in the Yellow Pages, newspapers and through the Internet. Each applicant for a Staffing Services position is interviewed with emphasis on past work experience, personal characteristics and individual skills. We maintain software-testing and training programs at our offices for applicants and employees who may be trained and tested at no cost to the applicant or customer. Management Personnel are targeted and recruited for specific engagements. We usually advertise for professionals who possess specialized education, training or work experience.

        To promote loyalty and improve retention among our employees and to differentiate ourselves from competing staffing firms, we offer a comprehensive benefits package after only ninety days of employment instead of the industry standard of one hundred eighty days. The benefits package includes paid time off, holiday and vacation time, medical coverage, dental, vision, prescription, mental health, life insurance, disability coverage and a 401(K) defined contribution plan. The average length of assignment for employees ranges from six months to five years depending on the client requirements.

Property

        We own no real property. We lease approximately 6,841 square feet in a professional office building in Manalapan, New Jersey as our corporate headquarters. That facility houses all of our centralized corporate functions, including the Executive management team, payroll processing, accounting, human resources and legal departments. Our lease expires on September 30, 2007. As of August 21, 2003, we leased 36 additional facilities, primarily flexible staffing offices, in 9 states. With the addition of new space at Corporate Headquarters, we believe that our facilities are generally adequate for our needs and we do not anticipate any difficulty in replacing such facilities or locating additional facilities, if needed.

Legal Proceedings

        We are involved, from time to time, in routine litigation arising in the ordinary course of business. Other than as set forth below, we do not believe that any currently pending litigation will have a material adverse effect on our financial position or results of operations.

        In April 2003, we were served with a Complaint and named as one of several Defendants in the matter of Lopez v. RSI Home Products, Inc. et al. ("RSI"), in the Superior Court of California, Orange County. RSI is one of our former customers. The case is a class action claim alleging failure to pay hourly wages and overtime wages, failure to provide rest periods and meal periods or compensation in lieu thereof, failure to pay wages of terminated or resigned employees, knowing and intentional failure to comply with itemized employee wage statement provisions, violation of the unfair competition law, and breach of fiduciary duty. Defendant RSI has filed a request for arbitration primarily addressing Stratus' alleged indemnification obligations to it and Stratus has counterclaimed stating that RSI is obligated to indemnify it. Stratus has engaged California counsel to represent it in such proceedings. The time to file an Answer has been extended until such time as the arbitration case has been decided. The amount of Plaintiff's claim against all Defendants is not yet reasonably determinable or quantifiable.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

The Board of Directors and Officers

        The name and age of each of our directors and executive officers and their respective positions with us are set forth below. Additional biographical information concerning each of the directors and the executive officers follows the table.

Name	Age	Position
Joseph J. Raymond	67	Chairman of the Board, President and Chief Executive Officer
Michael J. Rutkin	51	Director
Harry Robert Kingston	80	Director
Donald W. Feidt	70	Director
Sanford I. Feld	75	Director
Michael A. Maltzman	55	Chief Financial Officer & Treasurer
J. Todd Raymond	34	Corporate Secretary

        Joseph J. Raymond has served as our Chairman of the Board and Chief Executive Officer since our inception in 1997. Prior thereto, he served as Chairman of the Board, President and Chief Executive Officer of Transworld Home Healthcare, Inc. (NASDAQ:TWHH), a provider of healthcare services and products, from 1992 to 1996. From 1987 through 1997, he served as Chairman of the Board and President of Transworld Nurses, Inc., a provider of nursing and paraprofessional services, which was acquired by Transworld Home Healthcare, Inc. in 1992.

        Michael J. Rutkin has served as a Director of Stratus since November 1997 and was our Chief Operating Officer and President from March 1997 to October 1998. Since November 1998, Mr. Rutkin has served as General Manager/Chief Executive Officer of Battleground Country Club. From 1996 to 1998, Mr. Rutkin served as Vice President of Transworld Management Services, Inc. From February 1993 to October 1996, he served as Chief Operating Officer of HealthCare Imaging Services, Inc. Prior thereto, Mr. Rutkin was the Executive Vice President of Advanced Diagnostic Imaging from February 1987 to February 1993. From March 1981 to September 1984, he served as Director of New Business Development for the United States Pharmaceutical Division of CIBA-Geigy. Mr. Rutkin is the brother-in-law of Joseph J. Raymond.

        Harry Robert Kingston has served as a Director of Stratus since November 1997. From 1977 until his retirement in 1989, he served as the President and Chief Executive Officer of MainStream Engineering Company, Inc., an engineering staffing firm located in California. From 1965 to 1968, he served as President and Partner of VIP Engineering Company, a subsidiary of CDI Corporation, a staffing and engineering services business. From 1968 to 1977, Mr. Kingston served as Vice President for CDI Corporation.

        Donald W. Feidt has served as a Director of Stratus since November 1997. From 1987 to December 1998, Mr. Feidt was a Managing Partner of Resource Management Associates, an information technology consulting company. Since December 1998, Mr. Feidt has served as a Vice President to the Chief Executive Officer of Skila Inc., a global web-based business intelligence platform company providing services to the medical industry.

        Sanford I. Feld has served as a Director of Stratus since November 1997. Mr. Feld is currently president of Leafland Associates, Inc., an advisor to Feld Investment and Realty Management, a real estate development and management company. He also serves as Chairman of Flavor and Food Ingredients, a private savory and flavor company. From 1973 to 1979, he served as Director of the Chelsea National Bank of New York City.

        Michael A. Maltzman has served as our Treasurer and Chief Financial Officer since September 1997 when we acquired the assets of Royalpar Industries, Inc. Mr. Maltzman served as a Chief Financial Officer of Royalpar, which filed for protection under United States Bankruptcy Code in 1997, from April 1994 to August 1997. From June 1988 to July 1993, he served as Vice President and Chief Financial Officer of Pomerantz Staffing Services, Inc., a national staffing company. Prior thereto, he was a Partner with Eisner & Lubin, a New York accounting firm. Mr. Maltzman is a Certified Public Accountant.

        J. Todd Raymond has served as our Secretary since September 1997 and previously served as our General Counsel from September 1997 until March 2002. He currently serves as Secretary, Controller and General Counsel of Telx Group, Inc., a telecommunications company. From December 1994 to January 1996, Mr. Raymond was an associate and managing attorney for Pascarella & Oxley, a New Jersey general practice law firm. Prior thereto, Mr. Raymond acted as in-house counsel for Raymond & Perri, an accounting firm. From September 1993 to September 1994, Mr. Raymond was an American Trade Policy Consultant for Sekhar-Tunku Imran Holdings Sdn Berhad, a Malaysian multi-national firm. He is the nephew of Joseph J. Raymond.

The Equity Incentive Plans

        General.    We have adopted a 1999 Equity Incentive Plan, a 2000 Equity Incentive Plan, a 2001 Equity Incentive Plan and a 2002 Equity Incentive Plan. Each of these plans is substantially similar. The Equity Incentive Plans are administered by the Compensation Committee, which is authorized to grant:

  •
  Incentive stock options within the meaning of Section 422 of the Internal Revenue Code

  •
  Nonqualified stock options

  •
  Stock appreciation rights

  •
  Restricted stock grants

  •
  Deferred stock awards

  •
  Other stock based awards to employees of Stratus and its subsidiaries and other persons and entities who, in the opinion of the Compensation Committee, are in a position to make a significant contribution to the success of Stratus and its subsidiaries.

        The Compensation Committee determines:

  •
  The recipients of awards

  •
  The times at which awards will be made

  •
  The size and type of awards, and

  •
  The terms, conditions, limitations and restrictions of awards

        Awards may be made singly, in combination or in tandem. We have reserved for issuance a total of 125,000 shares under the 1999 Equity Incentive Plan, 125,000 shares under the 2000 Equity Incentive Plan, 250,000 shares under the 2001 Equity Incentive Plan and 1,250,000 shares under the 2002 Equity Incentive Plan. The maximum number of shares of common stock which can be issued to our Chief Executive Officer under each Equity Incentive Plan pursuant to various awards shall not exceed 35% of the total number of shares of common stock reserved for issuance under the plan, and the maximum number of shares which can be issued to any other employee or participant under each Equity Incentive Plan may not exceed 20% of the total number of shares of common stock reserved for issuance. The 1999 Equity Incentive Plan will terminate on September 1, 2009, the 2000 Equity Incentive Plan will terminate on July 21, 2010, the 2001 Equity Incentive Plan will terminate on

December 14, 2010 and the 2002 Equity Incentive Plan will terminate on December 31, 2012, in each case unless earlier terminated by the Board of Directors. Options to acquire 347,741 shares of our common stock have been issued under the 1999 Equity Incentive Plan. Options to acquire 400,000 shares of our common stock have been issued under the 2000 Equity Incentive Plan. Options to acquire 250,000 shares have been issued under the 2001 Equity Incentive Plan. Options to acquire 892,250 shares of our common stock have been issued under the 2002 Equity Incentive Plan.

        Stock Options.    The Compensation Committee can grant either incentive stock options or nonqualified stock options. Only employees of Stratus and its subsidiaries may be granted incentive stock options. The exercise price of an incentive stock option shall not be less than the fair market value, or, in the case of an incentive stock option granted to a 10% or greater stockholder of Stratus, 100% of the fair market value of Stratus' common stock on the date of grant. For purposes of the exercise price of an option, "fair market value" shall mean the arithmetic average of the closing bid and asked prices of the common stock reported on the Nasdaq SmallCap Market on a particular date. The term of an option and the time or times at which such option is exercisable shall be set by the Compensation Committee; provided, however, that no option shall be exercisable more than ten (10) years (5 years for an incentive stock option granted to a 10% or greater stockholder of Stratus) from the date of grant, and with respect to an incentive stock option, the fair market value on the date of grant of the shares of common stock which are exercisable by a participant for the first time during any calendar year shall not exceed $100,000. Payment of the exercise price shall be made in any form permitted by the Compensation Committee, including cash and shares of Stratus' common stock.

        Stock Appreciation Rights.    The Compensation Committee may grant stock appreciation rights either alone or in combination with an underlying stock option. The term of an SAR and the time or times at which an SAR shall be exercisable shall be set by the Compensation Committee; provided, that an SAR granted in tandem with an option will be exercisable only at such times and to the extent that the related option is exercisable. SAR's entitle the grantees to receive an amount in cash or shares of common stock with a value equal to the excess of the fair market value of a share of common stock on the date of exercise over the fair market value of a share of common stock on the date the SAR was granted, which represents the same economic value that would have been derived from the exercise of an option. Payment may be made in cash, or shares of common stock or a combination of both at the discretion of the Compensation Committee. If an SAR, granted in combination with an underlying stock option is exercised, the right under the underlying option to purchase shares of common stock is terminated.

        Restricted Stock Grants.    The Compensation Committee may grant shares of common stock under a restricted stock grant which sets forth the applicable restrictions, conditions and forfeiture provisions which shall be determined by the Compensation Committee and which can include restrictions on transfer, continuous service with Stratus or any of its subsidiaries, achievement of business objectives, and individual, subsidiary and Company performance. Shares of common stock may be granted pursuant to a restricted stock grant for no consideration or for any consideration as determined by the Compensation Committee. A grantee is entitled to vote the shares of common stock and receive any dividends thereon prior to the termination of any applicable restrictions, conditions or forfeiture provisions.

        Deferred Stock Awards.    The Compensation Committee may grant shares of common stock under a deferred stock award, with the delivery of such shares of common stock to take place at such time or times and on such conditions as the Compensation Committee may specify. Shares of common stock may be granted pursuant to deferred stock awards for no consideration or for any consideration as determined by the Compensation Committee.

        Other Stock Based Awards.    The Compensation Committee may grant shares of common stock to employees of Stratus or its subsidiaries as bonus compensation, or if agreed to by an employee, in lieu of such employee's cash compensation.

        Other Information.    If there is a stock split, stock dividend or other relevant change affecting Stratus' common stock, appropriate adjustments will be made in the number of shares of common stock or in the type of securities to be issued pursuant to any award granted before such event. In the event of a merger, consolidation, combination or other similar transaction involving Stratus in which Stratus is not the surviving entity, either all outstanding stock options and SAR's shall become exercisable immediately and all restricted stock grants and deferred stock awards shall immediately become free of all restrictions and conditions, or the Compensation Committee may arrange to have the surviving entity grant replacement awards for all outstanding awards. Upon termination of service prior to age 65 for any reason other than death or disability, or upon involuntary termination after age 65, stock options and SAR's which are exercisable as of the date of such termination may be exercised within three (3) months of the date of termination, and any restricted stock grants and deferred stock which are still subject to any restriction shall be forfeited to the Company. Upon death or disability or voluntary termination of service after age 65, all stock options and SAR's become immediately exercisable and may be exercised for a period of six (6) months after the date of termination (three months in the case of voluntary termination after age 65), and all restricted stock grants and deferred stock awards shall become immediately free of all restrictions and conditions. The Compensation Committee has the discretionary authority to alter or establish the terms and conditions of an award in connection with termination of service. The Board of Directors may amend, suspend or terminate the Equity Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Jeffrey J. Raymond, the son of our Chairman and Chief Executive Officer, serves as a consultant to us pursuant to an agreement which requires him to supervise the collection of certain accounts receivable, to use his best efforts to maintain relationships with certain clients and to assist in due diligence investigations of acquisitions of other companies. Total consulting fees paid to Jeffrey Raymond were $120,000, $287,000 and $156,000 in fiscal 2002, 2001 and 2000, respectively.

        During fiscal years 2002, 2001 and 2000, we paid consulting fees of $141,000, $119,000 and $9,000, respectively, to RVR Consulting, Inc., a corporation of which Joseph J. Raymond, Jr., the son of Joseph J. Raymond, our Chairman, President and Chief Executive Officer, is an officer and 100% stockholder. Joseph J. Raymond, Jr. became the Chief Executive Officer of Complete Wellness Centers, Inc., in March 1999. During 1999, Complete Wellness Centers, Inc. owed us $663,000 for staffing services rendered in 1998 and 1999, however on August 31, 1999, we entered into a promissory note for $1,017,000 representing the outstanding balance plus accrued interest. On September 23, 1999, we accepted 500,000 shares of Complete Wellness Centers, Inc. restricted common stock as payment for the promissory note. Substantially all of the indebtedness owed to us by Complete Wellness Centers, Inc., was incurred prior to Joseph J. Raymond, Jr. becoming an officer of Complete Wellness Centers, Inc. Revenues for services rendered to Complete Wellness were $364,000 in fiscal 2000 and $1,392,000 in fiscal 1999. On September 29, 2000, Joseph J. Raymond, Jr. resigned his position at Complete Wellness. On April 23, 2000, we ceased servicing Complete Wellness.

        In November 2000, we formed the STS joint venture with Fusion Business Services, LLC. Jamie Raymond, son of Joseph J. Raymond, Chairman & Chief Executive Officer, is the managing member of STS and Fusion, which owns a 50% interest in Stratus Technology Services, LLC.

        Between September 21, 2001 and October 8, 2001, we sold a total of 95,750 shares of our common stock to Charles A. Sahyoun, the President of our Engineering Services Division and the cousin of Joseph J. Raymond, Sr., Jamie Raymond, the son of Joseph J. Raymond and three grandchildren of Joseph J. Raymond. The purchase price of the shares acquired by these individuals ranged from $3.72 to $5.72.

        During the year ended September 30, 2002, we sold 140,180 shares of our common stock in private placements to relatives of the Chief Executive Officer at prices approximating the then current market of $3.48 to $5.72 per share, for total gross proceeds of $566,833.

        In March 2002, Transworld Management Services, Inc. ("Transworld"), the holder of a $160,000 promissory note previously issued by us, exchanged the note for 32,000 shares of Series B Preferred Stock. Joseph J. Raymond, Sr., our Chairman, President and Chief Executive Officer, holds a 100% interest in Transworld. On July 19, 2002, Transworld entered into an Exchange Agreement with us, whereby it exchanged its 32,000 shares of Series B Preferred Stock, waiving all accrued dividends and penalties, in exchange for 1,600 shares of Series E Preferred Stock.

        In January 2002, we transferred the assets of our Engineering Services Division to SEP, LLC, a New Jersey limited liability company of which we were the sole owner. At the same time, we transferred a thirty percent (30%) interest in SEP, LLC to Charles Sahyoun, the President of our former Engineering Services Division. We transferred this thirty percent (30%) interest in SEP, LLC in consideration of (i) Mr. Sahyoun's agreement to cancel options to acquire 96,362 shares of our Common Stock having exercise prices ranging from $4.40 to $24.00 per share, (ii) in recognition of his contributions to the development of the business of the Engineering Services Division, (iii) in recognition of the significant role he played in arranging the negotiating the sale of the Engineering Services Division, (iv) in consideration of his agreement to guarantee a certain level of contingent payments from the purchaser and to indemnify us in the event we sustain losses attributable to breaches of certain representations and warranties contained in the Asset Purchase Agreement pursuant to which we sold the Engineering Services Division or our obligation to indemnify the purchaser for losses and damages arising out of certain events prior to the closing of the sale, (v) in consideration of his agreement to enter into a non-compete agreement with the purchaser and (vi) to accommodate the purchaser's requirement that Mr. Sahyoun have an interest in the contingent portion of the consideration payable by the purchaser for the assets sold.

        Pursuant to an Allocation and Indemnity Agreement entered into by us, Mr. Sahyoun and Sahyoun Holdings LLC (a company wholly-owned by Mr. Sahyoun and to which he transferred his interest in SEP, LLC), Sahyoun Holdings LLC received $440,000 of the $2,200,000 payment made by the purchaser at the closing of the sale of the Engineering Services Division and all but $250,000 of a payment made in June 2002, that was based upon the purchaser's profit during the six months ended June 30, 2002. Sahyoun Holdings LLC, was entitled to all but $250,000 of a payment due from the purchaser in 2003, the total amount of which was equal to $1 million plus or minus the amount by which the purchaser's profit for the six (6) months ending December 31, 2002, was greater or less than $600,000. Sahyoun Holdings LLC, will be entitled to the entire amount of five (5) annual payments required to be made by the purchaser that will be based upon a multiple of the annual successive increases, if any, in the purchaser's profit during the five (5) year period beginning on January 1, 2003 and ending December 31, 2007.

        In April 2002, Sahyoun Holdings LLC advanced $200,000 in cash to us in exchange for our short-term ninety (90) day demand note in the amount of $250,000. We repaid the $250,000 note from our share of the payment made by the purchaser of the Engineering Services Division in June 2002. Sahyoun Holdings LLC and Mr. Sahyoun guaranteed the payment of $250,000 by the purchaser which was to be due to us in January 2003; however, in December 2002, we agreed with Mr. Sahyoun to offset the $250,000 due to us in January 2003 against $250,000 of accrued commissions owed to Mr. Sahyoun.

        On July 30, 2002, our Chairman, President and CEO, Joseph J. Raymond, Sr., invested $1,000,000 of his personal funds in us in exchange for 10,000 shares of our newly created Series F Preferred Stock, with a stated value of $100 per share. In January 2003, Mr. Raymond converted 1,000 shares of the Series F Preferred Stock into 250,000 shares of our common stock.

        At various times throughout our history, we have borrowed funds from Joseph J. Raymond, our Chairman, President and CEO. This variable indebtedness bore interest at the rate of 12% per annum. In June 1999, $50,000 plus accrued interest owed to Mr. Raymond was converted into 3,718 shares of common stock. As of September 30, 2002, we owed $74,000 to Mr. Raymond pursuant to a non-interest bearing promissory note which was due on demand. This amount, as well as an additional $50,000 loaned to us by Mr. Raymond, was repaid during the six months ended March 31, 2003.

        In June 1998, we borrowed $400,000 from Joseph J. Raymond, Jr., the son of our Chairman, President and CEO. The remaining balance of this indebtedness, which bore interest at the rate of 12% per annum, plus accrued interest, was converted into 29,134 shares of our common stock in June 1999. In fiscal 2002, Joseph J. Raymond, Jr. loaned us $41,000. The loan is represented by a $41,000 promissory note bearing interest at 10% a year which is due upon demand.

        In November and December 1998, we borrowed $50,000 from Sanford I. Feld, a director of Stratus. This loan was represented by a promissory note which bore interest at the rate of 1.5% per month and was originally due in July 1999. In consideration for making the loan, we issued Mr. Feld warrants to acquire 8,125 shares of our common stock at an exercise price of $7.50 per share. The warrants have a five-year term. The loan made by Mr. Feld was repaid in May 2000.

        In October 1998, we borrowed $250,000 from the estate of Irene Lynch. J. Todd Raymond, our Secretary and former General Counsel, is the grandson of Irene Lynch and the trustee of the Irene Lynch estate. This loan was represented by a promissory note bearing interest at the rate of 2% per month that was due on April 14, 1999. In consideration for making the loan, we issued 6,667 shares of its common stock to the estate. The loan was repaid in May 2000.

        All prior and ongoing material transactions with related parties have been reviewed and/or ratified by a majority of our independent, disinterested directors. We anticipate that from time to time we will enter into additional transactions with related parties. However, all future material transactions with related parties will be entered into on terms that are no less favorable than those that can be obtained from unaffiliated third parties. At all times, our directors have access to our counsel to discuss issues related to us.

EXECUTIVE COMPENSATION

        The following table provides certain summary information regarding compensation paid by us during the fiscal years ended September 30, 2000, 2001 and 2002 to our Chief Executive Officer and to each of our other two most highly paid executive officers who earned compensation of $100,000 or more in fiscal 2002 (together with the Chief Executive Officer, the "Named Executive Officers"):

	Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Number of Shares Underlying Stock Options (#)
Joseph J. Raymond Chairman and Chief Executive Officer	2002 2001 2000	49,472 175,000 127,855	— — 25,900	437,500 300,000 275,529
Michael A. Maltzman Treasurer and Chief Financial Officer	2002 2001 2000	165,000 165,000 155,039	— — 21,975	75,000 50,000 25,529
Charles Sahyoun President, Engineering Services Division(1)	2002 2001 2000	100,000 190,577 160,962	— 115,000 54,400	12,500 50,000 25,529

(1)
We sold our Engineering Services Division in March 2002. As a result, Mr. Sahyoun is no longer employed by us.

Directors' Compensation

        Directors who are also our employees are not compensated for serving on the Board of Directors. Non-employee directors are paid a fee of $1,000 per Board of Directors or committee meeting attended in person and $500 for telephonic attendance.

Employment Agreements

        In September 1997, we entered into an employment agreement (the "Raymond Agreement") with Joseph J. Raymond, our Chairman, President and Chief Executive Officer, which had an initial term that expired in September 2000. The Raymond Agreement has been extended through September, 2007. Pursuant to the Raymond Agreement and subsequent amendments, Mr. Raymond is entitled to a minimum annual base salary of $175,000 which is reviewed periodically and subject to such increases as the Board of Directors, in its sole discretion, may determine. During the term of the Raymond Agreement, if Stratus is profitable, Mr. Raymond is entitled to a bonus/profit sharing award equal to .4% of Stratus' gross margin, but not in excess of 100% of his base salary. If Stratus is not profitable, he is entitled to a $10,000 bonus. Mr. Raymond is eligible for all benefits made available to senior executive employees, and is entitled to the use of an automobile. In fiscal 2002, Mr. Raymond voluntarily did not take a substantial portion of his minimum annual base salary.

        In the event Stratus terminates Mr. Raymond without "Good Cause", Mr. Raymond will be entitled to severance compensation equal to 2.9 times his base salary then in effect plus any accrued and unpaid bonuses and unreimbursed expenses. As defined in the Raymond Agreement "Good Cause" shall exist only if Mr. Raymond:

  •
  willfully or repeatedly fails in any material respect to perform his obligations under the Raymond Agreement, subject to certain opportunities to cure such failure;

  •
  is convicted of a crime which constitutes a felony or misdemeanor or has entered a plea of guilty or no contest with respect to a felony or misdemeanor during his term of employment;

  •
  has committed any act which constitutes fraud or gross negligence;

  •
  is determined by the Board of Directors to be dependent upon alcohol or drugs; or

  •
  breaches confidentiality or non-competition provisions of the Raymond Agreement.

        Mr. Raymond is also entitled to severance compensation in the event that he terminates the Raymond Agreement for "Good Reason" which includes:

  •
  the assignment to him of any duties inconsistent in any material respect with his position or any action which results in a significant diminution in his position, authority, duties or responsibilities;

  •
  a reduction in his base salary unless his base salary is, at the time of the reduction, in excess of $200,000 and the percentage reduction does not exceed the percentage reduction of gross sales of Stratus over the prior twelve month period;

  •
  we require Mr. Raymond to be based at any location other than within 50 miles of Stratus' current executive office location; and

  •
  a Change in Control of Stratus, which includes the acquisition by any person or persons acting as a group of beneficial ownership of more than 20% of our outstanding voting stock of Stratus, mergers or consolidations which result in the holders of our voting stock immediately before the transaction holding less than 80% of the voting stock of the surviving or resulting corporation, the sale of all or substantially all of our assets, and certain changes in our Board of Directors.

        In the event that the aggregate amount of compensation payable to Mr. Raymond would constitute an "excess parachute payment" under the Internal Revenue Code of 1986, as amended (the "Code"), then the amount payable to Mr. Raymond will be reduced so as not to constitute an "excess parachute payment." All severance payments are payable within 60 days after the termination of employment.

        Mr. Raymond has agreed that during the term of the Raymond Agreement and for a period of one year following the termination of his employment, he will not engage in or have any financial interest in any business enterprise in competition with us that operates anywhere within a radius of 25 miles of any offices maintained by us as of the date of the termination of employment.

        We entered into employment agreements with each of the other two (2) officers named in the Executive Compensation table set forth above. The agreement with Mr. Maltzman provides for a base salary of $165,000 per annum. The agreement with Mr. Sahyoun entitled him to an annual base salary of $200,000 and a profit sharing award equal to 10% of the Engineering Services Division's pre-tax income, but not in excess of his base salary. As of March 31, 2002, due to the sale of the Engineering Division, Mr. Sahyoun is no longer an employee of ours. Mr. Maltzman is entitled to profit sharing awards based upon our overall profitability. The agreement with Mr. Maltzman is terminable by either party at any time without cause. However, in the event that this agreement is terminated by us without cause or by the executive with good reason, Mr. Maltzman will be entitled to a severance payment equal to the greater of one month's salary for each year worked or three months salary. In addition, we will pay Mr. Maltzman any earned but unused vacation time and any accrued but unpaid profit sharing. We are also required to maintain insurance and benefits for Mr. Maltzman during the severance period.

Option Grants

        Shown below is further information with respect to grants of stock options in fiscal 2002 by us to the Named Officers which are reflected in the Summary Compensation Table set forth under the caption "Executive Compensation."

	Individual Grants
						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted (#)(1)		Percent of Total Options Granted to Employees in Fiscal Year
Name				Exercise or Base Price ($/Sh)	Expiration Date
						5%	10%
Joseph J. Raymond	75,000	(1)	49.17%	$2.60	3/18/12	$1,852,873	$2,950,334
Michael A. Maltzman	75,000	(1)	8.4%	2.60	3/18/12	317,636	505,771
Charles Sahyoun	12,500	(1)	1.4%	2.60	3/18/12	52,939	84,295

(1)
Exercisable immediately

Option Exercises and Fiscal Year-End Values

        Shown below is information with respect to options exercised by the Named Executive Officers during fiscal 2002 and the value of unexercised options to purchase our common stock held by the Named Executive Officers at September 30, 2002.

			Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph J. Raymond	—	—	742,446	262,500	$0	$0
Charles Sahyoun	—	—	12,500	—	0	0
Michael A. Maltzman	—	—	158,862	12,500	0	0

        No options were exercised by the Named Executive Officers during the fiscal year ended September 30, 2002.

(1)
Represents market value of shares covered by in-the-money options on September 30, 2002. The closing price of the common stock on such date was $.60. Options are in-the-money if the market value of shares covered thereby is greater than the option exercise price.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information, as of August 21, 2003 with respect to (a) each person who is known by us to be the beneficial owner (as defined in Rule 13d-3 ("Rule 13d-3") of the Securities and Exchange Act of 1934) of more than five percent (5%) of our common stock, Series A Preferred Stock and Series F Preferred Stock and (b) the beneficial ownership of common stock, Series A Preferred Stock and Series F Preferred Stock by each of our directors and each of our current executive officers who earned in excess of $100,000 in fiscal 2002 and by all directors and executive officers as a group. Except as set forth in the footnotes to the table, the stockholders have sole voting and investment power over such shares.

	Common Stock				Series A Preferred Stock			Series F Preferred Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		% of Class		Amount and Nature of Beneficial Ownership		% of Class	Amount and Nature of Beneficial Ownership		% of Class
Joseph J. Raymond	3,381,119	(1)	44.26%		1,458,933	(2)	100.0%	8,000	(3)	100.0%
Artisan.com Limited	568,983	(4)	11.02%		1,375,933	(5)	94.3%	—		—
Cater Barnard (USA) plc	20,750	(6)		(13)	83,000	(7)	5.7%	—		—
Michael A. Maltzman	273,141	(8)	5.3%		—		—	—		—
Michael J. Rutkin	53,269	(9)	1.1%		—		—	—		—
Sanford I Feld	29,958	(10)	—	(13)	—		—	—		—
H. Robert Kingston	25,833	(11)	—	(13)	—		—	—		—
Donald W. Feidt	22,500	(12)	—	(13)	—		—	—		—
All Directors and Executive Officers as a Group (7 Persons)(1)(2)(3)(8)(9) (10)(11)(12) and (14)	3,697,494		45.83%		1,458,933		100.0%	8,000		100.0%

(1)
Includes 225,000 shares of common stock owned by Artisan.com Limited, 343,983 shares of common stock issuable upon the conversion, at the holder's option, of the Series A Preferred Stock owned by Artisan.com Limited and 20,750 shares of common stock issuable upon the conversion, at the holder's option, of the shares of Series A Preferred Stock owned by Cater Barnard (U.S.A.) plc. All of such shares are subject to proxies granted by Artisan.com and Cater Barnard U.S.A. which give Joseph J. Raymond the right to vote these shares until July 2004, provided that he remains Chairman of our Board of Directors; however, the proxy is expected to terminate if we sell $4,000,000 or more of units in this offering and redeem the Series A Preferred Stock pursuant to our agreement with Artisan.com Limited. Also includes (i) 2,000,000 shares of common stock issuable as of August 21, 2003, upon conversion of 8,000 shares of Series F Preferred Stock; (ii) 213,333 shares of common stock issuable as of August 21, 2003, upon conversion of 1,600 shares of Series E Preferred Stock owned by a corporation of which Mr. Raymond is the sole owner, assuming a conversion price of $.75; and (iii) 982,307 shares of common stock subject to options which are currently exercisable or may become exercisable within 60 days of August 21, 2003.

(2)
These shares are held by Artisan.com Limited (1,375,933 shares) and Cater Barnard (U.S.A.) plc (83,000 shares). Each of Artisan.com Limited and Cater Barnard (U.S.A.) plc has granted Mr. Raymond a proxy to vote these shares as described in Note 1 above.

(3)
These shares are owned directly by Mr. Raymond.

(4)
Includes 343,983 shares of common stock issuable upon conversion, at the holder's option, of Series A Preferred Stock. Artisan.com Limited has granted Joseph J. Raymond a proxy to vote these shares as described in Note 1 above.

(5)
Artisan.com Limited has granted Joseph J. Raymond a proxy to vote these shares as described in Note 1 above.

(6)
Represents 20,750 shares of common stock issuable upon the conversion, at the holder's option, of Series A Preferred Stock. Cater Barnard (USA) plc has granted Joseph J. Raymond a proxy to vote these shares as described in Note 1 above.

(7)
Cater Barnard (USA) plc has granted Joseph J. Raymond a proxy to vote these shares as described in Note 1 above.

(8)
Includes 261,474 shares subject to currently exercisable stock options.

(9)
Includes 7,500 shares held by the children of Michael Rutkin, living in his household and 10,000 shares held by his wife.

(10)
Includes 27,791 shares subject to currently exercisable stock options and warrants.

(11)
Includes 17,500 shares subject to currently exercisable options.

(12)
Includes 17,500 shares subject to currently exercisable options.

(13)
Shares beneficially owned do not exceed 1% of our outstanding common stock.

(14)
Includes 71,674 shares of common stock that are beneficially owned by J. Todd Raymond, our Corporate Secretary, including 29,972 shares subject to currently exercisable options.

Management Control

        As of August 21, 2003, directors and officers of Stratus controlled approximately 42.4% of our outstanding voting stock (excluding common shares issuable pursuant to outstanding options and convertible preferred stock). As a result, if they act together, they may have the ability to significantly influence the outcome of all matters requiring stockholder approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets and the ability to control our management and affairs.

Agreement with holder of Series A Preferred Stock

        In July 2003, we entered into an agreement with Artisan (UK) plc, the parent company of Artisan.com Limited, pursuant to which we have agreed to redeem the aggregate 1,458,933 shares of our Series A Preferred Stock owned by Artisan.com Limited and Cater Barnard (USA) plc, which is also an affiliate of Artisan. These shares represent all of the shares of Series A Preferred Stock currently outstanding. Our obligation to redeem the Series A Preferred Stock is contingent upon our sale of not less than $4,000,000 of units in this offering. If we sell at least $4,000,000 of units in this offering, we will be obligated to pay $500,000 to Artisan within 15 days after the $4,000,000 of units are sold. In addition, we will be obligated, to pay Artisan an additional $250,000 by January 31, 2004 or, at our option, issue to Artisan shares of our common stock having an aggregate market value of $250,000, based upon the average closing bid prices of the common stock for the 30 trading days preceding January 31, 2004. If we fail to make the $250,000 payment in cash or stock, we will be required to pay Artisan $300,000 in cash, plus interest calculated on a daily basis at a rate of 18% from the date of the default to the date the default is cured. We have also agreed to issue to Artisan.com Limited a number of shares of our common stock which will represent 5.5% of our outstanding common stock upon completion of our sale of $4 million of units in this offering. Further, upon completion of this offering, we will be required to issue additional shares of common stock so that the total number of shares of common stock issued to Artisan will equal 5.5% of our common stock after giving effect to the assumed exercise of all warrants and options that then have exercise prices equal to or less than the then current market price of our common stock and the conversion of all convertible securities that then have conversion prices equal to or less than the then current market price of our common stock. Artisan has agreed not to sell the shares of our common stock issued to it in the redemption transaction for a period of 14 months following issuance. Artisan has also agreed not to sell any shares of common stock it otherwise owns for a period of 135 days after the time that we have sold $4,000,000 of units in this offering. Thereafter, Artisan.com Limited will be entitled to sell up to 25,000 shares per month until July 31, 2004, when there will be no further restrictions on sales of our common stock by Artisan.

        If we do not deliver the cash and stock owed to Artisan within fifteen days after we complete the sale of at least $4,000,000 of units in this offering, or if we do not sell at least $4,000,000 of units by May 2004, then Artisan will have the right to immediately terminate its agreement with us.

        After we pay Artisan.com the amounts owed to it in connection with our redemption of the Series A Preferred Stock, the proxy previously given by Artisan.com Limited to Joseph J. Raymond, our Chairman and Chief Executive Officer, will terminate.

PLAN OF DISTRIBUTION

General

        We are offering to sell up to 10,000,000 units. The units will be offered on a "best efforts" basis. If we are unable to sell at least 1,000,000 units, we will cancel this offering and return all monies collected from subscribers without interest or deduction.

        The units will be sold at the price of $1.00 per share. We reserve the right to withdraw, cancel or modify the offering hereby and to reject subscriptions, in whole or in part, for any reason.

        Until the initial closing of this offering, the proceeds from the sale of our units will be deposited into an escrow account established with Bank of America, subject to the initial closing on such escrowed funds once we have received subscriptions for at least 1,000,000 units and certain additional conditions have been satisfied. After the initial closing, if all units offered hereby are not sold as of the date of the initial closing, subscription proceeds shall be deposited by the underwriter in a segregated account, subject to subsequent closings on additional subscriptions received from time to time as we may determine.

        Stock certificates and warrant certificates will not be issued to subscribers until such time as good funds related to the purchase of units by such subscribers are released from the escrow account to us by Bank of Americawith respect to the initial closing, or from the segregated subscription account to us, with respect to subsequent closings.

        Subscribers will have no right to a return of their subscription payment held in the escrow account or the segregated subscription account until we decide not to accept such subscription payment. All interest earned on such funds will belong to us.

        This offering will commence on the date of this prospectus and will continue until the earlier of (i) the date upon which the proceeds for all units offered hereby are received by [Bank of America] or the underwriter; (ii) October 15, 2003 (or November 14, 2003 if the offering period is extended by us and our underwriter); or (iii) the date upon which we terminate this offering for any reason other than the sale of at least 1,000,000 units. We have the right to terminate the offering at any time. If we terminate this offering before the subscription proceeds for 1,000,000 units have been received by [Bank of America], all subscription proceeds will be promptly returned to subscribers without interest or deduction.

Underwriting

        We have entered into an underwriting agreement with Noble International Investments, Inc. pursuant to which it has agreed to act as the underwriter for this offering of units.

        We have employed the underwriter as our agent and the underwriter has agreed to use its best efforts to offer and sell to the public on a best efforts" basis a minimum of 1,000,000 units, at $1.00 per unit, up to a maximum of 10,000,000 units, and has agreed to use its best efforts to find purchasers for these units by October 15, 2003, subject to an extension by mutual agreement by us and the underwriter until November 14, 2003.

        Until at least 1,000,000 units are sold, all funds received by the underwriter will be deposited immediately with Bank of America, pursuant to an escrow agreement entered into by us, the underwriter and Bank of America. In the event that 1,000,000 units are not sold by October 15, 2003, (or November 14, 2003 if the offering period is extended by us and the underwriter) the funds in escrow will be refunded promptly to the investors in full without deduction therefrom or interest thereon and the offering will be terminated. If at least 1,000,000 units are sold by October 15, 2003 (or November 14, 2003 if the offering period is extended by us and the underwriter) the escrow fund will be released to us less underwriting commissions and unpaid non-accountable expenses.

        We have agreed to pay the underwriter a commission of ten percent (10%) of the gross proceeds of the offering and a non-accountable expense allowance equal to three percent (3%) of the gross proceeds of the offering. If all of the units being offered herein are sold, the underwriter will receive a commission of $1,000,000 and a non-accountable expense allowance of $300,000. If the minimum number of units being offered herein is sold, the underwriter will receive a commission of $100,000 and a non-accountable expense allowance of $30,000. To the extent the expenses of the underwriter are less than the amount of the non-accountable expense allowance to be paid to the underwriter, such excess shall be deemed to be additional compensation to the underwriter. We paid the underwriter a deposit of $25,000 which has been applied to the underwriter's non-accountable expense allowance.

        In addition to paying the underwriter's commissions and non-accountable expense allowance, we are required to pay the cost of qualifying the shares under federal and state securities laws, legal and accounting fees, printing and other costs in connection with this offering. These costs are estimated to total approximately $400,000.

        As additional compensation for services rendered, we have agreed to sell to the underwriter, at a cost of $.001 per warrant, underwriter's warrants to purchase a number of units which will be equal to ten percent (10%) of the number of units issued in this offering at an exercise price of $1.00 per unit. The underwriter's warrants will be exercisable in whole or in part, for a period of 60 months commencing 12 months from the date of the initial closing. The underwriter's warrants may not be sold, transferred, assigned, pledged or hypothecated for a period of 12 months from the completion of this offering, except to members of the selling group. The underwriter's warrants grants to the holder demand and "piggyback" registration rights under the Securities Act of 1933 with respect to the securities underlying the warrants for five years from the completion of the offering. The underwriter's warrants contain standard anti-dilution provisions.

        We have agreed to appoint the underwriter to act as warrant solicitation agent for a period of three years from the date the warrants first become exercisable. The underwriter will be entitled to receive a 5% conversion fee upon exercise of the warrants, subject to the underwriter's compliance with the rules and regulations of the National Association of Securities Dealers.

        The underwriter has the right to offer the units through securities dealers who are registered with the Securities and Exchange Commission and are members of the National Association of Securities Dealers, Inc. and to form a selling group of selected broker-dealers whereby it may pay such broker-dealers a selling concession of $.04 per Unit for any units sold by them as it may determine from the commissions it would otherwise receive. Selected broker-dealers may allow a selling discount of not in excess of $.02 per unit sold by any NASD dealer or any foreign dealers who agree to abide by the conditions as set forth in the agreement between a selected dealer and the underwriter and relating generally to the NASD Rules of Fair Practice and Interpretation with respect to Free-riding and Withholding. At present, the underwriter has not entered into any agreements with any broker-dealers to sell any units being offered hereby. All sales through selected dealers shall be as agents for the accounts of their customers, and the underwriter shall have no authority to employ such dealers as agents for us.

        Rules of the Securities and Exchange Commission may limit the ability of the underwriter to bid for or purchase units before the distribution of the units is completed. However, the underwriter may engage in the following activities in accordance with the rules:

    •
    Stabilizing transactions. The underwriter may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the units, so long as stabilizing bids do not exceed a specified maximum.

    •
    Syndicate coverage transactions. The underwriter may create a short position in the units by selling more units than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representative may engage in syndicate covering transactions by purchasing units in the open market.

    •
    Penalty bids. If the underwriter purchases units in the open market in a stabilizing transaction or syndicate coverage transaction, it may reclaim a selling concession from the underwriter and selling group members who sold those units as part of this offering.

        Stabilizing and syndicate covering transactions may cause the price of the units to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the units if it discourages resales of the units.

        Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of the units. If such transactions are commenced, they may be discontinued without notice at any time.

        The underwriting agreement provides for reciprocal indemnification between us and the underwriter against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

        The foregoing does not purport to be a complete statement of the terms and conditions of the underwriting agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this prospectus is a part. Reference is made to such exhibit for a detailed description of the provisions thereof.

DESCRIPTION OF SECURITIES

General

        Our authorized capital stock consists of 100 million shares of common stock, par value $.04 per share and 5 million shares of preferred stock, par value $.01 per share. As of August 21, 2003, there were 4,817,115 shares of common stock outstanding, 1,458,933 shares of Series A Preferred Stock outstanding, 40,747 shares of Series E Preferred Stock outstanding and 8,000 shares of Series F Preferred Stock outstanding.

Units

        Each unit consists of one share of common stock and one warrant to purchase one share of our common stock. The common stock and warrants may trade as units for 30 days following the initial closing of this offering in the discretion of the underwriter but may be separated at an earlier date by the underwriter and traded separately as common stock and warrants. In making any such decision, the underwriter will consider various market factors, including the strength of support for the units.

Common Stock

        We are authorized to issue 100,000,000 shares of common stock, par value $.04 per share. Each share of common stock entitles the holder thereof to one vote on all matters submitted to the shareholders. The common stock does not have cumulative voting rights, the shares are not subject to redemption, and there are no pre-emptive rights. All shares of common stock outstanding are fully paid and non-assessable. Holders of common stock are entitled to receive dividends out of funds legally available therefore when as and if declared by the Board of Directors. We have not paid any dividends on its common stock and the payment of cash dividends on the common stock is unlikely for the foreseeable future. Upon any liquidation, dissolution or winding up of our company, holders of common stock are entitled to share pro rata in any distribution to the holders of common stock. In the event of any such liquidation, dissolution or winding up, holders of Series A, E and F Preferred Stock will be entitled to receive an amount equal to the applicable liquidation preference as described below and elsewhere in this prospectus, prior and in preference to any distribution to the holders of common stock.

        As of August 21, 2003, there were 235 record holders of our common stock.

Warrants

        Each warrant entitles the holder to purchase one (1) share of our common stock at a price of $.95 throughout the exercise period which begins one year after the date of the initial closing of this offering and expires three years thereafter unless earlier redeemed by us. The exercise price of the warrants was determined solely by us and the underwriter taking into account the offering price of the units offered hereby and does not relate to any recognized criteria of value.

        The warrants may be exercised by completing and signing the appropriate form on the warrant and mailing or delivering the warrant to American Stock Transfer Company, the warrant agent, in time to reach the warrant agent by the expiration date of the warrants, accompanied by payment of the full purchase price of $.95 for each warrant. Payment of the purchase price must be made in United States funds (by check, cash or bank draft) payable to the order of Stratus Services Group, Inc. Common stock certificates will be issued as soon as practicable after exercise and payment of the purchase price.

        We may redeem some or all of our outstanding warrants beginning one year after the initial closing of this offering for $.10 per warrant at any time on 30 days' prior written notice once the closing bid price of our common stock has been at $1.66 for 20 consecutive trading days.

        As long as any warrants remain outstanding, stock to be issued upon the exercise of warrants will be adjusted in the event of one or more stock splits, readjustments or reclassifications. In the event of any of the foregoing, the remaining number of shares of common stock still subject to the warrants shall be increased or decreased to reflect proportionately the increase or decrease in the number of shares of common stock outstanding and the purchase price per share shall be decreased or increased as the case may be, in the same proportion. The warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of common stock at a price less than the exercise price of the warrants.

        We have reserved a sufficient number of shares of common stock for issuance upon exercise of the warrants and such shares, when issued in accordance with the terms of the warrants, will be fully paid and non-assessable. The shares so reserved are included in the Registration Statement of which this prospectus is a part. We will maintain an effective Registration Statement (by filing any necessary post-effective amendments or supplements to the Registration Statement of which this prospectus forms a part) throughout the term of the warrants with respect to the warrants and the shares of common stock issuable upon exercise of the warrants.

        The holders of the warrants as such are not entitled to vote, to receive dividends or to exercise any of the rights of holders of shares of common stock for any purpose until such warrants shall have been duly exercised and payment of the purchase price shall have been made. There is no market for the warrants and there is no assurance that any such market will ever develop.

        For the life of the warrants, the warrant holders are given the opportunity to profit from the rise in the market value of our common stock, if any, at the expense of the common stock holders and we might be deprived of favorable opportunities to secure additional equity capital, if it should then be needed, for the purpose of its business. A warrant holder may be expected to exercise the warrants at a time when we, in all likelihood, would be able to obtain equity capital, if we needed capital then, by a public sale of a new offering on terms more favorable then those provided in the warrants.

        If upon exercise of the warrants the exercise price is less than the book value per share, the exercise will have a dilutive effect upon the warrant holder's investment.

Preferred Stock

        Our Certificate of Incorporation authorizes 5,000,000 shares of preferred stock, $.01 par value, which preferred stock may from time-to-time be divided into and issued in series. The different series of Preferred Stock shall be established and the designations, and variations in the relative rights and preferences, as between the different series shall be fixed and determined by our Board of Directors.

        Our Amended and Restated Certificate of Incorporation authorizes the Board of Directors to issue shares of preferred stock in one or more series with such dividend liquidation, conversion, redemption and other rights as the Board establishes at the time. Stockholder approval is not required to issue preferred stock. To the extent that we issue additional shares of preferred stock, the ownership interest and voting power of existing shareholders could be diluted.

        The preferred stock could be issued in one or more series with such voting, conversion and other rights as would discourage possible acquirers from making a tender offer or other attempt to gain control of us, even if such transaction was generally favorable to our stockholders. In the event of a proposed merger, tender offer or other attempt to gain control of us, which the Board does not approve, it might be possible for the Board to authorize the issuance of a series of preferred stock with rights and preferences that could impede the completion of such a transaction. The Board could authorize holders of the preferred stock to vote, either separately or as a class or with the holders of common stock, on any merger, sale or exchange of assets or other extraordinary corporate transactions. Preferred stock may be used to discourage possible acquirers from making a tender offer or other attempt to gain control of us with a view to imposing a merger or sale of all or any part of our assets, even though a majority of stockholders may deem such acquisition attempts to be desirable.

        Preferred stock may also be used as consideration for any acquisition that we undertake, either alone or in combination with shares, notes or other assets including cash or other liquid securities.

Series A Preferred Stock

        The Certificate of Designation, Preferences and Rights of the Series A Preferred Stock filed with the Office of the Secretary of State, State of Delaware on July 2, 2001 and amended on April 5, 2002 authorizes 1,458,933 shares of Series A Preferred Stock, par value $.01 per share, stated value of $3.00 per share. As of August 21, 2003, there were 1,458,933 shares of Series A Preferred Stock issued and outstanding. We have agreed to redeem all of the outstanding shares of Series A Preferred Stock if we sell at least $4,000,000 of units in this offering.

        Holders of the Series A Preferred Stock are entitled to cumulative dividends at a rate of $.21 per share, payable annually on June 30 and December 31 of each year, when and as declared by our Board of Directors, in preference and priority to any payment of any dividend on the common stock or any other class or series of our capital stock. Dividends may be paid, at our option, either in cash or in shares of Series A Preferred Stock, valued at $3.00 per share, if the common stock issuable upon conversion of such Series A Preferred Stock has been registered for resale under the Securities Act of 1933. Holders of Series A Preferred Stock are entitled to a liquidation preference of $3.00 per share, plus accrued and unpaid dividends.

        The Series A Preferred Stock is convertible into common stock at any time at the option of the holder. The number of shares issuable upon conversion is determined by multiplying the number of shares of Series A Preferred Stock to be converted by $3.00 and dividing the result by the conversion price then in effect (the "Series A Conversion Price"). As of August 21, 2003, the Conversion Price was $12.00, after giving effect to the proposed one-for-four reverse split of our common stock. As a result, as of August 21, 2003, each share of Series A Preferred Stock was convertible into one-fourth of a share of common stock. If all of the shares of Series A Preferred Stock currently outstanding as of August 21, 2003, were converted, we would be required to issue 364,733 shares of common stock.

        On June 30, 2008, we will be required to redeem any shares of Series A Preferred Stock outstanding at a redemption price of $3.00 per share together with accrued and unpaid dividends. In March 2002, we and the holders of the Company's Series A Preferred Stock agreed to an amendment of the Certificate of Designation which will permit us to pay the redemption price of the Series A Preferred Stock through the issuance of shares of the our common stock. For purposes of determining the number of shares which we will be required to issue if we choose to pay the redemption price in shares of common stock, the common stock will have a value equal to the average closing price of the common stock during the five trading days immediately preceding the date of redemption.

        Each outstanding share of Series A Preferred Stock entitles the holder to a number of votes equal to the number of full shares of common stock into which such share of Series A Preferred Stock is then convertible. Except as required by law, the Series A Preferred Stock and the common stock vote as a single class on each matter submitted to a vote of stockholders. The holders of Series A Preferred Stock are entitled to vote separately as a class on any (a) proposed increase or decrease in the aggregate number of authorized shares of Series A Preferred Stock, (b) any proposal to create a new class of shares having rights and preferences equal to or having priority over the Series A Preferred Stock, (c) any proposed amendments of the Certificate of Designations, Rights and Preferences which created the Series A Preferred Stock that could adversely affect the powers, preferences, participations, rights, qualifications or restrictions of the Series A Preferred Stock. Any matter on which the holders of Series A Preferred Stock are entitled to vote as a class requires the affirmative vote of holders owning a majority of the issued and outstanding Series A Preferred Stock.

        On March 28, 2002, our shareholders granted approval to our proposal to issue the full number of shares of common stock upon conversion of the Series A Preferred Stock.

Series E Preferred Stock

        The Certificate of Designation, Preferences and Rights of the Series E Preferred Stock, filed July 15, 2002, with the Office of the Secretary of State, State of Delaware and amended on August 2, 2002, authorizes 50,000 shares of Series E Preferred Stock, par value $.01 per share, stated value $100 per share. As of August 21, 2003, there were 40,747 shares of Series E Preferred Stock issued and outstanding.

        The holders of the Series E Preferred Stock are entitled to cumulative dividends at a rate of six percent (6%) per annum, accrued daily, on a quarterly basis and payable every 120 days, in preference and priority to any payment of any dividend on our common stock. Dividends may be paid, at our option, either in cash or in shares of common stock, valued at the Series E Conversion Price (as defined below), if the common stock issuable upon conversion of such Series E Preferred Stock has been registered for resale under the Securities Act of 1933. Holders of Series E Preferred shares are entitled to a liquidation preference of $100 per share, plus accrued and unpaid dividends.

        The Series E Preferred Stock is convertible into common stock at a conversion price (the "Series E Conversion Price") equal to 75% of the average of the closing bid prices, for the five days preceding the conversion date, for the common stock. The number of shares issuable upon conversion is determined by multiplying the number of shares of Series E Preferred Stock to be converted by $100 and dividing the result by the Series E Conversion Price then in effect.

        Holders of Series E Preferred Stock do not have any voting rights, except as required by law.

        We have the right, but not the obligation, to redeem the shares of the Series E Preferred Stock at any time prior to conversion at a redemption price of 115% of the purchase price paid for the Series E Preferred Shares plus any accrued but unpaid dividends.

Series F Preferred Stock

        The Certificate of Designation, Preferences and Rights of the Series F Preferred Stock, filed July 31, 2002, with the Office of the Secretary of State, State of Delaware, authorizes 20,000 shares of Series F Preferred Stock, par value $.01 per share, stated value $100 per share. As of August 21, 2003, there were 8,000 shares of Series F Preferred Stock issued and outstanding.

        The holders of the Series F Preferred Stock are entitled to receive from assets legally available therefor, cumulative dividends at a rate of seven (7%) percent per annum, accrued daily and payable monthly, in preference and priority to any payment of any dividend on the common stock and on the Series E Preferred Stock. Dividends may be paid, at our option, either in cash or in shares of common stock, valued at the Series F Conversion Price (as defined below), if the common stock issuable upon conversion of such Series F Preferred Stock has been registered for resale under the Securities Act of 1933. Holders of Series F Preferred shares are entitled to a liquidation preference of $100.00 per share, plus accrued and unpaid dividends.

        The Series F Preferred Stock is convertible into common stock at a conversion price (the "Series F Conversion Price") equal to $.40 per share, after giving effect to the proposed one-for-four reverse split of our common stock.. The number of shares issuable upon conversion is determined by multiplying the number of shares of Series F Preferred Stock to be converted by $100 and dividing the result by the conversion price then in effect.

        Except as otherwise required by law, holders of Series F Preferred Stock and holders of common stock shall vote together as a single class on each matter submitted to a vote of stockholders. Each outstanding share of Series F Preferred Stock shall be entitled to the number of votes equal to the number of full shares of common stock into which such shares of Series F Preferred Stock is then convertible on the date for determination of stockholders entitled to vote at the meeting. Holders of the Series F Preferred Stock are entitled to vote as a separate class on any proposed amendment to the Series F Preferred Stock which would increase or decrease the number of authorized shares of Series F Preferred Stock or have an adverse impact on the Series F Preferred Stock, and on any proposal to create a new class of shares having rights or preferences equal to or having priority to the Series F Preferred Stock.

        We have the right, but not the obligation to redeem the shares of the Series F Preferred Stock at any time prior to conversion at a redemption price of 115% of the purchase price paid for the Series F Preferred shares plus any accrued but unpaid dividends.

Limitation on Liabilities and Indemnification Matters

        Pursuant to our certificate of incorporation and bylaws and as permitted by Delaware law, directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has received an improper personal benefit.

        Our certificate of incorporation and bylaws also provide that directors and officers shall be indemnified to the fullest extent authorized by Delaware law against all expenses and liabilities actually and reasonably incurred in undertaking their duties. Non-officer employees and agents may be similarly indemnified at the discretion of the Board of Directors. The certificate of incorporation and the by-laws further permit the advancing of expenses incurred in defense of claims.

Certain provisions of the Certificate of Incorporation and Bylaws

        Our bylaws provide that a special meeting of stockholders can only be called by the Chief Executive Officer or by a majority of the Board of Directors. The bylaws provide that only matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting. Our bylaws may be amended or repealed or new bylaws may be adopted by the Board of Directors. Stockholders may vote to amend or repeal such bylaws as adopted or amended by the Board of Directors; however, such a right requires approval from at least two-thirds of the stockholders voting.

        Our certificate of incorporation and bylaws also provide that any action required or permitted to be taken by our stockholders at an annual or special general meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu thereof.

Anti Takeover Effects of the Charter Documents and Delaware Law

        Our certificate of incorporation and bylaws include certain provisions that may have anti-takeover effects. These provisions may delay, defer or prevent a tender offer or takeover attempt that stockholders may consider to be in their best interests including attempts that might result in a premium over the market price for the shares held by the stockholders. These provisions may also make it more difficult to remove incumbent management.

        These provisions include:

  •
  authorizing its Board of Directors to issue preferred stock;

  •
  limiting the persons who may call special meetings of stockholders;

  •
  prohibiting stockholder action by written consent;

  •
  establishing advance notice requirements for nominations for election of its board of directors or for proposing matters that can be acted on by stockholder meetings and

  •
  prohibiting cumulative voting in the election of directors.

Listing

        Our common stock trades on the OTC Bulletin Board under the trading symbol SERV.OB. We intend to seek to have the units and warrants included on the OTC Bulletin Board under the symbols SERVu.OB and SERVws.OB, respectively, concurrently with the initial closing of this offering.

Transfer Agent and Registrar

        Our transfer agent is American Stock Transfer and Trust Company.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion sets forth the material U.S. federal income tax consequences of the purchase, ownership and sale of the units and the common stock and warrants comprising the units.

        This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated under the Code and administrative and judicial interpretations as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect, and all of which are subject to differing interpretations. This discussion is a summary and does not purport to deal with all aspects of U.S. federal income taxation that may be applicable to holders who are subject to special tax treatment, nor does it consider specific facts and circumstances that may be relevant to a particular holder's position. Accordingly, this discussion does not address:

  •
  Alternative minimum taxes or any state, local or foreign taxes;

  •
  Special rules that may be relevant to special classes of holders, such as dealers in securities, insurance companies, banks, regulated investment companies, tax-exempt organizations, those holding units (or common stock or warrants comprising the units) as part of a straddle, hedge, conversion transaction or other integrated investment, persons whose functional currency (as defined in Code Section 985) is not the U.S. dollar, and U.S. expatriates;

  •
  Tax consequences for the stockholders, partners or beneficiaries of a holder; or

  •
  Tax consequences for holders who do not hold the units (or common stock or warrants comprising the units) as capital assets within the meaning of Code Section 1221.

        This summary is not intended as tax advice, but rather represents our best judgment as to the U.S. federal tax consequences that may apply to holders based on current U.S. federal tax law. Prospective investors should be aware that no rulings have been or will be sought from the Internal Revenue Service ("IRS") with respect to any of the tax consequences described below, and either the IRS or the courts could disagree with the explanations or conclusions contained in this summary. Accordingly, prospective investors should consult their tax advisors and tax return preparers regarding the preparation of any item on a tax return, even where the anticipated tax treatment is discussed in this summary. Persons considering the purchase of a unit should consult their tax advisors with regard to the application of the U.S. and other income tax laws, as well as the tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty, to their particular situations.

        For purposes of this summary, a "U.S. holder" is a beneficial owner of a unit (or the common stock or warrant comprising the unit) that is subject to U.S. federal income tax on his, her or its worldwide income. Subject to a variety of special rules, the following are treated as U.S. holders:

  •
  An individual citizen of the United States;

  •
  An individual treated as a resident of the United States for tax purposes, including generally any individual who is present in the United States 183 days or more in any calendar year or who is treated as present for 183 days based on presence in the current and the two preceding years;

  •
  A corporation or partnership created or organized in or under the laws of the United States or of any political subdivision of the United States;

  •
  An estate the income of which is subject to U.S. federal income taxation regardless of its source; and

  •
  A trust the income of which is subject to U.S. federal income taxation, including a trust that is subject to the supervision of a court within the United States and is under the control of one or more U.S. persons or that has made a valid election to be treated as a U.S. person under applicable U.S. Treasury regulations.

        For purposes of this summary, a "non-U.S. holder" is a beneficial owner of a unit (or the common stock or warrant comprising the unit) that is not a U.S. holder.

  U.S. HOLDERS

        The following is a summary of the material U.S. federal income tax consequences with respect to the purchase, ownership and sale of the units (or common stock or warrants comprising the units) by U.S. holders.

  Tax Basis

        In order to determine the amount of gain or loss from transactions involving the common stock or warrant comprising a unit, a holder will need to know the tax basis of each of these securities. The tax basis for the warrant and common stock comprising each unit will be determined by allocating the cost of the unit among the share of common stock and one warrant in proportion to the relative fair market values of these securities on the date the unit is issued.

  Sale of Units

        If a U.S. holder sells or otherwise disposes of a unit, the U.S. holder will be treated as having sold or otherwise disposed of the common stock and warrant comprising the unit. The treatment of the sale or other disposition of the common stock and warrant is described below under "Sale of Common Stock" and "Exercise or Sale of Warrants."

  Warrants

          Exercise or Sale of Warrants

        A U.S. holder of a warrant will not have taxable gain or loss when the holder buys common stock for cash upon exercise of the warrant, except that gain will be recognized to the extent cash is received in exchange for a fraction of a share of common stock. The tax basis of common stock received upon the exercise of a warrant will equal the sum of the U.S. holder's tax basis for the warrant and the exercise price of the warrant (exclusive of any tax basis allocable to a fractional share). The holding period of common stock received upon exercise of a warrant will begin on the date the warrant is exercised (it will not include the period during which the warrant was held).

        If a U.S. holder of a warrant sells or otherwise disposes of a warrant, other than in an exercise for purchase of stock, the holder will have capital gain (or loss) equal to the amount by which the amount realized for the warrant exceeds (or is less than) the U.S. holder's tax basis for the warrant. A capital gain or loss will be a long-term capital gain or loss if the U.S. holder has held the warrant for more than one year at the time of its sale or disposition. Net long-term capital gains of certain noncorporate taxpayers, including individuals, are subject to preferential tax rates. The deductibility of capital losses is subject to limitations.

          Expiration of Warrants Without Exercise

        If a warrant expires unexercised, a U.S. holder will have a capital loss equal to the holder's tax basis for the warrant. A capital loss will be a long-term capital loss if the U.S. holder has held the warrant for more than one year at the time of its expiration. The deductibility of capital losses is subject to limitations.

  Common Stock

          Distributions on Shares of Common Stock

        We have never made, and do not intend to make in the foreseeable future, cash distributions on our common stock. If we do, however, make distributions to our stockholders with respect to our stock, whether paid in cash or property (other than qualifying distributions of additional shares of our common stock or rights to buy our stock), the distributions will generally be taxable to a U.S. holder as dividend income. In general, until 2009, dividend income of certain noncorporate taxpayers, including individuals, is subject to preferential tax rates provided that certain holding period requirements are satisfied. To the extent a U.S. holder receives a distribution that exceeds our current and accumulated earnings and profits, the excess will be treated first as a nontaxable return of capital that reduces the U.S. holder's tax basis in the stock (but not below zero) and thereafter as capital gain from the sale of the stock. Distributions taxed as dividends generally will be eligible for a dividends received deduction with respect to a percentage of the amounts treated as dividends if received by an otherwise qualifying corporate U.S. holder as long as the deduction is not restricted by the minimum holding period requirements or the "debt-financed portfolio stock" rules, or limited in value by the "extraordinary dividend" provisions of the Code (all of which work to reduce or eliminate the benefit of this deduction).

          Sale of Common Stock

        Upon the sale or other disposition of common stock, a U.S. holder generally will have capital gain (or loss) equal to the amount by which the amount realized for the common stock exceeds (or is less than) the U.S. holder's tax basis for the common stock. A capital gain or loss will be a long-term capital gain or loss if the U.S. holder has held the common stock for more than one year at the time of its sale or disposition. Net long-term capital gains of certain noncorporate taxpayers, including individuals, are subject to preferential tax rates. The deductibility of capital losses is subject to limitations.

  Backup Withholding and Information Reporting

        A U.S. holder may be subject to U.S. information reporting with respect to any dividends paid on the shares of common stock and to proceeds from the sale or other disposition of the common stock or warrants unless such U.S. holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact. A U.S. holder that is subject to U.S. information reporting generally will also be subject to U.S. backup withholding unless such U.S. holder provides certain information to us or our agent, including a correct taxpayer identification number (which, for an individual, is his or her social security number) and a certification that it is not subject to backup withholding. A U.S. holder that does not comply with these requirements maybe subject to certain penalties. Backup withholding is not an additional tax and may be refunded or credited against the U.S. holder's U.S. federal income tax liability provided that certain required information is furnished.

  NON-U.S. HOLDERS

        The following is a summary of the material U.S. federal income tax consequences with respect to the purchase, ownership and sale of the units (or common stock or warrants comprising the units) by non-U.S. holders.

  Tax Basis

        The tax basis for the warrant and common stock comprising each unit will be determined by allocating the cost of the unit among the shares of common stock and warrant in proportion to the relative fair market values of these securities on the date the unit is issued.

  Sale of Units

        If a non-U.S. holder sells or otherwise disposes of a unit, the holder will be treated as having sold or otherwise disposed of the common stock and warrant comprising the unit. The treatment of the sale or other disposition of the common stock and warrant is described below under "Sale of Common Stock or Warrants."

  Exercise of Warrants

        A non-U.S. holder of a unit generally will not have taxable gain or loss when the holder buys common stock for cash upon exercise of the warrant. To the extent a non-U.S. holder receives cash in exchange for a fraction of a share of common stock, that cash may give rise to gain that would be subject to the rules described below with respect to the sale of common stock. The tax basis of stock acquired upon exercise of a warrant will equal the sum of the non-U.S. holder's tax basis for the warrant and the exercise price of the warrant (exclusive of any tax basis allocable to a fractional share).

  Distributions on Shares of Common Stock

        We have never made, and do not intend to make in the foreseeable future, cash distributions on our common stock. If we do, however, make distributions to our stockholders with respect to our stock, whether paid in cash or property (other than qualifying distributions of additional shares of our common stock or rights to buy our stock), distributions made to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30% or at a lower rate under an applicable income tax treaty between the United States and the holder's country of residence. A non-U.S. holder generally must provide the withholding agent with a properly executed IRS Form W-8BEN in order to claim a reduced rate of withholding tax under a treaty.

        Generally, the entire amount of a distribution paid with respect to common stock will be subject to withholding even if some or all of the distribution does not constitute a dividend. We may elect to withhold only on the portion of the distribution that is a dividend, or we may withhold on the entire distribution. If we withhold on the entire distribution, a non-U.S. holder will generally be entitled to obtain a refund or credit for the amount withheld on the non-dividend portion, provided the appropriate procedures are followed.

        Except to the extent otherwise provided under an applicable tax treaty, a non-U.S. holder generally will be taxed in the same manner as a U.S. holder on distributions that are effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder, and if required by a tax treaty, are attributable to a permanent establishment maintained in the United States. If the non-U.S. holder is a foreign corporation, it may also be subject to a U.S. branch profits tax at a 30% rate, or a lower rate as may be specified by an applicable income tax treaty. In order to claim the benefit of a U.S. tax treaty or to claim exemption from withholding because distributions paid to a non-U.S. holder are effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder, such holder must provide a properly executed IRS Form W-8BEN for treaty benefits or Form W-8ECI for effectively connected income.

  Sale of Common Stock or Warrants

        Non-U.S. holders generally will not be subject to U.S. federal income tax on gain recognized on the sale or other disposition of shares of our common stock or warrants unless:

  •
  The gain is effectively connected with the holder's conduct of a trade or business in the United States or, under an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by the holder in the United States, in which case the gain will be subject to U.S. federal income tax in the same manner as if the holder were a U.S. holder, and a holder that is a foreign Corporation may be subject to an additional branch profits tax at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty;

  •
  The holder is an individual present in the United States for 183 days or more in the taxable year of the sale (but is not treated as a U.S. holder due to an exception to the general rule that treats such individuals as residents) and meets other requirements, in which case the holder's net gain will be taxed at a rate of 30%; or

  •
  With respect to a sale of our common stock, we are or have been a "United States real property holding corporation" (as defined below) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of sale of our common stock or the period that the holder held our common stock and either the holder actually or constructively holds (or held at any time during the shorter of those two periods) more than 5% of our shares of common stock or our shares are no longer regularly traded on an established securities market, in which case the gain from the sale of our common stock will be subject to U.S. federal income tax in the same manner as if the holder were a U.S. holder, and a holder that is a foreign corporation may be subject to an additional branch profits tax at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty.

        Generally, a corporation is a "United States real property holding corporation" if the fair market value of its "United States real property interests" equals or exceeds 50% of the aggregate fair market value of its worldwide real property assets plus its other assets used or held for use in a trade or business. We do not believe that we are currently a United States real property holding corporation. Although we think it is unlikely given our current business plans and operations, we cannot assure you that we will not become a United States real property holding corporation in the future.

  Backup Withholding and Information Reporting

        Dividends paid to you may be subject to information reporting and U.S. backup withholding. Backup withholding generally will not apply to dividends on shares of our common stock, however, if the non-U.S. holder provides an IRS Form W-8BEN or otherwise meets evidence requirements for establishing that the holder is not a U.S. person or satisfies another exemption.

        Payments on the sale or other disposition of shares of common stock or warrants made to or through the U.S. office of a broker generally will be subject to information reporting and backup withholding unless the holder either certifies its status as a non-U.S. holder (and, if an individual, as not being present in the United States for a total of 183 days or more during the calendar year) under penalties of perjury on the applicable IRS Form W-8BEN or W-8IMY or otherwise establishes an exemption.

        Payments on the sale or other disposition of shares of common stock or warrants made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. Information reporting, but not backup withholding, however, may apply to those payments if the broker has certain connections to the United States, unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or the beneficial owner otherwise establishes an exemption.

        Backup withholding is not an additional tax and may be refunded (or credited against the holder's U.S. federal income tax liability, if any), provided that certain required information is furnished.

  U.S. Federal Estate Tax Treatment of "Non-U.S. Holders"

        An individual "non-U.S. holder" (as specially defined for U.S. federal estate tax purposes) who is treated as the owner of our units, common stock or warrants at the time of his or her death, or who has made certain lifetime transfers of these securities, generally will be required to include the value of the securities in his or her gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax on that value, unless an applicable estate tax treaty provides otherwise.

LEGAL MATTERS

        The legality of the shares offered by this prospectus will be passed upon for us by Giordano, Halleran & Ciesla, a Professional Corporation, Middletown, New Jersey. Certain legal matters will be passed on for the underwriter by Lehman & Eilen, Uniondale, New York.

EXPERTS

        Certain financial statements of the Company and Provisional Employment Solutions, Inc. included in this prospectus have been audited by Amper, Politziner & Mattia, P.C., independent auditors, as indicated in their reports with respect thereto, and are included in reliance upon the authority of the firm as experts in giving such reports.

ADDITIONAL INFORMATION

        We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to the offered common stock. We have not included in this prospectus additional information contained in the Registration Statement and you should refer to the Registration Statement and its exhibits for further information. The Registration Statement and exhibits and schedules filed as a part thereof, may be inspected, without charge, at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices at the SEC located at Northwestern Atrium Center, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60611-2511. The SEC maintains a worldwide web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements regarding registrants that file electronically with the SEC. Copies of all or any portion of the Registration Statement may be obtained from the public reference section of the SEC upon payment of the prescribed fees.

INDEX TO FINANCIAL STATEMENTS
STRATUS SERVICES GROUP, INC.

As of September 30, 2002 and 2001
and for the Years Ended September 30, 2002, 2001 and 2000

Page(s) No.
Independent Auditors Report	F-2
Financial Statements
Balance Sheets	F-3
Statements of Operations	F-4
Statements of Cash Flows	F-5
Statements of Stockholders' Equity	F-8
Statements of Comprehensive Income	F-10
Notes to Financial Statements	F-11
As of June 30, 2003 and for the Nine Months Ended June 30, 2003 and 2002
Consolidated Balance Sheet	F-39
Condensed Statements of Operations	F-40
Condensed Statements of Cash Flows	F-41
Notes to Financial Statements	F-43
ELITE PERSONNEL SERVICES, INC. For the Years Ended December 31, 2001, 2000 and 1999
Independent Auditors Report	F-55
Financial Statements
Statement of Net Assets Sold	F-56
Statement of Net Revenues, Cost of Revenues and Expenses	F-57
Notes to Financial Statements	F-58
As of September 30, 2002
Statement of Net Assets Sold	F-61
Statement of Net Revenues, Costs of Revenues and Expenses	F-62
PROVISIONAL EMPLOYMENT SOLUTIONS, INC. For the Years Ended September 30, 2001 and 2000
Independent Auditors Report	F-63
Financial Statements
Statement of Net Assets Sold	F-64
Statement of Net Revenues, Cost of Revenues and Expenses	F-65
Notes to Financial Statements	F-66
UNAUDITED PRO FORMA FINANCIAL STATEMENTS
Summary	F-69
Unaudited Pro Forma Condensed Balance Sheet as of September 30, 2002	F-70
Unaudited Pro Forma Condensed Statement of Operations for the Year Ended September 30, 2002	F-71
Unaudited Pro Forma Condensed Statement of Operations for the Nine Months Ended June 30, 2003	F-72
Notes to Unaudited Condensed Pro Forma Statements	F-73

Independent Auditors' Report

To the Stockholders of
Stratus Services Group, Inc.

        We have audited the accompanying balance sheets of Stratus Services Group, Inc. as of September 30, 2002 and 2001, and the related statements of operations, stockholders' equity, cash flows and comprehensive income for each of the three years in the period ended September 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stratus Services Group, Inc. as of September 30, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        In connection with our audits of the financial statements referred to above, we audited the financial Schedule II. In our opinion, the financial schedule, when considered in relation to the financial statements taken as a whole, presents fairly, in all material respects, the information stated therein.

/s/ AMPER, POLITZINER & MATTIA, P.C. AMPER, POLITZINER & MATTIA, P.C.
December 17, 2002 Edison, New Jersey

STRATUS SERVICES GROUP, INC.

Balance Sheets

	September 30,
	2002	2001
Assets
Current assets
Cash and cash equivalents	$162,646	$171,822
Accounts receivable—less allowance for doubtful accounts of $1,742,000 and $551,000	9,179,543	8,540,112
Unbilled receivables	2,065,972	1,566,417
Other receivables	250,000	—
Prepaid insurance	2,709,331	1,436,278
Investment	—	1,166,046
Prepaid expenses and other current assets	333,601	77,146
Net assets of discontinued Engineering Division	—	199,610

	14,701,093	13,157,431
Property and equipment, net of accumulated depreciation	1,281,817	1,427,216
Intangible assets, net of accumulated amortization	7,887,727	7,078,428
Deferred financing costs, net of accumulated amortization	5,768	454,878
Other assets	154,991	150,205

	$24,031,396	$22,268,158

Liabilities and Stockholders' Equity
Current liabilities
Loans payable (current portion)	$580,830	$347,289
Notes payable—acquisitions (current portion)	578,040	1,110,726
Line of credit	7,739,117	7,306,581
Cash overdraft	731,501	—
Insurance obligation payable	128,075	549,460
Accounts payable and accrued expenses	5,472,696	3,421,796
Accrued payroll and taxes	1,828,629	1,461,738
Payroll taxes payable	929,328	306,230

	17,988,216	14,503,820
Loans payable (net of current portion)	217,965	291,243
Notes payable—acquisitions (net of current portion)	1,919,532	1,403,847
Convertible debt	40,000	1,125,399

	20,165,713	17,324,309
Series A voting redeemable convertible preferred stock, $.01 par value, 1,458,933 shares issued and outstanding, liquidation preference of $4,376,799 (including unpaid dividends of $39,000)	—	2,792,000
Temporary equity—put options	823,000	869,000
Commitments and contingencies
Stockholders' equity
Preferred stock, $.01 par value, 5,000,000 shares authorized	—	—
Series A voting redeemable convertible preferred stock, $.01 par value, 1,458,933 shares issued and outstanding, liquidation preference of $4,376,799 (including unpaid dividends of $345,376 and $-0-)	3,293,376	—
Series E non-voting convertible preferred stock, $.01 par value, 16,683 and -0- shares issued and outstanding, liquidation preference of $1,668,300 (including unpaid dividends of $20,000 and $-0-)	1,485,947	—
Series F voting convertible preferred stock, $.01 par value, 10,000 and -0- shares issued and outstanding, liquidation preference of $1,000,000	1,000,000	—
Series H non-voting convertible preferred stock, $.01 par value, 5,000 and -0- shares issued and outstanding, liquidation preference of $500,000	500,000	—
Common stock, $.01 par value, 25,000,000 shares authorized; 11,522,567 and 8,217,764 shares issued and outstanding	115,226	82,178
Additional paid-in capital	12,626,733	11,992,685
Accumulated deficit	(15,978,599)	(9,592,014)
Accumulated other comprehensive loss	—	(1,200,000)

Total stockholders' equity	3,042,683	1,282,849

	$24,031,396	$22,268,158

See accompanying summary of accounting policies and notes to financial statements.

STRATUS SERVICES GROUP, INC.

Statements of Operations

	Years Ended September 30,
	2002	2001	2000
Revenues	$73,040,408	$57,026,338	$36,199,671
Cost of revenues	61,520,008	46,074,285	27,827,547

Gross profit	11,520,400	10,952,053	8,372,124
Selling, general and administrative expenses	14,508,207	13,421,634	7,844,534
Loss on impairment of goodwill	400,000	700,000	—
Other charges	140,726	375,306	—

Operating earnings (loss) from continuing operations	(3,528,533)	(3,544,887)	527,590

Other income (expenses)
Finance charges	—	(61,291)	(453,827)
Interest and financing costs	(1,975,932)	(1,999,246)	(298,386)
(Loss) on sale of investment	(2,159,415)	—	—
Other income (expense)	83,398	(47,963)	45,944

	(4,051,949)	(2,108,500)	(706,269)

Earnings (loss) from continuing operations before income taxes	(7,580,482)	(5,653,387)	(178,678)
Income taxes (benefit)	—	340,000	(340,000)

Earnings (loss) from continuing operations	(7,580,482)	(5,993,387)	161,322
Discontinued operations—earnings (loss) from discontinued Engineering Division	(565,159)	145,930	884,588
Gain on sale of Engineering Division	1,759,056	—	—

Net earnings (loss)	(6,386,585)	(5,847,457)	1,045,910
Dividends and accretion on preferred stock	(1,041,810)	(63,000)	—

Net earnings (loss) attributable to common stockholders	$(7,428,395)	$(5,910,457)	$1,045,910

Basic:
Earnings (loss) from continuing operations	$(.82)	$(1.01)	$.03
Earnings from discontinued operations	.12	.02	.18

Net earnings (loss)	$(.70)	$(.99)	$.21

Diluted:
Earnings (loss) from continuing operations	$(.82)	$(1.01)	$.03
Earnings from discontinued operations	.12	.02	.17

Net earnings (loss)	$(.70)	$(.99)	$.20

Weighted average shares, outstanding per common share
Basic	10,555,815	5,996,134	4,931,914
Diluted	10,555,815	5,996,134	5,223,508

See accompanying summary of accounting policies and notes to financial statements.

STRATUS SERVICES GROUP, INC.

Statements of Cash Flows

	Years Ended September 30,
	2002	2001	2000
Cash flows from operating activities
Net earnings (loss) from continuing operations	$(7,580,482)	$(5,993,387)	$161,322
Net earnings from discontinued operations	1,193,897	145,930	884,588
Adjustments to reconcile net earnings (loss) to net cash used by operating activities
Depreciation	510,059	409,860	175,419
Amortization	565,427	359,134	191,710
Provision for doubtful accounts	1,658,000	661,000	122,500
Loss on impairment of goodwill	400,000	700,000	—
Deferred financing costs amortization	405,471	209,897	—
Loss on sale of investment	2,159,415	—	—
Loss on extinguishments of convertible debt	(3,277)	70,560	—
Accrued penalties on Series B Convertible Preferred Stock	28,080	—	—
Gain on sale of Engineering Division	(1,759,056)	—	—
Deferred taxes	—	340,000	(340,000)
Interest expense amortization for the intrinsic value of the beneficial conversion feature of convertible debentures	104,535	1,146,463	—
Imputed interest	—	—	57,652
Accrued interest	106,687	64,410	41,522
Compensation—stock options	—	67,900	46,800
Changes in operating assets and liabilities
Due from factor/accounts receivable	(2,796,986)	(2,347,247)	(2,938,890)
Prepaid insurance	(1,273,053)	(1,003,604)	(175,461)
Prepaid expenses and other current assets	(26,455)	201,023	(262,261)
Other assets	(5,111)	(65,652)	19,593
Insurance obligation payable	(421,385)	182,360	114,214
Accrued payroll and taxes	366,891	356,375	171,028
Payroll taxes payable	623,098	(106,283)	186,281
Accounts payable and accrued expenses	2,064,913	2,195,797	(80,469)

Total adjustments	2,707,253	3,441,993	(2,670,362)

	(3,679,332)	(2,405,464)	(1,624,452)

Cash flows (used in) investing activities
Purchase of property and equipment	(322,748)	(755,801)	(780,975)
Proceeds from sale of investment	206,631	—	—
Payments for business acquisitions	(336,726)	(1,218,674)	(1,053,868)
Net proceeds from sale of Engineering Division	1,709,079	—	—
Costs incurred in connection with investment	—	(17,046)	—
Loans receivable	—	(40,500)	(120,500)

	1,256,236	(2,032,021)	(1,955,343)

Cash flows from financing activities
Proceeds from initial public offering	—	—	6,034,169
Proceeds from issuance of common stock	222,083	1,412,772	—
Proceeds from issuance of preferred stock	1,932,131	—	—
Proceeds from loans payable	1,729,898	255,000	1,125,000
Payments of loans payable	(1,073,440)	(70,180)	(1,457,624)
Payments of notes payable—acquisitions	(1,117,001)	(320,394)	(1,164,100)
Net proceeds from line of credit	432,536	2,065,156	—
Net proceeds from convertible debt	327,775	2,664,239	—
Redemption of convertible debt	(302,896)	(2,222,883)	—
Proceeds from temporary equity—put options	—	60,000	—
Cash overdraft	731,501	—	—
Cost in connection with common stock issued for acquisition	(2,000)	—	—
Redemption of preferred stock	(455,000)	—	—
Purchase of treasury stock	—	(265,125)	(350,000)
Dividends paid	(11,667)	—	—

	2,413,920	3,578,585	4,187,445

Net change in cash and cash equivalents	(9,176)	(858,900)	607,650
Cash and cash equivalents—beginning	171,822	1,030,722	423,072

Cash and cash equivalents—ending	$162,646	$171,822	$1,030,722

See accompanying summary of accounting policies and notes to financial statements.

STRATUS SERVICES GROUP, INC.

Statements of Cash Flows (Continued)

	Years Ended September 30,
	2002	2001	2000
Supplemental disclosure of cash paid
Interest	$1,937,930	$739,872	$201,718
Schedule of Non-cash Investing and Financing Activities
Fair value of assets acquired	$1,816,727	$4,568,674	$1,548,097
Less: cash paid	(336,727)	(1,218,674)	(1,048,097)
Less: common stock and put options issued	(380,000)	(800,000)	—

Liabilities assumed	$1,100,000	$2,550,000	$500,000

Issuance of common stock in exchange for notes payable	$—	$—	$1,000,000

Purchase of property and equipment for notes	$—	$—	$163,836

Purchase of treasury stock in exchange for loans	$—	$402,000	$—

Issuance of common stock in exchange for investment	$—	$61,000	$—

Issuance of common stock upon conversion of convertible debt	$736,003	$542,500	$—

Issuance of Series B Preferred Stock in exchange for convertible and other debt	$1,016,499	$—	$—

Issuance of Series E Preferred Stock in exchange for Series B Preferred Stock	$875,210	$—	$—

Issuance of common stock in exchange for accounts payable and accrued expenses	$59,000	$—	$—

Issuance of warrants for fees	$55,000	$—	$—

Issuance of preferred stock in exchange for investment	$—	$1,592,000	$—

Issuance of preferred stock for fees in connection with private placement ($410,000) and investment ($727,000)	$—	$1,137,000	$—

Issuance of common stock for fees in connection with private placement and investment	$—	$30,000	$—

Cumulative dividends and accretion on preferred stock	$1,030,143	$63,000	$—

See accompanying summary of accounting policies and notes to financial statements.

STRATUS SERVICES GROUP, INC.

Statement of Stockholders' Equity

		Common Stock		Preferred Stock					Accumulated Other Comprehensive Loss
						Treasury Stock	Additional Paid-In Capital	Deferred Compensation		Accumulated Deficit
	Total	Amount	Shares	Amount	Shares
Balance—September 30, 1999	$(3,011,665)	$42,725	4,272,470	$—	—	$—	$1,850,777	$(114,700)	$—	$(4,790,467)
Net earnings	1,045,910	—	—	—	—	—	—	—	—	1,045,910
Compensation expense in connection with stock options granted (no tax effect)	46,800	—	—	—	—	—	—	46,800	—	—
Issuance of common stock in exchange for notes payable	1,000,000	1,933	193,333	—	—	—	998,067	—	—	—
Proceeds from the initial public offering of common stock (net of costs of ($1,869,660)	5,930,340	13,000	1,300,000	—	—	—	5,917,340	—	—	—
Transfer from temporary equity	2,138,060	—	—	—	—	—	2,138,060	—	—	—
Purchase and retirement of treasury stock	(350,000)	(538)	(53,766)	—	—	—	(349,462)	—	—	—

Balance—September 30, 2000	$6,799,445	$57,120	5,712,037	$—	—	$—	$10,554,782	$(67,900)	—	$(3,744,557)
Net (loss)	(5,847,457)	—	—	—	—	—	—	—	—	(5,847,457)
Unrealized loss on securities available for sale	(1,200,000)	—	—	—	—	—	—	—	(1,200,000)	—
Dividends and accretion on preferred stock	(63,000)	—	—	—	—	—	(63,000)	—	—	—
Purchase and retirement of treasury stock	(15,125)	(33)	(3,333)	—	—	—	(15,092)	—	—	—
Purchase of treasury stock	(652,000)	—	—	—	—	(652,000)	—	—	—	—
Beneficial conversion feature of convertible debt	1,213,747	—	—	—	—	—	1,213,747	—	—	—
Warrants issued in connection with issuance of convertible debt	88,000	—	—	—	—	—	88,000	—	—	—
Compensation expense in connection with stock options granted (no tax effect)	67,900	—	—	—	—	—	—	67,900	—	—
Beneficial conversion feature of convertible debt redeemed	(631,881)	—	—	—	—	—	(631,881)	—	—	—
Conversion of convertible debt	429,448	5,194	519,394	—	—	652,000	(227,746)	—	—	—
Issuance of common stock in connection with acquisition	—	4,000	400,000	—	—	—	(4,000)	—	—	—
Proceeds from the private placements of common stock (net of costs of $432,228) for cash	1,002,772	14,497	1,449,666	—	—	—	988,275	—	—	—
Issuance of shares for services provided	30,000	300	30,000	—	—	—	29,700	—	—	—
Issuance of stock in exchange for investment	61,000	500	50,000	—	—	—	60,500	—	—	—
Issuance of stock with put options	—	600	60,000	—	—	—	(600)	—	—	—

Balance—September 30, 2001	$1,282,849	$82,178	8,217,764	$—	—	$—	$11,992,685	$—	$(1,200,000)	$(9,592,014)

See accompanying summary of accounting policies and notes to financial statements.

STRATUS SERVICES GROUP, INC.

Statement of Stockholders' Equity (Continued)

		Common Stock		Preferred Stock					Accumulated Other Comprehensive Loss
						Treasury Stock	Additional Paid-In Capital	Deferred Compensation		Accumulated Deficit
	Total	Amount	Shares	Amount	Shares
Net (loss)	(6,386,585)	—	—	—	—	—	—	—	—	(6,386,585)
Dividends and accretion on preferred stock	(135,667)	—	—	906,143	—	—	(1,041,810)	—	—	—
Beneficial conversion feature of convertible debt and convertible preferred stock	136,000	—	—	(695,000)	—	—	831,000	—	—	—
Beneficial conversion feature of convertible debt redeemed	(69,541)	—	—		—	—	(69,541)	—	—	—
Conversion of convertible debt	736,003	25,375	2,537,479		—	—	710,628	—	—	—
Issuance of common stock in connection with acquisition	378,000	4,000	400,000		—	—	374,000	—	—	—
Proceeds from the private placements of common stock (net of costs of $9,750) for cash	222,083	2,777	277,724		—	—	219,306	—	—	—
Issuance of warrants for services provided	55,000	—	—		—	—	55,000	—	—	—
Issuance of Series B preferred stock in exchange for loans payable	934,907	—	—	1,016,499	203,300	—	(81,592)	—	—	—
Issuance of common stock in exchange for accounts payable and accrual expenses	59,000	896	89,600		—	—	58,104	—	—	—
Proceeds from the issuance of preferred stock (net of costs $402,870) for cash	2,162,131	—	—	2,565,001	82,650	—	(402,870)	—	—	—
Redemption of Series B Preferred Stock	(455,000)	—	—	(455,000)	(91,000)	—	—	—	—	—
Redemption of convertible debt	(20,577)	—	—		—	—	(20,577)	—	—	—
Reclassification adjustment for loss on securities available for sale included in net income	1,200,000	—	—		—	—	—	—	1,200,000	—
Reclassification of Series A Preferred Stock to Stockholders' Equity	2,916,000	—	—	2,916,000	1,458,933	—	—	—	—	—
Conversioon of Series B Preferred Stoc to Series E Preferred Stock	28,080	—	—	28,080	(163,267)	—	—	—	—	—
Forgiveness of dividends on Series B Preferred Stock	—	—	—	(2,400)	—	—	2,400	—	—	—

Balance—September 30, 2002	$3,042,683	$115,226	11,522,567	$6,279,323	1,490,616	$—	$12,626,733	$—	$—	$(15,978,599)

See accompanying summary of accounting policies and notes to financial statements.

STRATUS SERVICES GROUP, INC.

Statements of Comprehensive Income

	Years Ended September 30,
	2002	2001	2000
Net earnings (loss)	$(6,386,585)	$(5,847,457)	$1,045,910
Unrealized loss on securities available for sale	—	(1,200,000)	—
Reclassification adjustment for loss on securities available for sale included in net income	1,200,000	—	—

Comprehensive income (loss)	$(5,186,585)	$(7,047,457)	$1,045,910

See accompanying summary of accounting policies and notes to financial statements.

Note 1—Nature of Operations and Summary of Significant Accounting Policies

Operations

        Stratus Services Group, Inc. (the "Company") is a national provider of staffing and productivity consulting services. As of September 30, 2002, the Company operated a network of thirty-three offices in nine states.

        The Company operates as one business segment. The one business segment consists of its traditional staffing services and SMARTSolutions™, a structured program to monitor and enhance the production of a client's labor resources. The Company's customers are in various industries and are located throughout the United States. Credit is granted to substantially all customers. No collateral is maintained.

  Basis of Presentation

        The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Company incurred significant losses from continuing operations of $7,580,000 and $5,993,000 during the years ended September 30, 2002 and 2001, respectively, and has a working capital deficit of $3,287,000 at September 30, 2002. These factors, among others, indicate that the Company may be unable to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

        Management recognizes that the Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to allow it to satisfy its obligations on a timely basis, to fund the operation and capital needs, and to obtain additional financing as may be necessary.

        Management of the Company has taken steps to revise and reduce its operating requirements, which it believes will be sufficient to assure continued operations and implementation of the Company's plans. The steps include closing branches that are not profitable, consolidating branches and reductions in staffing and other selling, general and administrative expense.

  Revenue Recognition

        The Company recognizes revenue as the services are performed by its workforce. The Company's customers are billed weekly. At balance sheet dates, there are accruals for unbilled receivables and related compensation costs.

        The Company follows Emerging Issues Task Force ("EITF") 99-19, "Recording Revenue Cross as a Principal Versus Net as an Agent" in the presentation of revenues and expenses. The guidance requires the Company to assess whether it acts as a principal in the transaction or an agent acting on behalf of others. Because the Company is the principal and primary obligor in all of its service offerings and has the risks and rewards of ownership, the revenues are recorded gross in the statement of operations.

  Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents and Concentration of Cash

        The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company maintains its cash in bank deposit accounts, which, at times may exceed federally insured limits. The Company has not experienced any losses in such accounts.

  Comprehensive Income (Loss)

        Comprehensive income (loss) is the total of net income (loss) and other non-owner changes in equity including unrealized gains or losses on available-for-sale marketable securities.

  Earnings/Loss Per Share

        The Company utilizes Statement of Financial Accounting Standards No. 128 "Earnings Per Share", (SFAS 128), whereby basic earnings per share ("EPS") excludes dilution and is computed by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted EPS assumes conversion of dilutive options and warrants, and the issuance of common stock for all other potentially dilutive equivalent shares outstanding.

        Following is a reconciliation of the numerator and denominator of Basic EPS to the numerator and denominator of Diluted EPS for all years presented.

	Year Ended September 30,
	2002	2001	2000
Numerator:
Basic EPS
Net earnings (loss)	$(6,386,585)	$(5,847,457)	$1,045,910
Dividends and accretion on preferred stock	1,041,810	63,000	—

Net earnings (loss) attributable to common stockholders	$(7,428,395)	$(5,910,457)	$1,045,910

Denominator:
Basic EPS
Weighted average shares outstanding	10,555,815	5,996,134	4,931,914

Per share amount	$(.70)	$(.99)	$.21

Effect of stock options and warrants	—	—	291,594
Dilutive EPS
Weighted average shares outstanding including incremental shares	10,555,815	5,996,134	5,223,508

Per share amount	$(.70)	$(.99)	$.20

  Investment

        The investment represented securities available for sale which were stated at fair value. Unrealized holding gains and losses were reflected as a net amount in accumulated other comprehensive loss until realized. The entire investment, which consisted of an investment in a publicly-traded foreign company (see Note 5), was sold in the year ended September 30, 2002 at a gross realized loss of $2,159,415. There were no gross realized gains and losses on sales of available-for-sale securities for the years ended September 30, 2001 and 2000.

  Property and Equipment

        Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets as follows:

	Method	Estimated Useful Life
Furniture and fixtures	Declining balance	5 years
Office equipment	Declining balance	5 years
Computer equipment	Straight-line	5 years
Computer software	Straight-line	3 years
Vans	Straight-line	5 years

  Goodwill

        Goodwill is amortized on a straight-line basis over fifteen years except for acquisitions after June 30, 2001 where goodwill is not being amortized.

        The Company evaluates the carrying value of its long-lived assets under the provisions of statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows, estimated to be generated by those assets are loess than the assets' carrying value. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair market value of the assets.

        The Company recorded charges of $400,000, $700,000 and $-0- in the years ended September 30, 2002, 2001 and 2000, respectively relating to the impairment of goodwill related with various acquisitions previously made by the Company. The steady decline in revenue and earnings of those acquired business units and in the case of one business unit, the loss of a major customer required that the Company adjust the carrying value of the goodwill. Using discounted cash flow projections for these acquired business units, the related goodwill was written down to their estimated fair values.

  Factoring

        The Company's factoring agreement (see Note 6) with a financing institution ("factor") had been accounted for as a sale of receivables under Statement of Financial Accounting Standards No. 125 "Accounting for Transfers and Services of Financial Assets and Extinguishment of Liabilities". ("SFAS" No. 125)

  Fair Values of Financial Instruments

        Fair values of cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings approximate cost due to the short period of time to maturity. Fair values of long-term debt, which have been determined based on borrowing rates currently available to the Company for loans with similar terms or maturity, approximate the carrying amounts in the financial statements.

  Stock-Based Compensation

        Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation" ("SFAS" 123") allows a company to adopt a fair value based method of accounting for its stock-based compensation plans or continue to follow the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees". The Company accounts for stock-based compensation in accordance with the provisions of APB No. 25, and complies with the disclosure provisions of SFAS No. 123. Under APB No. 25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

  Income Taxes

        The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

  Advertising Costs

        Advertising costs are expensed as incurred. The expenses for the years ended September 30, 2002, 2001 and 2000 were $154,000, $188,000 and $181,000, respectively, and are included in selling, general and administrative expenses.

  Impairment of Long-Lived Assets

        The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"). SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

  New Accounting Pronouncements

        In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. As amended by SFAS 138, SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This statement did not have a material impact on the Company's financial position and results of operations.

        In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB 101), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company believes its revenue recognition policies do not significantly differ from SAB 101.

        In September 2000, the FASB issued SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" which is a replacement of SFAS No. 125. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after March 31, 2001. This statement did not have a material impact on the Company's financial position and results of operations.

        In June 2001, the FASB issued SFAS No. 141, "Business Combinations". SFAS No. 141 establishes new standards for accounting and reporting requirements for business combinations and requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also requires that acquired intangible assets be recognized as assets apart from goodwill if they meet one of the two specified criteria. Additionally, the statement adds certain disclosure requirements to those required by APB 16, including disclosure of the primary reasons for the business combination and the allocation of the purchase price paid to the assets acquired and liabilities assumed by major balance sheet caption. This statement is required to be applied to all business combinations initiated after June 30, 2001 and to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later. Use of the pooling-of-interests method is prohibited. The adoption of SFAS No. 141 did not have an impact on the Company's financial condition or results of operations.

        In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 142, which must be applied to fiscal years beginning after December 15, 2001, modifies the accounting and reporting of goodwill and intangible assets. The pronouncement requires entities to discontinue the amortization of goodwill, reallocate all existing goodwill among its reporting segments based on criteria set by SFAS No. 142 and perform initial impairment tests by applying a fair-value-based analysis on the goodwill in each reporting segment. Any impairment at the initial adoption date shall be recognized as the effect of a change in accounting principle. Subsequent to the initial adoption, goodwill shall be tested for impairment annually or more frequently if circumstances indicate a possible impairment.

        Under SFAS No. 142, entities are required to determine the useful life of other intangible assets and amortize the value over the useful life. If the useful life is determined to be indefinite, no amortization will be recorded. For intangible assets recognized prior to the adoption of SFAS No. 142, the useful life should be reassessed. Other intangible assets are required to be tested for impairment in a manner similar to goodwill. At September 30, 2002, the Company's net goodwill was approximately $7,150,000, and annual amortization of such goodwill was approximately $291,000. The Company will adopt SFAS No. 142 during its first fiscal quarter of fiscal 2003. Because of the extensive effort required to comply with the remaining provisions of SFAS Nos. 141 and 142, the Company cannot reasonably estimate the impact on its financial statements of these provisions beyond discontinuing amortization.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sale and requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company does not anticipate that this statement will have a material impact on its financial position and results of operations.

        In July 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities". SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullified Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". The principal difference between SFAS 146 and EITF 94-3 relates to the timing of the recognition of a liability for a cost associated with an exit or disposal activity. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as generally defined in EITF 94-3 is to be recognized at the date of an entity's commitment to an exit plan.

SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The effect of adoption of FAS 146 is dependent on the Company's related activities subsequent to the date of adoption.

Note 2—Initial Public Offering

        On May 5, 2000, the Company completed its initial public offering ("IPO") of 1,300,000 shares of common stock at a price of $6.00 per share, generating net proceeds of approximately $5,930,000 after deducting underwriters discounts and offering costs of approximately $1,870,000.

Note 3—Acquisitions

        On June 26, 2000, the Company purchased substantially all of the tangible and intangible assets, excluding accounts receivable, of eight offices of Tandem, a division of Outsource International, Inc. ("Outsource"). The purchase price was $1,300,000, of which $800,000 was paid in cash at the closing and the remaining $500,000 was represented by two promissory notes. The first note, representing $400,000 was payable in two installments of $200,000 plus accrued interest at 8.5% a year, within 90 days and 180 days after closing. The second note, representing $100,000 bears interest at 8.5% a year and is payable in twelve equal monthly installments beginning January 1, 2001. As of September 30, 2002, a balance of approximately $8,000 remains unpaid and is included in the current portion of "Notes payable—acquisitions" on the attached balance sheet as of September 30, 2002.

        The excess of cost paid over net assets acquired resulted in goodwill of $1,562,693, computed as follows:

Net assets acquired
Furniture and equipment	$38,175
Accrued holiday and vacation pay	(47,000)

(8,825)

Amounts paid
Cash	800,000
Notes payable	500,000
Finder's fees ($143,000) and professional fees paid to third parties	253,868

1,553,868

Excess of amounts paid over net assets acquired—goodwill	$1,562,693

        On October 27, 2000, the Company purchased substantially all of the tangible and intangible assets, excluding accounts receivable, of seven offices of Tandem, a division of Outsource International, Inc. The initial purchase price for the assets was $125,000; of which $50,000 was paid in cash at the closing and the remaining $75,000 was represented by a promissory note secured by the assets purchased by the Company. The note was payable in twenty-four equal monthly installments of principal and interest at a variable rate of prime plus two percent beginning December 1, 2000. In January 2001, the Company exercised an option to repay the outstanding balance of the note plus $175,000 in lieu of an earnout payment of thirty percent of the Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") of the acquired business for a two year period.

        The excess of cost paid over net assets acquired resulted in goodwill of $855,718, computed as follows:

Net assets acquired
Furniture and equipment	$31,650
Accrued holiday and vacation pay	(21,758)

9,892

Amounts paid
Cash	50,000
Note payable	75,000
Earnout payable	175,000
Finder's fees ($511,250) and professional fees paid to third parties	565,610

865,610

Excess of amounts paid over net assets acquired—goodwill	$855,718

        On January 2, 2001, the Company purchased substantially all of the tangible and intangible assets of Cura Staffing, Inc. and The WorkGroup Professional Services, Inc. The purchase price was $175,000 of which $100,000 was paid in cash at the closing and the remaining $75,000 was represented by a 90-day promissory note for $50,000 and $25,000 payable $5,000 a month beginning after the payment of the 90-day promissory note. The promissory note bears interest at 6% a year. As of September 30, 2002, the Company has not paid a portion of the $50,000 note and the entire $25,000 note. The balance of approximately $26,000 is included in the current portion of "Notes payable—acquisitions" on the attached balance sheet as of September 30, 2002.

        The excess of cost paid over net assets acquired resulted in goodwill of $228,144, computed as follows:

Net assets acquired
Furniture and equipment	$11,000
Accrued holiday and vacation pay	(12,000)

(1,000)

Amounts paid
Cash	100,000
Note payable and other payables	75,000
Finder's fees ($25,000) and professional fees paid to third parties	52,144

227,144

Excess of amounts paid over net assets acquired—goodwill	$228,144

        On July 27, 2001, the Company purchased substantially all of the tangible and intangible assets, excluding accounts receivable of the clerical and light industrial staffing division of Source One Personnel, Inc. ("Source One"). As a result of the acquisition, the Company has expanded its presence in the Philadelphia to New York corridor.

        The initial purchase price for the assets was $3,400,000, of which $200,000 in cash, and 400,000 shares of the Company's restricted common stock were paid at the closing and the remaining $2,400,000 was represented by two promissory notes. In addition, Source One is entitled to earnout payments based upon the acquired business achieving certain performance levels during each of the three fiscal years beginning October 1, 2001. There was no earnout payment due for the year ended September 30, 2002. There was an additional $42,163 of costs paid to third parties in connection with the acquisition. The first note, representing $600,000, was payable in one installment of $600,000 plus accrued interest at 7% per year, at 180 days after the closing. The second note, representing $1,800,000 bears interest at 7% per year and is payable over a four-year period in equal quarterly payments beginning 120 days after the closing. Source One had agreed to allow the Company to defer the payment of the first note and the February 2002 installment of the second note until the earlier of the receipt of the proceeds from the sale of the Company's Engineering Division (see Note 4) or April 30, 2002. In June 2002, Source One agreed to forbear from exercising remedies against the Company until June 30, 2002. On July 31, 2002, the Company cured all payment defaults under the first and second notes. In exchange for the forbearance, the Company agreed to issue 250,000 shares of its restricted Common Stock to Source One. The $37,500 value of the shares which were issued in October 2002, is included in "Accounts Payable and Accrued Expenses" on the attached balance sheet as of September 30, 2002. Source One has a put option to sell 400,000 shares back to the Company at $2 per share between 24 months after the closing and final payment of the second note, but not less than 48 months (see Note 18).

        The following table summarizes the fair value of the assets acquired at the date of acquisition based upon a third-party valuation of certain intangible assets:

Property and Equipment	$105,000
Intangible assets	636,300
Goodwill	2,700,863

Total assets acquired	$3,442,163

        Of the $636,300 of intangible assets, $127,300 was assigned to a covenant-not-to-compete and $509,000 was assigned to the customer list. The intangible assets are being amortized over their estimated useful life of four years. Goodwill is not being amortized under the provision of SFAS No. 142. All of the goodwill is expected to be deductible for tax purposes.

        Effective January 1, 2002, the Company purchased substantially all of the tangible and intangible assets, excluding accounts receivable, of seven offices of Provisional Employment Solutions, Inc. ("PES"). The initial purchase price was $1,480,000, represented by a $1,100,000 promissory note and 400,000 shares of the Company's common stock. There was an additional $334,355 of costs paid to third parties in connection with the acquisitions. In addition, PES is entitled to earnout payments of 15% of pretax profit of the acquired business up to a total of $1.25 million or the expiration of ten years, whichever occurs first. There was no earnout payment due for the year ended September 30, 2002. The note bears interest at 6% a year and is payable over a ten-year period in equal quarterly payments.

        The following table summarizes the fair value of the assets acquired at the date of acquisition based upon a third-party valuation of certain intangible assets:

Property and equipment	$42,000
Intangible assets	468,596
Goodwill	1,306,131

$1,816,727

        Of the $468,596 of intangible assets, $85,880 was assigned to a covenant-not-to-compete and $382,716 was assigned to the customer list. The intangible assets are being amortized over their estimated useful life of two to four years. Goodwill is not being amortized under the provision of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets". All of the goodwill is expected to be deductible for tax purposes.

        The above acquisitions have been accounted for as purchases. The results of operations are included in the Company's statements of operations from the effective date of acquisition.

        The unaudited pro forma results of operations presented below assume that the acquisitions had occurred at the beginning of fiscal 2001. This information is presented for informational purposes only and includes certain adjustments such as goodwill amortization resulting from the acquisitions and interest expense related to acquisition debt.

	Year Ending September 30,
	2002	2001
	Unaudited
Revenues	$78,198,408	$91,482,338
Net (loss) from continuing operations attributable to common stockholders	(8,461,292)	(4,967,387)
Net (loss) per share attributable to common stockholders
Basic	$(.80)	$(.78)
Diluted	$(.80)	$(.78)

        The maturities on notes payable-acquisitions are as follows:

Year Ending September 30
2003	$578,040
2004	559,227
2005	598,453
2006	103,671
2007	110,033
Thereafter through 2013	548,198

$2,497,572

Note 4—Discontinued Operations—Sale of Engineering Division

        On January 24, 2002, the Company entered into an agreement to sell the assets of its Engineering Services Division (the "Division") to SEA Consulting Services Corporation ("SEA").

        On March 28, 2002, the Company completed the sale of the assets of the Division to SEA pursuant to the Asset Purchase Agreement dated as of January 24, 2002, among the Company, SEP, LLC ("SEP"), Charles Sahyoun, Sahyoun Holders LLC and SEA. The transaction was approved by a vote of the Company's stockholders at the Company's annual meeting of stockholders held on March 28, 2002.

        The assets of the Division had been transferred to SEP, a limited liability company in which the Company owns a 70% interest, at the time of the execution of the Asset Purchase Agreement. Sahyoun Holders, LLC, a company wholly-owned by Charles Sahyoun, the President of the Division, owns the remaining 30% interest in SEP.

        Under the terms of the Asset Purchase Agreement, the Company received an initial cash payment of $1,560,000, which represented 80% of the initial $2,200,000 installment of the purchase price payable to SEP net of a $200,000 broker's fee due to a third party. Sahyoun Holdings, LLC received the other 20% of the initial net installment of the purchase price, or $440,000.

        The Asset Purchase Agreement requires SEA to make the following additional payments to SEP:

  (i)
  A payment of $1 million, plus or minus the amount by which SEA's profit for the six months ending June 30, 2002, as determined pursuant to the Asset Purchase Agreement, is greater or less than $600,000 (the "Second Payment");

  (ii)
  A payment of $1 million, plus or minus the amount by which SEA's profit for the six months ending December 31, 2002, as determined pursuant to the Asset Purchase Agreement, is greater or less than $600,000 (the "Third Payment");

  (iii)
  Five subsequent annual payments (the "Subsequent Payments") which will be based upon a multiple of the annual successive increases, if any, in SEA's profit during the five year period beginning on January 1, 2003 and ending December 31, 2007.

        Pursuant to an allocation and indemnity agreement entered into by the Company, Sahyoun Holdings, LLC and Charles Sahyoun (the "Allocation and Indemnity Agreement"), the Company was entitled to $250,000 of the Second Payment and $250,000 of the Third Payment. On April 15, 2002, by letter agreement between the Company, Sahyoun Holdings, LLC and Joseph J. Raymond, Sr., the Chairman and Chief Executive Officer of the Company, the parties agreed to a modification of the Allocation and Indemnity Agreement. Per that letter agreement, Sahyoun Holdings, LLC provided the Company with $200,000 cash in exchange for the Company's short-term, 90-day demand note, due and payable by August 1, 2002 in the amount of $250,000. Such $250,000 was repaid by the Company from its $250,000 share of the Second Payment which was received in June 2002. Sahyoun Holdings, LLC and Charles Sahyoun have guaranteed the $250,000 payment to be made to the Company from the Third Payment, regardless of the operating results of SEA (see Note 25). Upon its receipt of all of the payments required under the Allocation and Indemnity Agreement, the Company's interest in SEP will terminate and the Company will not be entitled to any additional payments under the Asset Purchase Agreement, including the Subsequent Payments. Sahyoun Holdings, LLC is entitled to all amounts paid to SEP under the Asset Purchase Agreement other than $500,000 of payments made or payable to the Company pursuant to the Allocation and Indemnity Agreement and guaranteed by Charles Sahyoun and Sahyoun Holdings, LLC, as described above.

        The transaction resulted in a gain, which was calculated as follows:

Initial cash payment	$2,200,000
Guaranteed additional payments	500,000
Less costs of sale:
Allocations to Sahyoun Holdings, LLC	(440,000)
Broker's fee	(200,000)
Other costs	(100,921)

Balance	1,959,079
Net assets sold	200,023

Gain	$1,759,056

        Revenues from the Division were $2,730,000, $7,245,000 and $5,477,000 for the years ended September 30, 2002, 2001 and 2000, respectively.

        The statements of operations for all period presented have been reclassified to reflect the operating results of the Division as discontinued operations.

Note 5—Transactions with Artisan (UK) plc

        On June 26, 2001, the Company entered into an agreement to purchase 63,025,000 ordinary shares, representing 26.3% of the outstanding shares of enterpriseAsia. com ("EPA"), a London AIM listed company (see Note 1), from Artisan (UK) plc ("Artisan"). In exchange, the Company issued to Artisan 850,837 shares of the Company's Series A preferred stock (see Note 15). This transaction was consummated, effective August 15, 2001.

        The cost of the investment in EPA and value assigned to the preferred stock issued was based upon the market price per share of EPA on the date the transaction was consummated. Accordingly, the original cost of the investment was $1,592,000 and, therefore, the 850,837 shares of preferred stock were assigned a value of $1.87 per share.

        On July 3, 2001, the Company received $900,000 from Artisan.com Limited ("Artisan.com"), a company affiliated with Artisan, in exchange for 900,000 shares of the Company's common stock in a private placement. The transaction was in accordance with an agreement dated June 26, 2001 between the Company and Artisan.com.

        In connection with the transactions with Artisan and Artisan.com, the Company issued 608,096 shares of its Series A preferred stock and 30,000 shares of its common stock for finders' fees to third parties.

        The Company entered into the transactions with Artisan to provide immediate and possible future working capital through the sale of the Company's stock to Artisan and to provide the Company with business expansion opportunities in Asia through the investment in and relationship with EPA.

        The value of the preferred stock and common stock issued for finders' fees was allocated to the investment in EPA and a reduction to additional paid-in capital based on the relative value of the original investment of $1,592,000 and the $900,000 received for the 900,000 shares of the Company's common stock. Accordingly, the original cost of the investment in EPA increased by $757,000 and additional paid-in capital was reduced by $417,700.

        The Company was unable to exercise significant influence over EPA's operating and financial policies. Therefore, the investment in EPA was classified as available-for-sale securities and was reported at fair value in the attached balance sheet.

Note 6—Factoring Agreement

        The Company had a factoring agreement with an unrelated party under which it was able to sell qualified trade accounts receivable, with limited recourse provisions. The Company was required to repurchase or replace any receivable remaining uncollected for more than 90 days. During the years ended September 30, 2001, and 2000, gross proceeds from the sale of receivables was $10,204,208, and $34,179,692, respectively. There were no gains or losses in connection with the sale or repurchase of receivables under the factoring agreement.

        On December 12, 2000, the Company terminated its agreement with the factor. As part of the termination agreement, the Company repurchased all accounts receivable from the factor with proceeds from a new line of credit (See Note 7).

Note 7—Line of Credit

        On December 12, 2000, the Company entered into a loan and security agreement with a lending institution whereby the Company can borrow up to 90% of eligible accounts receivable, as defined, not to exceed the lesser of $12 million or six times the Company's tangible net worth (as defined). Borrowings under the agreement bear interest at 1 1/2% above the prime rate and are collateralized by substantially all of the Company's assets. The agreement expires on June 12, 2003. Approximately $5,100,000 of the initial borrowing under this agreement was used to repurchase accounts receivable from the factor (see Note 6). The prime rate at September 30, 2002 was 4.75%.

        At September 30, 2002, the Company was in violation of the following covenants under the loan and security agreement:

  (i)
  Failing to meet the tangible net worth requirement, and;

  (ii)
  The Company's Common Stock being delisted from the Nasdaq SmallCap Market

        The Company has received a waiver from the lender on the above violations (see Note 24).

Note 8—Property and Equipment

        Property and equipment consist of the following as of September 30:

	2002	2001
Furniture and fixtures	$666,941	$494,398
Office equipment	119,719	109,498
Computer equipment	1,163,135	978,809
Computer software	193,028	193,028
Vans	216,319	216,319

	2,359,142	1,992,052
Accumulated depreciation	(1,077,325)	(564,836)

Net property and equipment	$1,281,817	$1,427,216

Note 9—Intangible Assets

        Intangible assets consist of the following as of September 30:

	2002	2001
Goodwill	$8,020,953	$7,114,822
Covenant-not-to-compete	213,180	127,300
Customer list	891,716	509,000
Less: accumulated amortization	(1,238,122)	(672,694)

	$7,887,727	$7,078,428

Note 10—Loans Payable

        Loans payable consist of the following as of September 30:

	2002	2001
Notes, secured by vans with a book value of $110,549 as of September 30, 2002(i)	$104,971	$134,698
18% promissory notes(ii)	80,000	240,000
Stock repurchase note(iii)	168,121	248,834
Demand note(iv)	204,703	—
Demand note(v)	41,000	—
Short-term loan(vi)	75,000	—
Short-term loan(vii)	125,000	—
Other	—	15,000

	798,795	638,532
Less current portion	(580,830)	(347,289)

Non-current portion	$217,965	$291,243

(i)
Payable $3,453 per month, including interest at 9.25% to 10% a year.

(ii)
Notes in the amount of $160,000 and $80,000 were due in April 2002. In addition, the Company issued 40,000 and 20,000 shares of its common stock, respectively, to the noteholders. The noteholders have the right to demand the repurchase by the Company of the shares issued, until the notes are paid in full, at $1.00 per share plus 15% interest. Accordingly, $9,000 was charged to interest expense in the year ended September 30, 2001 and $69,000, representing the put option plus interest, is included in "Temporary equity—put options" on the attached balance sheet as of September 30, 2001. In March 2002, the holder of the $160,000 note, a company owned by the Chief Executive Officer of the Company, exchanged the note for 32,000 shares of Series B Preferred Stock (see Note 15). In this connection, 46,000 was transferred from "Temporary equity—put options" to "Stockholders Equity".

(iii)
Promissory note issued in January 2001 in connection with the purchase of treasury stock. Note is payable $8,000 per month, including interest at 15% a year.

(iv)
On September 30, 2002, the Company converted $215,000 of accounts payable due to Source One (see Note 3) into a demand note. The non-interest bearing note is due in sixteen monthly installments of $13,437.50 beginning in October 2002. The amount reflected above is net of $10,297 of imputed interest.

(v)
Due to an entity whose stockholder is the son of the Chief Executive Officer of the Company. The note bears interest at 10% a year.

(vi)
Due to the Chief Executive Officer of the Company, the loan does not bear any interest.

(vii)
Short-term loan that bears interest at various rates.

        The maturities on loans payable are as follows:

Year Ending September 30,
2003	$580,830
2004	176,494
2005	41,471

$798,795

        Other loans during the year ended September 30, 2000, aggregating $100,000, $200,000 and $200,000, were settled by the issuance of 26,667 shares at $3.75 per share and 50,000 shares at $4.00 per share and 33,333 shares at $6.00 per share, respectively.

Note 11—Related Party Transactions

  Consulting Agreement

        The son of the Chief Executive Officer of the Company provides consulting services to the Company. Consulting expense was $125,000, $281,000 and $156,000 for the years ended September 30, 2002, 2001 and 2000, respectively.

        The Company has paid consulting fees to an entity whose stockholder is another son of the Chief Executive Officer of the Company. Consulting fees amounted to $141,000, $119,000 and $9,000 for the years ended September 30, 2002, 2001 and 2000, respectively.

        The Company provided payroll services to an entity whose Chief Executive Officer was the son of the Chief Executive Officer of the Company. Revenues related thereto for the years ended September 30, 2002, 2001 and 2000, were $—0-, $—0- and $364,000, respectively.

  Sale of Common Stock

        During the year ended September 30, 2002, the Company sold 177,722 shares of its common stock in private placements to a relative of the Chief Executive Officer of the Company at prices approximating the then current market of $.87 to $.93 per share, for total gross proceeds of $156,833.

        During the year ended September 30, 2001, the Company sold 382,999 shares of its common stock in private placements to relatives of the Chief Executive Officer of the Company at prices approximating the then current market of $.93 to $1.43 per share, for total gross proceeds of $410,000, less expenses of $5,958.

  Joint Venture

        The Company provides information technology staffing services through a joint venture, Stratus Technology Services, LLC ("STS"), in which the Company has a 50% interest. A son of the Chief Executive Officer of the Company has a majority interest in the other 50% venturer. STS commenced operations during the year ended September 30, 2001. The Company's gain (loss) from operations of STS of $46,312 and $(36,344) for the years ended September 30, 2002 and 2001, respectively, is included in other income (expense) in the statements of operations.

        Summarized financial information of STS is not provided because the investment is not material.

Note 12—Accounts Payable and Accrued Expenses

	2002	2001
Accounts payable	$3,675,922	$2,513,749
Accrued compensation	383,545	285,022
Accrued workers' compensation expense	768,739	—
Workers' compensation claims reserve	365,131	273,657
Accrued other	279,359	349,368

	$5,472,696	$3,421,796

Note 13—Income Taxes

        Deferred tax attributes resulting from differences between financial accounting amounts and tax bases of assets and liabilities follow:

	2002	2001
Current assets and liabilities
Allowance for doubtful accounts	$697,000	$220,000
Valuation allowance	(697,000)	(220,000)

Net current deferred tax asset	$—	$—

Non-current assets and liabilities
Net operating loss carryforward	$4,572,000	$2,694,000
Valuation allowance	(4,572,000)	(2,694,000)

Net non-current deferred tax asset	$—	$—

        The change in valuation allowance was an increase of $2,355,000 and $2,316,000 and a decrease of $560,000 for the years ended September 30, 2002, 2001, and 2000, respectively.

	2002	2001	2000
Income taxes (benefit) is comprised of:
Current	$—	$—	$—
Deferred	(2,355,000)	(1,976,000)	220,000
Change in valuation allowance	2,355,000	2,316,000	(560,000)

	$—	$340,000	$(340,000)

        At September 30, 2002, the Company has available the following federal net operating loss carryforwards for tax purposes:

Expiration Date Year Ending September 30,
2012	$122,000
2018	1,491,000
2019	392,000
2021	4,730,000
2022	4,738,000

        The utilization of the net operating loss carryforwards may be limited due to changes in control.

        The effective tax rate on net earnings (loss) varies from the statutory federal income tax rate for periods ended September 30, 2002, 2001 and 2000.

	2001	2001	2000
Statutory rate	(34.0)%	(34.0)%	34.0%
State taxes net	(6.0)	(6.0)	6.0
Other differences, net	—	(0.4)	1.4
Valuation allowance	40.0	40.4	(79.4)
Benefit from net operating loss carryforwards	—	—	(10.2)

	—%	—%	(48.2)%

Note 14—Convertible Debt

        At various times during the years ended September 30, 2002 and 2001, the Company issued, through private placements, a total of $508,050 and $3,643,402, respectively, of convertible debentures. The debentures bore interest at 6% a year, payable quarterly and had a maturity date of five years from issuance. Each debenture was convertible after 120 days from issuance into the number of shares of the Company's common stock determined by dividing the principal amount of the debenture by the lesser of (a) 120% of the closing bid price of the common stock on the trading day immediately preceding the issuance date or (b) 75% of the average closing bid price of the common stock for the five trading days immediately preceding the date of the conversion. The Company had the right to prepay any of the debentures at any time at a prepayment rate that varied from 115% to 125% of the amount of the debenture depending on when the prepayment was made.

        The discount arising from the 75% beneficial conversion feature aggregated $136,000 and $1,213,747 in the years ended September 30, 2002 and 2001, respectively, and was being charged to interest expense during the period from the issuance of the debenture to the earliest time at which the debenture became convertible.

        Deferred finance costs incurred in connection with the issuance of the debentures aggregated approximately $100,000 and $738,000 in the years ended September 30, 2002 and 2001, respectively, and was being amortized over the five year term of the debentures. Included in the $738,000 is $88,000 for 50,000 five-year $5.00 warrants and 100,000 five-year $7.50 warrants issued as finders' fees. In addition, the Company paid approximately $80,000 and $280,000 in the years ended September 30, 2002 and 2001, respectively, in exchange for extending the earliest conversion date and the maturity date by an additional 120 days on approximately $592,000 and $1,048,500 of debentures, respectively. These amounts were charged to deferred finance costs and were being amortized over 120 days. Included in interest expense for the years ended September 30, 2002 and 2001 is approximately $290,000 and $146,000, respectively, for amortization of deferred finance costs in connection with the debentures.

        During the years ended September 30, 2002 and 2001, the Company redeemed $270,180 and $1,897,220 of debentures, respectively, resulting in a gain (loss) of approximately $3,000 an ($71,000),

respectively, which is included in "Other income (expense)" in the statements of operations. The gain (loss) is comprised of the following:

	2002	2001
Beneficial conversion feature	$90,000	$632,000
Forgiveness of debt	12,000	—
Prepayment premiums	(44,000)	(326,000)
Deferred finance costs	(54,000)	(377,000)
Other costs	(1,000)	—

	$3,000	$(71,000)

        During the year ended September 30, 2002, $970,593 of debentures were converted into 2,537,479 shares of common stock at prices ranging from $.30 to $.60 per share. During the year ended September 30, 2001, $542,500 of debentures were converted into 628,060 shares of common stock at prices ranging from $.85 to $.90 per share. The Company issued 108,666 shares of treasury stock to a debenture holder in connection with a conversion.

        In March 2002, the Company entered into an agreement with the holder (the "Debenture Holder") of all but $40,000 of the outstanding debentures pursuant to which it issued to the Debenture Holder 231,300 shares of Series B Convertible Preferred Stock (see Note 16) in exchange for (i) $456,499 aggregate principal amount of debentures, (ii) the cancellation of a $400,000 promissory note issued by the Company to the Debenture Holder in January 2002, and (iii) $300,000 in cash. As a result, only $40,000 of Debentures remains outstanding at September 30, 2002.

Note 15—Preferred Stock

  a.
  Series A

        In August 2001, the Company issued 1,458,933 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") in connection with transactions with Artisan (see Note 5).

        The shares of Series A Preferred Stock have a stated value of $3.00 per share. The difference between the carrying value and redemption value of the Series A Preferred Stock is being accreted through a charge to additional paid-in-capital through the June 30, 2008 redemption date.

        The Series A Preferred Stock entitles the holders thereof to cumulative dividends at $.21 per share per year, payable semi-annually, commencing on December 31, 2001, when and if declared by the Board of Directors. The shares of Series A Preferred Stock are convertible at the option of the holder into shares of the Company's Common Stock on a one-for-one basis. On June 30, 2008, the company will be required to redeem any shares of Series A Preferred Stock outstanding at a redemption price of $3.00 per share together with accrued and unpaid dividends, payable at the Company's option, either in cash or in shares of common stock. For purposes of determining the number of shares which the Company will be required to issue if it chooses to pay the redemption price in shares of Common Stock, the Common Stock will have a value equal to the average closing price of the Common Stock during the five trading days immediately preceding the date of redemption.

        At the Company's Annual Meeting of Stockholders held on March 28, 2002, the stockholders approved the issuance by the Company of the full number of shares of Common Stock, which may be issued by the Company in connection with the conversion of the Series A Preferred Stock. Accordingly, the Company's obligation to redeem a portion of the outstanding shares of Series A Preferred Stock, if such approval was not obtained, was terminated and the Series A Preferred Stock was reclassified to permanent equity.

  b.
  Series B

        In March 2002, the Company issued 32,000 shares of Series B Convertible Preferred Stock (the "Series B Preferred Stock") in exchange for a $160,000 note due to a company owned by the Chief Executive of the Company (see Note 10). An additional 231,300 shares were issued to the Debenture Holder (see Note 14) in exchange for (i) 456,499 aggregate principal amount of debentures, (ii) cancellation of a $400,000 promissory note due to the Debenture Holder and (iii) $300,000 in cash.

        The shares of Series B Convertible Preferred Stock have a stated value of $5 per share. Holders of the Series B Preferred Stock are entitled to cumulative dividends at a rate of 6% of the stated value per year, payable when and as declared by the Board of Directors. Dividends may be paid in cash or, at the option of the Company, in shares of Common Stock, under certain circumstances. Holders of Series B Preferred Stock are entitled to a liquidation preference of $5.00 per share plus accrued dividends. The Series B Preferred Stock is convertible into shares of Common Stock at the option of the holder at any time. The number of shares of Common Stock into which each share of Series B Preferred Stock is convertible is determined by dividing the aggregate liquidation preference of the shares being converted by the lesser of (i) $4.65 or (ii) 75% of the closing bid price of the Common Stock on the trading day preceding the date of conversion. The discount arising from the beneficial conversion feature was treated as a dividend from the date of issuance to the earliest conversion date.

        In June 2002, the Company redeemed for cash, 91,000 shares of Series B Preferred Stock at $5.00 per share, totaling $455,000.

        At a Special Meeting of Stockholders held on July 26, 2002, the Company received approval from its stockholders of a proposal to approve the issuance of shares of Common Stock upon conversion of the Series B Preferred Stock in excess of the limits imposed by the rules of the Nasdaq Stock Market, in the event that the Company's Common Stock is reinstated for trading on the Nasdaq Stock Market.

        In July 2002, the remaining 172,300 shares of Series B Preferred Stock (including 32,000 shares held by a company owned by the Chief Executive Officer of the Company) were exchanged for 8,615 shares of Series E Convertible Preferred Stock (the "Series E Preferred Stock").

  c.
  Series E

        In July 2002, The Company sold 7,650 shares of newly created Series E Preferred Stock in a private placement for $765,000 in cash and issued an additional 8,615 shares of Series E Preferred Stock in exchange for all of the outstanding shares of Series B Preferred Stock, which had an aggregate stated value of $861,500. In addition, $41,790 of dividends and penalties which had accrued on the Series B Preferred Stock prior to the exchange were exchanged for 418 shares of Series E Preferred Stock.

        The shares of Series E Preferred Stock have a stated value of $100 per share. The holders of the Series E Preferred stock are entitled to cumulative dividends at a rate of 6% of the stated value per year, payable every 120 days, in preference and priority to any payment of any dividend on the Company's Common Stock. Dividends may be paid, at the Company's option, either in cash or in shares of Common Stock, valued at the Series E Conversion Price (as defined below). Holders of Series E Preferred Stock are entitled to a liquidation preference of $100 per share, plus accrued and unpaid dividends.

        The Series E Preferred Stock is convertible into Common Stock at a conversion price equal to 75% of the average of the closing bid prices, for the five trading days preceding the conversion date, for the Common Stock. The number of shares issuable upon conversion is determined by multiplying the number of shares of Series E Preferred Stock to be converted by $100, and dividing the result by the Series E Conversion Price then in effect.

        Holders of Series E Preferred Stock do not have any voting rights, except as required by law.

        The Company may redeem the shares of the Series E Preferred Stock at any time prior to conversion, at a redemption price of 115% of the purchase price paid for the Series E Preferred Shares, plus any accrued but unpaid dividends.

        The discount arising from the beneficial conversion feature is being treated as a dividend from the date of issuance to the earliest conversion date.

  d.
  Series F

        In July 2002, the Company's Chief Executive Officer invested $1,000,000 in the Company in exchange for 10,000 shares of newly created Series F Convertible Preferred Stock (the "Series F Preferred Stock"), which has a stated value of $100 per share.

        The holder of the Series F Preferred Stock is entitled to receive, from assets legally available therefore, cumulative dividends at a rate of 7% per year, accrued daily, payable monthly, in preference and priority to any payment of any dividend on the Common Stock and on the Series F Preferred Stock. Dividends may be paid, at the Company's option, either in cash or in shares of Common Stock, valued at the Series F Conversion Price (as defined below). Holders of Series F Preferred Stock are entitled to a liquidation preference of $100 per share, plus accrued and unpaid dividends.

        The Series F Preferred Stock is convertible into Common Stock at a conversion price (the "Series F Conversion Price") equal to $.10 per share. The number of shares issuable upon conversion is determined by multiplying the number of shares of Series F Preferred Stock to be converted by $100, and dividing the result by the Series F Conversion Price.

        Except as otherwise required by law, holders of Series F Preferred Stock and holders of Common Stock shall vote together as a single class on each matter submitted to a vote of stockholders. Each outstanding share of Series F Preferred Stock shall be entitled to the number of votes equal to the number of full shares of Common Stock into which each such share of Series F Preferred Stock is then convertible on the date for determination of stockholders entitled to vote at the meeting. Holders of the Series F Preferred Stock are entitled to vote at the meeting. Holders of the Series F Preferred Stock are entitled to vote as a separate class on any proposed amendment to the terms of the Series F Preferred Stock which would increase or decrease the number of authorized shares of Series F Preferred Stock or have an adverse impact on the Series F Preferred Stock and on any proposal to create a new class of shares having rights or preferences equal to or having priority to the Series F Preferred Stock.

        The Company may redeem the shares of the Series F Preferred Stock at any time prior to conversion at a redemption price of 115% of the purchase price paid for the Series F Preferred Shares plus any accrued but unpaid dividends.

  e.
  Series H

        In September 2002, the Company sold 5,000 shares of newly created Series H Convertible Preferred Stock (the "Series H Preferred Stock") in a private placement for $500,000 in cash.

        The holders of the Series H Preferred Stock are entitled to cumulative dividends at a rate of 6% per year, payable quarterly, commencing on March 30, 2004, in preference and priority to any payment of any dividend on the Company's Common Stock. Dividends may be paid, at the Company's option, either in cash or in shares of Common Stock, valued at the Series H Conversion Price (as defined below). Holders of Series H Preferred Stock are entitled to a liquidation preference of $100 per share, plus accrued and unpaid dividends before any liquidation payment may be made to holders of the Company's Common Stock.

        The Series H Preferred Stock is convertible into Common Stock at a conversion price (the "Series H Conversion Price") equal to the lower of $.20 per share or the average market price of the Common Stock for the five trading days immediately preceding the conversion date. The number of shares issuable upon conversion is determined by multiplying the number of shares of Series H Preferred Stock to be converted by $100 and dividing the result by the Series H Conversion Price then in effect.

        Holders of Series H Preferred Stock do not have any voting rights, except as required by law.

        The Company has the right, but not the obligation, to redeem the shares of Series H Preferred Stock at any time prior to conversion at a redemption price of 115% of the purchase price paid for the Series H Preferred Shares plus any accrued but unpaid dividends.

Note 16—Other Charges

  Year ended September 30, 2002:

        Included in "Other Charges" are costs incurred in connection with financing not obtained ($75,066), penalties associated with the Series B Preferred Stock ($28,160) (see Note 15), and the fair value of shares issued to Source One in connection with a forbearance agreement ($37,500) (see Note 3).

  Year ended September 30, 2001:

        During the year ended September 30, 2001, the Company discontinued negotiations to sell the Engineering Division and discontinued efforts to make certain acquisitions. In this connection, costs associated with these activities were charged to operations. The Company also charged operations for costs incurred in connection with various financing not obtained and costs associated with closed offices. The total charged to operations for the foregoing was $460,800.

        In September 2001, the Company placed 1,500,000 of unregistered shares of its common stock into an escrow account in anticipation of receiving a loan which was to be collateralized by the shares of common stock. The loan transaction was never consummated, but in October 2001 the shares were illegally transferred out of the escrow account by a third party to a foreign jurisdiction. Subsequent thereto, all but 89,600 shares were returned to the Company and cancelled. The Company, which made several attempts to recover the shares, recorded a $59,000 charge to operations in the year ended September 30, 2001, representing the market value of the shares not returned. The 89,600 shares were recorded as issued shares in the year ended September 30, 2002 and $59,000 was credited to stockholders' equity. The Company has not pursued litigation to attempt to recover the remaining 89,600 shares, due to the prohibitive costs of retaining counsel and instituting an action in a foreign jurisdiction.

Note 17—Commitments and Contingencies

  Office Leases

        The Company leases offices and equipment under various leases expiring through 2007. Monthly payments under these leases are $49,000.

        The following is a schedule by years of approximate future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year, as of September 30, 2002.

For the Years Ending September 30,
2003	$538,000
2004	239,000
2005	194,000
2006	140,000
2007	137,000

        Rent expense was $801,000, $697,000 and $356,000 for the years ended September 30, 2002, 2001 and 2000, respectively.

  Other

        From time to time, the Company is involved in litigation incidental to its business including employment practices claims. There is currently no litigation that management believes will have a material impact on the Company's financial portion.

Note 18—Temporary Equity

        Certain stockholders of the Company may have had a right to pursue claims against the Company as a result of possible technical violations of the laws and regulations governing the private placement and issuance of securities. Accordingly, the Company had recorded the original total proceeds of the sale of the shares to these certain stockholders in the amount of $1,618,060 as temporary equity—common shares in the balance sheet. The Company made a rescission offer to stockholders holding approximately 2.8 million shares, pursuant to which the Company offered to repurchase the shares at their original purchase price (plus applicable interest) which ranged from $0.75 to $3.75 per share. As a result of no one accepting the rescission offer during the rescission period and the expiration, in certain cases, of applicable statutes of limitation, the $1,618,060 of temporary equity—common shares was transferred to additional paid-in capital during the year ended September 30, 2000.

        Temporary equity-put options consist of the following as of September 30:

	2002	2001
Put options on 400,000 shares of the Company's Common Stock issued in connection with the acquisition of Source One (see Note 3)	$800,000	$800,000
Put options on 20,000 and 60,000 shares of the Company's Common Stock issued in connection with loans payable (see Note 10)	23,000	69,000

	$823,000	$869,000

Note 19—Stock Options and Warrants

        The Company has issued stock options to employees with terms of five to ten years. The options may be exercised for 4,756,349 shares.

        In addition, the Company has issued to the Chief Executive Officer of the Company, options to acquire 1,000,000 shares at $6.00 per share and 500,000 shares at $1.10 per share. These options have a ten-year term and are exercisable at the earlier of five years or when the Company achieves earnings of $1.00 per share in a fiscal year. These options will be forfeited if the Chief Executive Officer leaves the employment of the Company.

        The Company currently has in place four stock option plans, the 1999 Equity Incentive Plan ("1999 Plan"), the 2000 Equity Incentive Plan ("2000 Plan"), the 2001 Equity Incentive Plan ("2001 Plan"), and the 2002 Equity Incentive Plan ("2002 Plan") (collectively the "Equity Incentive Plans" or the "Plans"). The terms of these Plans are substantially similar. The aggregate number of shares reserved for issuance under each of the Plans and the shares currently vested are, respectively, as follows:

500,000 shares authorized, 66,099 vested	—	1999 Plan
500,000 shares authorized, 97,500 vested	—	2000 Plan
1,000,000 shares authorized, 800,000 vested	—	2001 Plan
5,000,000 shares authorized, 3,284,000 vested	—	2002 Plan

        The Equity Incentive Plans are administered by the Compensation Committee of the Board of Directors, which are authorized to grant (i) "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code; (ii) nonqualified stock options; (iii) stock appreciation rights; (iv) restricted stock grants; (v) deferred stock awards; and (vi) other stock based awards to employees of the Company and its subsidiaries. The Compensation Committee determines (a) the recipient of awards under the Plans ("Awards"); (b) the times at which Awards will be made; (c) the size and type or types of Awards to be made to each recipient; and (d) will set forth in each such Award the terms, conditions and limitations applicable to the Award granted. The Compensation Committee has full and exclusive power to interpret the Plan, to adopt rules, regulations and guidelines relating to the Plan, to grant waivers of Plan restrictions and to make all of the determinations necessary for its administration.

        Pro forma information regarding net income and earnings per share is required by the Financial Accounting Standards Board Statement ("FASB No. 123"), and has been determined as if the Company had accounted for its employee stock options under the fair value method. The fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model.

        The Black-Scholes method option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

        The following weighted-average assumptions were used:

	September 30,
	2002	2001	2000
Risk-free interest rate	4%	5%	6%
Dividend yield	0%	0%	0%
Expected life	4-7 years	4-7 years	4-7 years
Volatility	100%	84%	54%

        For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

	For the Years Ended September 30,
	2002	2001	2000
Pro forma net earnings (loss) attributable to common stockholders	$(9,820,485)	$(8,064,810)	$507,051
Pro forma net earnings (loss) per common share attributable to common stockholders
Basic	$(.93)	$(1.35)	$.10
Diluted	(.93)	(1.35)	.10

        Compensation expense under APB 25 for the years ended September 30, 2002, 2001 and 2000 was $-0-, $67,900 and $46,800, respectively.

        A summary of the Company's stock option activity and related information for the years ended September 30 follows:

	Options	Weighted Average Exercise Price
Outstanding at September 30, 1999	534,000	$2.55
Granted	1,453,205	5.91
Canceled	—	—
Exercised	—	—

Outstanding at September 30, 2000	1,987,205	5.01
Granted	1,900,000	2.05
Canceled	(279,464)	4.08
Exercised	—	—

Outstanding at September 30, 2001	3,607,741	3.52
Granted	3,659,000.66
Canceled	(1,010,392)	2.49
Exercised	—	—

Outstanding at September 30, 2002	6,256,349	$2.01

Exercisable at September 30, 2002	5,107,599	$1.19

        The exercise prices range from $.65 to $6.00 per share.

        The weighted-average fair value of options granted was $.37, $1.40 and $3.66 in the years ended September 30, 2002, 2001 and 2000, respectively.

        Following is a summary of the status of stock options outstanding at September 30, 2002:

	Outstanding Options			Exercisable Options
			Weighted Weighted Average Exercise Price
Exercise Price	Number	Weighted Average Remaining Contractual Life		Number	Weighted Average Exercise Price
$ .65	3,334,000	9.5 years	$.65	3,334,000	$.65
.75	20,000	9.5 years	.75	—	.75
1.10	1,300,000	8.5 years	1.10	1,300,000	1.10
1.32	30,000	9.2 years	1.32	—	1.32
3.00	110,000	5.0 years	3.00	110,000	3.00
5.625	430,000	7.8 years	5.625	131,250	5.625
6.00	1,032,349	7.5 years	6.00	232,349	6.00

	6,256,349			5,107,599

        In connection with the IPO, the Company issued 130,000 warrants to its underwriters to purchase shares at $8.70 per share, expiring in 2004. The Company has also issued the following warrants:

Number of Warrants	Price Per Share	Expiring In
66,667	$7.50	2004
65,000	4.00	2005
10,000	5.00	2005
20,000	6.00	2005
26,667	0.75	2006
50,000	5.00	2006
100,000	7.50	2006
200,000	1.00	2007
30,000	5.00	2007

        These warrants were issued in, respectively, the years ended 2000, 2001 and 2002 in consideration for the following:

  (i)
  95,000 warrants issued to the investors in connection with a private placement ("Private Placement III");

  (ii)
  150,000 warrants issued to the investors in connection with a private placement of debentures "Private Placement IV") and 16,667 warrants issued to the Placement Agent in connection with Private Placement IV; and

  (iii)
  240,000 warrants issued to two consultants in payment for fees and to the placement agent for a private placement ("Private Placement V").

        A summary of the Company's warrant activity and related information for the years ended September 30 follows:

	Warrants	Weighted Average Exercise Price
Outstanding at September 30, 1999	66,667	$7.50
Granted	225,000	6.94
Canceled	—	—
Exercised	—	—

Outstanding at September 30, 2000	291,667	7.07
Granted	166,667	5.27
Canceled	—	—
Exercised	—	—

Outstanding at September 30, 2001	458,334	6.50
Granted	240,000	1.52
Canceled	—	—
Exercised	—	—

Outstanding at September 30, 2002	698,334	$4.91

        The exercise prices range from $.65 to $6.00 per share.

        The weighted-average fair value of options granted was $.29, $.59 and $2.90 in the years ended September 30, 2002, 2001 and 1999, respectively.

        As of September 30, 2002, no stock options or warrants have been exercised.

Note 20—Major Customers

        The Company had no customers who accounted for more than 10% of total revenues for the years ended September 30, 2002 and 2001, and one customer who accounted for 10% of total revenues for the year ended September 30, 2000. Major customers are those who account for more than 10% of total revenues.

Note 21—Retirement Plans

        The Company maintains two 401(k) savings plans for its employees. The terms of the plan define qualified participants as those with at least three months of service. Employee contributions are discretionary up to a maximum of 15% of compensation. The Company can match up to 20% of the employees' first 5% contributions. The Company's 401(k) expense for the years ended September 30, 2002, 2001 and 2000 was $8,000, $50,000 and $37,000, respectively.

Note 22—Private Placements

        In June 2001, the Company entered into an agreement with an investment banker to raise $1,200,000 through the sale of the Company's stock through private placements at a price per share calculated at a 30% discount to the 20-day average of the mean between the closing bid and asked prices. The agreement provided that the Company pays a placement fee to the investment banker of 10% of the gross proceeds received from the private placements and also issues five-year warrants equal to 10% of the number of shares sold at an exercise price equal to the price per share of the private placement. In addition, the Company was to pay the investment banker's expenses in connection with the agreement, not to exceed $50,000. During the years ended September 30, 2002 and 2001, the Company sold 100,002 and 166,667 shares, respectively, at $.75 per share under this agreement. In connection therewith, the Company paid $91,750 and $16,250 to the investment banker and issued warrants to purchase 10,000 and 16,667 shares of the Company's common stock in the years ended September 30, 2002 and 2001, respectively.

        For the years ended September 30, 2002 and 2001, private placements resulted in the issuance of 277,724 and 1,449,666 shares of common stock, respectively (see Notes 5, 11 and 15).

Note 23—Selected Quarterly Financial Data (unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year ended September 30, 2002:
Revenues from continuing operations	$14,793,224	$17,505,428	$19,269,395	$21,472,361
Gross profit from continuing operations	2,673,902	2,668,678	2,882,173	3,295,647
Net earnings (loss) from discontinued Engineering Division	73,266	1,446,997	(7,366)	(319,000)
Net earnings (loss) from continuing operations	(857,943)	(1,218,441)	(4,645,496)	(1,900,412)
Net earnings (loss) attributable to common stockholders	(784,677)	228,556	(4,652,862)	(2,219,412)
Basic earnings (loss) per share attributable to common stockholders:
Continuing operations	(.09)	(.12)	(.40)	(.16)
Discontinued operations	.01	.14	—	(.03)
Total	(.08)	.02	(.40)	(.19)
Diluted earnings (loss) per share attributable to common stockholders:
Continuing operations	(.09)	(.12)	(.40)	(.16)
Discontinued operations	.01	.14	—	(.03)
Total	(.08)	.02	(.40)	(.19)
Year ended September 30, 2001:
Revenues from continuing operations	$17,024,687	$12,774,199	$12,692,761	$14,534,691
Gross profit from continuing operations	3,837,116	2,449,282	2,197,927	2,467,728
Net earnings (loss) from discontinued Engineering Division	77,422	2,229	(10,226)	76,505
Net earnings (loss) from continuing operations	236,077	(2,154,877)	(1,514,282)	(2,560,305)
Net earnings (loss) attributable to common stockholders	313,499	(2,152,648)	(1,524,508)	(2,546,800)
Basic earnings (loss) per share attributable to common stockholders:
Continuing operations	.04	(.38)	(.26)	(.37)
Discontinued operations	.01	—	—	.01
Total	.05	(.38)	(.26)	(.36)
Diluted earnings (loss) per share attributable to common stockholders:
Continuing operations	.04	(.38)	(.26)	(.37)
Discontinued operations	.01	—	—	.01
Total	.05	(.38)	(.26)	(.36)
Year ended September 30, 2000:
Revenues from continuing operations	$6,442,533	$8,105,968	$7,389,381	$14,261,789
Gross profit from continuing operations	1,496,995	1,946,929	1,845,038	3,083,162
Net earnings from discontinued Engineering Division	316,334	29,617	208,690	329,947
Net earnings (loss) from continuing operations	(160,398)	131,986	(30,794)	220,528
Net earnings (loss) attributable to common stockholders	155,936	161,603	177,896	550,475
Basic earnings (loss) per share attributable to common stockholders:
Continuing operations	(.03)	.03	(.01)	.04
Discontinued operations	.07	.01	.04	.04
Total	.04	.04	.03	.10
Diluted earnings (loss) per share attributable to common stockholders:
Continuing operations	(.03)	.03	(.01)	.04
Discontinued operations	.06	.01	.04	.06
Total	.03	.04	.03	.10

Note 24—Subsequent Events

a.
Effective December 1, 2002 (the "Effective Date"), the Company purchased substantially all of the tangible and intangible assets, excluding accounts receivable, of six offices of Elite Personnel

  Services, Inc. ("Elite"). The purchase price, payable at closing, was $1,264,000 (the "Base Purchase Price"), all of which was represented by a promissory note (the "Note") payable over eight years, in equal monthly installments. Imputed interest at the rate of 4% per year is included in the Note amount. Accordingly, the net Base Purchase Price was $1,083,813.

  In addition, Elite may also receive as additional purchase price, an amount equal to 10% of "Gross Profits" as defined in the Asset Purchase Agreement, of the acquired business between $2,500,000 and $3,000,000 per year plus 15% of Gross Profits of the acquired business in excess of $3,200,000 per year for a minimum of one year from the Effective Date, and for a period of two years from the Effective Date if Gross Profits for the first year reach specified levels.

  In connection with the acquisition, the Company also entered into an employment and non-compete agreement for a five-year period with the President and sole stockholder of Elite.

b.
On November 22, 2002, the Company received notification from the Nasdaq Listing and Hearing Review Council ("Review Council"), that it was affirming a previous decision to decision to de-list the Company's securities from the Nasdaq Stock Market. However, the Review Council also noted that, pursuant to Nasdaq Marketplace Rule 4850 (a), the NASD Board of Governors may call this decision for review in connection with an upcoming Board meeting.

c.
In October and November 2002, holders of Series E Preferred Stock converted 5,205 shares into 4,486,911 shares of the Company's Common Stock at conversion prices between $.108 and $.1365.

d.
In December 2002, the Company and Charles Sahyoun agreed to offset the $250,000 of the Third Payment due to the Company in connection with the sale of its Engineering Division against $250,000 of accrued commissions due Charles Sahyoun.

e.
In December 2002, in connection with the lender granting a waiver to the Company for violations of certain covenants under the loan and security agreement (the "Agreement"), the Company entered into a modification of the Agreement. The modification provides that borrowings under the agreement bear interest at 1 3/4% above the prime rate, as long as the Company is in violation of any of the covenants under the Agreement.

STRATUS SERVICES GROUP, INC.

Condensed Balance Sheet
As of June 30, 2003
(Unaudited)

Assets
Current assets
Cash and cash equivalents	$374,973
Accounts receivable—less allowance for doubtful accounts of $1,980,000 and $1,742,000	12,053,408
Unbilled receivables	2,610,814
Other receivables	—
Prepaid insurance	3,173,585
Prepaid expenses and other current assets	299,461

18,512,241
Property and equipment, net of accumulated depreciation	1,169,008
Intangible assets, net of accumulated amortization	1,707,920
Goodwill	7,085,582
Deferred financing costs, net of accumulated amortization	4,562
Other assets	245,729

$28,725,042

Liabilities and Stockholders' Equity
Current liabilities
Loans payable (current portion)	$1,043,917
Loans payable—related parties	457,337
Notes payable—acquisitions (current portion)	645,453
Line of credit	9,508,071
Cash overdraft	1,652,252
Insurance obligation payable	168,604
Accounts payable and accrued expenses	8,108,535
Accrued payroll and taxes	2,462,760
Payroll taxes payable	1,922,572

25,969,501
Loans payable (net of current portion)	105,460
Notes payable—acquisitions (net of current portion)	2,228,636
Convertible debt	40,000

28,343,597
Temporary equity—put options	823,000
Commitments and contingencies
Stockholders' equity
Preferred stock, $.01 par value, 5,000,000 shares authorized
Series A voting redeemable convertible preferred stock, $.01 par value, 1,458,933 shares issued and outstanding, liquidation preference of $4,376,799 (including unpaid dividends of $575,158)	3,679,158
Series E non-voting convertible preferred stock, $.01 par value, 17,031 shares issued and outstanding, liquidation preference of $1,703,100 (including unpaid dividends of $94,040)	1,797,140
Series F voting convertible preferred stock, $.01 par value, 8,000 shares issued and outstanding, liquidation preference of $800,000 (including unpaid dividends of $14,000)	814,000
Series H non-voting convertible preferred stock, $.01 par value, 5,000 shares issued and outstanding, liquidation preference of $500,000 (including unpaid dividends of $7,500)	507,500
Common stock, $.01 par value, 100,000,000 shares authorized; 19,001,478 shares issued and outstanding	190,015
Additional paid-in capital	12,356,712
Accumulated deficit	(19,786,080)

Total stockholders' equity (deficiency)	(441,555)

$28,725,042

STRATUS SERVICES GROUP, INC.

Condensed Statements of Operations

(Unaudited)

	Nine Months Ended June 30,
	2003	2002
Revenues	$74,706,176	$51,568,047
Cost of revenues	64,489,693	43,343,294

Gross Profit	10,216,483	8,224,753
Selling, general and administrative expenses	12,130,911	10,535,246
Loss on impairment of goodwill	—	100,000
Other charges	523,000	103,226

Operating (loss) from continuing operations	(2,437,428)	(2,513,719)

Other income (expenses)
Interest and financing costs	(1,441,458)	(1,537,406)
(Loss) on sale of investment	—	(2,159,415)
Other income	71,405	66,770

	(1,370,053)	(3,630,051)

(Loss) from continuing operations	(3,807,481)	(6,143,770)
Discontinued operations—(loss) from discontinued Engineering Division	—	(246,159)
Gain on sale of Engineering Division	—	— — 1,759,056

Net earnings (loss)	(3,807,481)	(4,630,873)
Dividends and accretion on preferred stock	(954,832)	(578,110)

Net (loss) attributable to common stockholders	$(4,762,313)	$(5,208,983)

Net earnings (loss) per share attributable to common stockholders
Basic:
(Loss) from continuing operations	$(.28)	$(.66)
Earnings from discontinued operations	—	.15

Net (loss)	$(.28)	$(.51)

Diluted:
(Loss) from continuing operations	$(.28)	$(.66)
Earnings from discontinued operations	—	.15

Net (loss)	$(.28)	$(.51)

Weighted average shares, outstanding per common share
Basic	16,922,697	10,230,023
Diluted	16,922,697	10,230,023

See notes to condensed financial statements.

STRATUS SERVICES GROUP, INC.

Condensed Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	June 30, 2003	June 30, 2002
Cash flows (used in) operating activities
Net (loss) from continuing operations	$(3,807,481)	$(6,143,770)
Net (loss) from discontinued operations	—	1,512,897
Adjustments to reconcile net earnings (loss) to net cash used by operating activities
Depreciation	409,607	388,274
Amortization	285,744	418,720
Provision for doubtful accounts	475,000	958,000
Loss on impairment of goodwill	—	100,000
Deferred financing costs amortization	1,206	405,069
Loss on sales of shares of investment	—	2,159,415
Gain on extinguishment of convertible debt	—	(3,277)
Gain on sale of Engineering Division	—	(1,759,056)
Interest expense amortization for the intrinsic value of the beneficial conversion feature of convertible debentures	—	104,535
Common stock and warrants issued for fees	47,000	—
Accrued interest	51,946	206,856
Imputed interest	45,029	—
Changes in operating assets and liabilities
Accounts receivable	(3,893,707)	(1,452,347)
Prepaid insurance	(464,254)	(1,307,771)
Prepaid expenses and other current assets	34,140	(17,593)
Other assets	(90,738)	20,234
Insurance obligation payable	40,529	(328,669)
Accrued payroll and taxes	634,131	80,483
Payroll taxes payable	993,244	651,956
Accounts payable and accrued expenses	2,512,393	1,595,740

Total adjustments	1,081,270	2,220,569

	(2,726,211)	(2,410,304)

Cash flows from (used in) investing activities
Purchase of property and equipment	(221,798)	(283,816)
Proceeds from sales of shares of investment	—	206,631
Payments for business acquisitions	(61,644)	(336,727)
Net proceeds from sale of Engineering Division	—	1,709,079

	(283,442)	1,295,167

Cash flows from financing activities
Proceeds from issuance of common stock	—	222,083
Proceeds from issuance of preferred stock	186,400	282,500
Proceeds from loans payable	755,000	828,195
Payments of loans payable	(188,418)	(235,596)
Proceeds from loans payable—related parties	416,337	50,000
Payments of loans payable—related parties	(75,000)	(50,000)
Payments of notes payable—acquisitions	(514,387)	(488,343)
Net proceeds from line of credit	1,768,954	(63,452)
Cash overdraft	920,751	872,334
Cost in connection with common stock issued for acquisition	—	(2,000)
Net proceeds from convertible debt	—	326,871
Redemption of convertible debt	—	(301,992)
Redemption of preferred stock	—	(455,000)
Dividends paid	(47,657)	—

	3,221,980	985,600

Net change in cash and cash equivalents	212,327	(129,537)
Cash and cash equivalents—beginning	162,646	171,822

Cash and cash equivalents—ending	$374,973	$42,285

See notes to condensed financial statements.

	Six Months Ended
	June 30, 2003	June 30, 2002
Supplemental disclosure of cash paid
Interest	$988,428	$881,100

Schedule of noncash investing and financing activities
Fair value of assets acquired	$1,266,519	$1,816,727
Less: cash paid	(176,644)	(336,727)
Less: common stock and put options issued	—	(380,000)

Liabilities assumed	$1,089,875	$1,100,000

Issuance of Series B Preferred Stock in exchange for convertible and other debt (including $160,000 loans payable—related parties)	$—	$1,106,499

Issuance of common stock upon conversion of convertible preferred stock	$855,700	$—

Issuance of common stock in exchange for accounts payable and accrued expenses	$37,500	$59,000

Issuance of common stock upon conversion of convertible debt	$—	$736,003

Issuance of warrants for fees	$19,500	$55,000

Issuance of common stock for fees	$27,500	$—

Cumulative dividends and accretion on preferred stock	$674,175	$578,110

See notes to condensed financial statements.

STRATUS SERVICES GROUP, INC.

Notes to Condensed Financial Statements

(Unaudited)

NOTE 1—BASIS OF PRESENTATION

        The accompanying condensed financial statements have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. These condensed financial statements reflect all adjustments (consisting only of normal recurring adjustments) that, in the opinion of management, are necessary to present fairly the financial position, the results of operations and cash flows of the Company for the periods presented. It is suggested that these condensed financial statements be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K.

        The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

NOTE 2—LIQUIDITY

        At June 30, 2003, the Company had limited liquid resources. Current liabilities were $25,969,501 and current assets were $18,512,241. The difference of $7,457,260 is a working capital deficit, which is primarily the result of losses continuously incurred beginning the year ended September 30, 2001. Current liabilities include a cash overdraft of $1,652,252, which is represented by outstanding checks. These conditions raise substantial doubts about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

        The Company's continuation of existence is dependent upon the continued cooperation of its creditors, its ability to generate sufficient cash flow to meet its continuing obligations on a timely basis, to fund the operating and capital needs, and to obtain additional financing as may be necessary.

        Management of the Company has taken steps to revise and reduce its operating requirements, which it believes will be sufficient to assure continued operations and implementation of the Company's plans. The steps include closing branches that are not profitable, consolidating branches and reductions in staffing and other selling, general and administrative expenses.

        The Company continues to pursue other sources of equity or long-term debt financings. The Company also continues to negotiate payment plans and other accommodations with its creditors.

NOTE 3—EARNINGS/LOSS PER SHARE

        Basic "Earnings Per Share" ("EPS") excludes dilution and is computed by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted EPS assumes conversion of dilutive options and warrants, and the issuance of common stock for all other potentially dilutive equivalent shares outstanding. There were no dilutive shares for the nine months ended June 30, 2003 and 2002.

NOTE 4—INTANGIBLE ASSETS

        At the beginning of fiscal year ended September 30, 2003, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets". The provisions of SFAS No. 142 prohibit the amortization of goodwill and certain intangible assets that are deemed to have indefinite lives and require that such assets be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired and written down to fair value. In order to assess the fair value of its goodwill and indefinite-lived intangible assets as of the adoption date, the Company engaged an independent valuation firm to assist in determining the fair value. The valuation process appraised the Company's assets and liabilities using a combination of present value and multiple of earnings valuation techniques. Based upon the results of the valuation it was determined that there was no impairment of goodwill.

        As of June 30, 2003 intangible assets consisted of the following:

Covenant-not-to-compete	$232,680
Customer list	2,063,735

2,296,415
Less: accumulated amortization	(588,495)

$1,707,920

        For the nine months ended June 30, 2002, the Company recorded goodwill amortization of $216,882. Excluding this amortization expense net (loss) attributable to common stockholders from continuing operations for the nine months ended June 30, 2002, would have been $(4,992,101) or $(.49) per basic and diluted share.

        Estimated amortization expense for each of the next five years is as follows:

For the Year Ending June 30,
2004	$398,000
2005	376,000
2006	169,000
2007	121,000
2008	118,000

NOTE 5—LINE OF CREDIT

        The Company has a loan and security agreement (the "Loan Agreement") with a lending institution whereby the Company can borrow up to 85% of eligible accounts receivable, as defined, not to exceed the lesser of $12 million or six times the Company's tangible net worth (as defined). Until December 2002, borrowings under the Agreement bore interest at 1 1/2% above the prime rate (see below) and are collateralized by substantially all of the Company's assets. The Loan Agreement expires on June 12, 2004.

        At June 30, 2003, the Company was in violation of the following covenants under the Loan Agreement:

  (i)
  Failing to meet the tangible net worth requirement, and;

  (ii)
  The Company's Common Stock being delisted from the Nasdaq SmallCap Market

        The Company has received a waiver from the lender on the above violations and, in December 2002, entered into a modification of the Loan Agreement. The modification provided that borrowings under the Loan Agreement bore interest at 1 3/4% above the prime rate, as long as the Company was in violation of any of the covenants under the Loan Agreement.

        Effective April 10, 2003, the Company entered into another modification of the Loan Agreement which provides that borrowings under the Loan Agreement bear interest at 3% above the prime rate.

        The prime rate at June 30, 2003 was 4.00%.

NOTE 6—CONVERTIBLE DEBT

        At various times during the nine months ended June 30, 2002, the Company issued convertible debentures through private placements. The debentures bore interest at 6% a year, payable quarterly and had a maturity date of five years from issuance. Each debenture was convertible after 120 days from issuance into the number of shares of the Company's common stock determined by dividing the principal amount of the debenture by the lesser of (a) 120% of the closing bid price of the common stock on the trading day immediately preceding the issuance date or (b) 75% of the average closing bid price of the common stock for the five trading days immediately preceding the date of the conversion. The Company had the right to prepay any of the debentures at any time at a prepayment rate that varied from 115% to 125% of the amount of the debenture depending on when the prepayment is made.

        The discount arising from the 75% beneficial conversion feature was charged to interest expense during the period from the issuance of the debenture to the earliest time at which the debenture becomes convertible.

        During the nine months ended June 30, 2002, the Company redeemed $258,394 of debentures resulting in a gain of approximately $3,000, which is included in "Other income (expense)" in the condensed statement of operations.

        In March 2002, the Company entered into an agreement with the holder (the "Debenture Holder") of all but $40,000 of the outstanding debentures pursuant to which it issued to the Debenture Holder 231,300 shares of Series B Convertible Preferred Stock (see Note 7) in exchange for (i) $456,499 aggregate principal amount of Debentures, (ii) the cancellation of a $400,000 promissory note previously issued by the Company to the Debenture Holder and (iii) $300,000 in cash. As a result, only $40,000 of Debentures remains outstanding.

NOTE 7—PREFERRED STOCK

  a.
  Series A

        The shares of Series A Preferred Stock have a stated value of $3.00 per share. The difference between the carrying value and redemption value of the Series A Preferred Stock is being accreted through a charge to additional paid-in-capital through the June 30, 2008 redemption date.

        The Series A Preferred Stock entitles the holders thereof to cumulative dividends at $.21 per share per year, payable semi-annually, commencing on December 31, 2001, when and if declared by the Board of Directors. The shares of Series A Preferred Stock are convertible at the option of the holder into shares of the Company's Common Stock on a one-for-one basis. On June 30, 2008, the Company will be required to redeem any shares of Series A Preferred Stock outstanding at a redemption price of $3.00 per share together with accrued and unpaid dividends, payable at the Company's option, either in cash or in shares of common stock. For purposes of determining the number of shares which the Company will be required to issue if it chooses to pay the redemption price in shares of Common Stock, the Common Stock will have a value equal to the average closing price of the Common Stock during the five trading days immediately preceding the date of redemption.

  b.
  Series E

        The shares of Series E Preferred Stock have a stated value of $100 per share. The holders of the Series E Preferred stock are entitled to cumulative dividends at a rate of 6% of the stated value per year, payable every 120 days, in preference and priority to any payment of any dividend on the Company's Common Stock. Dividends may be paid, at the Company's option, either in cash or in shares of Common Stock, valued at the Series E Conversion Price (as defined below). Holders of Series E Preferred Stock are entitled to a liquidation preference of $100 per share, plus accrued and unpaid dividends.

        The Series E Preferred Stock is convertible into Common Stock at a conversion price equal to 75% of the average of the closing bid prices, for the five trading days preceding the conversion date, for the Common Stock. The number of shares issuable upon conversion is determined by multiplying the number of shares of Series E Preferred Stock to be converted by $100, and dividing the result by the Series E Conversion Price then in effect.

        Holders of Series E Preferred Stock do not have any voting rights, except as required by law.

        The Company may redeem the shares of the Series E Preferred Stock at any time prior to conversion, at a redemption price of 115% of the purchase price paid for the Series E Preferred Shares, plus any accrued but unpaid dividends.

        The discount arising from the beneficial conversion feature was treated as a dividend from the date of issuance to the earliest conversion date.

        During the nine months ended June 30, 2003, holders of Series E Preferred Stock converted 6,652 shares into 5,128,911 shares of Common Stock at conversion prices between $.108 and $.2475.

  c.
  Series F

        In July 2002, the Company's Chief Executive Officer invested $1,000,000 in the Company in exchange for 10,000 shares of newly created Series F Convertible Preferred Stock (the "Series F Preferred Stock"), which has a stated value of $100 per share.

        The holder of the Series F Preferred Stock is entitled to receive, from assets legally available therefore, cumulative dividends at a rate of 7% per year, accrued daily, payable monthly, in preference and priority to any payment of any dividend on the Common Stock and on the Series F Preferred Stock. Dividends may be paid, at the Company's option, either in cash or in shares of Common Stock, valued at the Series F Conversion Price (as defined below). Holders of Series F Preferred Stock are entitled to a liquidation preference of $100 per share, plus accrued and unpaid dividends.

        The Series F Preferred Stock is convertible into Common Stock at a conversion price (the "Series F Conversion Price") equal to $.10 per share which was the market price at date of issuance. The number of shares issuable upon conversion is determined by multiplying the number of shares of Series F Preferred Stock to be converted by $100, and dividing the result by the Series F Conversion Price.

        Except as otherwise required by law, holders of Series F Preferred Stock and holders of Common Stock shall vote together as a single class on each matter submitted to a vote of stockholders. Each outstanding share of Series F Preferred Stock shall be entitled to the number of votes equal to the number of full shares of Common Stock into which each such share of Series F Preferred Stock is then convertible on the date for determination of stockholders entitled to vote at the meeting. Holders of the Series F Preferred Stock are entitled to vote as a separate class on any proposed amendment to the terms of the Series F Preferred Stock which would increase or decrease the number of authorized shares of Series F Preferred Stock or have an adverse impact on the Series F Preferred Stock and on any proposal to create a new class of shares having rights or preferences equal to or having priority to the Series F Preferred Stock.

        The Company may redeem the shares of the Series F Preferred Stock at any time prior to conversion at a redemption price of 115% of the purchase price paid for the Series F Preferred Shares plus any accrued but unpaid dividends.

        During the nine months ended June 30, 2003, the Company's Chief Executive Officer converted 2,000 shares of the Series F Preferred Stock into 2,000,000 shares of Common Stock.

  d.
  Series H

        The holders of the Series H Preferred Stock are entitled to cumulative dividends at a rate of 6% per year, payable quarterly, commencing on March 30, 2004, in preference and priority to any payment of any dividend on the Company's Common Stock. Dividends may be paid, at the Company's option, either in cash or in shares of Common Stock, valued at the Series H Conversion Price (as defined below). Holders of Series H Preferred Stock are entitled to a liquidation preference of $100 per share, plus accrued and unpaid dividends before any liquidation payment may be made to holders of the Company's Common Stock.

        The Series H Preferred Stock is convertible into Common Stock at a conversion price (the "Series H Conversion Price") equal to the lower of $.20 per share, which was the market price at date of issuance, or the average market price of the Common Stock for the five trading days immediately preceding the conversion date. The number of shares issuable upon conversion is determined by multiplying the number of shares of Series H Preferred Stock to be converted by $100 and dividing the result by the Series H Conversion Price then in effect.

        Holders of Series H Preferred Stock do not have any voting rights, except as required by law.

        The Company has the right, but not the obligation, to redeem the shares of Series H Preferred Stock at any time prior to conversion at a redemption price of 115% of the purchase price paid for the Series H Preferred Shares plus any accrued but unpaid dividends.

NOTE 8—OTHER CHARGES

        During the period May 1, 2001 through May 20, 2002, the Company maintained workers' compensation insurance with an insurance company, with a deductible of $150,000 per incident. The Company had established reserves based upon its evaluation of the status of claims still open in conjunction with claims reserve information provided to the Company by the insurance company. The Company believes that the insurance company has paid and reserved claims in excess of what should have been paid or reserved. Although the Company believes it can recover some of the amounts already paid, this can only be pursued through litigation against the insurance company. Since there is no assurance the Company will prevail, the Company recorded $523,000 of additional payments made and reserves in the nine months ended June 30, 2003.

NOTE 9—STOCK—BASED COMPENSATION

        The Company accounts for its stock-based compensation plans using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Accordingly, no stock-based employee compensation cost has been recognized in the financial statements as all options granted under the Company's stock option plan, had an exercise price at least equal to the market value of the underlying common stock on the date of grant. The pro forma information below is based on provisions of SFAS No. 123, "Accounting for Stock-Based

Compensation", as amended by SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure", issued in December 2002.

	Nine Months Ended June 30,
	2003	2002
Net (loss) from continuing operations attributable to common stockholders, as reported	$(4,762,313)	$(6,721,880)
Deduct:
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,700,756)	(1,782,005)

Pro forma net (loss) from continuing operations attributable to common stockholders	$(6,463,069)	$(8,503,885)

(Loss) from continuing operations per common share attributable to common stockholders:
Basic—as reported	$(.28)	$(.51)
Basic—pro forma	$(.38)	$(.83)
Diluted—as reported	$(.28)	$(.51)
Basic—pro forma	$(.38)	$(.83)

NOTE 10—INVESTMENT

        In the six months ended June 2002, the Company sold its entire 26.3% investment in enterpriseAsia.com, a publicly-traded foreign company. The Company received net proceeds of $206,631 and recorded a loss on the sales of $2,159,415.

NOTE 11—DISCONTINUED OPERATIONS, SALE OF ENGINEERING DIVISION

        On March 28, 2002, the Company completed the sale of the assets of its Engineering Services Division (the "Division") to SEA Consulting Services Corporation ("SEA") pursuant to the Asset Purchase Agreement dated as of January 24, 2002, among the Company, SEP, LLC ("SEP"), Charles Sahyoun, Sahyoun Holders LLC and SEA.

        The assets of the Division had been transferred to SEP, a limited liability company in which the Company owned a 70% interest, at the time of the execution of the Asset Purchase Agreement. Sahyoun Holders, LLC, a company wholly-owned by Charles Sahyoun, the President of the Division, owned the remaining 30% interest in SEP.

        Under the terms of the Asset Purchase Agreement, the Company received an initial cash payment of $1,560,000, which represented 80% of the initial $2,200,000 installment of the purchase price payable to SEP after the satisfaction of certain liabilities and expenses of SEP. Sahyoun Holdings, LLC received the other 20% of the initial net installment of the purchase price, or $440,000.

        The Asset Purchase Agreement requires SEA to make the following additional payments to SEP:

  (i)
  A payment of $1 million, plus or minus the amount by which SEA's profit for the six months ended June 30, 2002, as determined pursuant to the Asset Purchase Agreement, is greater or less than $600,000 (the "Second Payment");

  (ii)
  A payment of $1 million, plus or minus the amount by which SEA's profit for the six months ended December 31, 2002, as determined pursuant to the Asset Purchase Agreement, is greater or less than $600,000 (the "Third Payment");

  (iii)
  Five subsequent annual payments (the "Subsequent Payments") which will be based upon a multiple of the annual successive increases, if any, in SEA's profit during the five year period beginning on January 1, 2003 and ending December 31, 2007.

        Pursuant to an allocation and indemnity agreement entered into by the Company, Sahyoun Holdings, LLC and Charles Sahyoun (the "Allocation and Indemnity Agreement"), the Company was entitled to $250,000 of the Second Payment and $250,000 of the Third Payment. On April 15, 2002, by letter agreement between the Company, Sahyoun Holdings, LLC and Joseph J. Raymond, Sr., the Chairman and Chief Executive Officer of the Company, the parties agreed to a modification of the Allocation and Indemnity Agreement. Per that letter agreement, Sahyoun Holdings, LLC provided the Company with $200,000 cash in exchange for the Company's short-term, 90-day demand note, due and payable by August 1, 2002 in the amount of $250,000. Such $250,000 was repaid by the Company from its $250,000 share of the Second Payment which was received in June 2002. Sahyoun Holdings, LLC and Charles Sahyoun have guaranteed the $250,000 payment to be made to the Company from the Third Payment, regardless of the operating results of SEA. Upon its receipt of all of the payments required under the Allocation and Indemnity Agreement, the Company's interest in SEP will terminate and the Company will not be entitled to any additional payments under the Asset Purchase Agreement, including the Subsequent Payments. Sahyoun Holdings, LLC is entitled to all amounts paid to SEP under the Asset Purchase Agreement other than $500,000 of payments made or payable to the Company pursuant to the Allocation and Indemnity Agreement and guaranteed by Charles Sahyoun and Sahyoun Holdings, LLC, as described above.

        The transaction resulted in a gain, which was calculated as follows:

Initial cash payment	$2,200,000
Guaranteed additional payments	500,000
Less costs of sale:
Allocation to Charles Sahyoun	(440,000)
Broker's fee	(200,000)
Other costs	(100,921)

Balance	1,959,079
Net assets sold	200,023

Gain	$1,759,056

        In December 2002, the Company and Charles Sahyoun agreed to offset the $250,000 of the Third Payment due to the Company against $250,000 of accrued commissions due Charles Sahyoun. As a result, the Company is not entitled to any additional payments under the Asset Purchase Agreement.

        Revenues from the Division were $2,730,000 for the nine months ended June 30, 2002.

NOTE 12—ACQUISITION

        Effective as of December 1, 2002, (the "Effective Date"), the Company purchased substantially all of the tangible and intangible assets, excluding accounts receivable, of six offices of Elite Personnel Services ("Elite"), a California corporation. The Elite branches provide temporary light industrial and clerical staffing in six business locations in California and Nevada. The Company also took over Elite's Downey, California office, from which Elite serviced no accounts but which it utilized as a corporate office. The Company intends to continue to utilize the Downey office as a regional corporate facility. The acquisition of Elite furthers the Company's expansion into the California staffing market. Pursuant to the terms of an Asset Purchase Agreement between the Registrant and Elite dated November 19, 2002 (the "Asset Purchase Agreement"), the purchase price payable at closing (the "Base Purchase Price") for the assets was $1,264,000, all of which was represented by an unsecured promissory note. In addition to the Base Purchase Price, Elite will also receive as a deferred purchase price, an amount equal to 10% of the annual "Gross Profits" as defined in the Asset Purchase Agreement of the acquired business between $2,500,000 and $3,200,000, and 15% of the annual Gross Profits of the acquired business in excess of $3,200,000 for a minimum period of one year from the Effective Date and for a period of two years from the Effective Date, if Gross Profits during the first year reach specified levels. The note includes a stated imputed interest at 4% per year and is payable over an eight-year period in equal monthly payments beginning 30 days after the Effective Date. In connection with the transaction, Elite, its President and other key management members entered into Non-Competition and Non-Solicitation Agreements pursuant to which they agreed not to compete with the Registrant in the territories of the acquired business for periods ranging from twelve months to five years, and to not solicit the employees or customers of the acquired business for periods ranging from twelve months to five years. Additionally, Elite's President has also entered into an Employment Agreement, as of the Effective Date, with the Company for a minimum of a one year term. This term can be extended if certain targeted Gross Profit levels are attained.

        For financial accounting purposes, interest on the note has been imputed at a rate of 11% per year. Accordingly, the note and Base Purchase Price has been recorded at $845,875. In accordance with SFAS No. 141, "Business Combinations" the contingent portion of the purchase price has been recognized as a liability to the extent that the net acquired assets exceed the purchase price. Accordingly $244,000 is included in "Accounts payable and accrued expenses" on the attached condensed balance sheet as of March 31, 2003. There was an additional $176,644 of costs paid to third parties in connection with the acquisition.

        The following summarizes the fair value of the assets acquired at the date of acquisition based upon a third-party valuation of certain intangible assets:

Property and equipment	$75,000
Covenant-not-to-compete	19,500
Customer list	1,172,019

Total assets acquired	$1,266,519

        The covenant-not-to-compete and customer list are being amortized over their estimated useful life of five and seven years, respectively.

        The unaudited pro forma results of operations presented below assume that the acquisition and another acquisition that occurred effective January 1, 2002, had occurred at the beginning of fiscal 2002. This information is presented for informational purposes only and includes certain adjustments such as amortization of intangibles resulting from the acquisitions and interest expense related to acquisition debt.

	Nine Months Ended June 30,
	2003	2002
	Unaudited
Revenues	$80,284,176	$74,511,047
Net (loss) from continuing operations attributable to common stockholders	(4,702,339)	(6,971,880)
Net (loss) per share attributable to common stockholders
Basic	$(.28)	$(.68)
Diluted	$(.28)	$(.68)

NOTE 13—RELATED PARTY TRANSACTIONS

        During the nine months ended June 30, 2003, a son and the brother of the Chief Executive Officer of the Company (the "CEO") each loaned $100,000 to the Company. In addition, two of the members of the Board of Directors of the Company loaned $100,000 and $116,337, respectively, to the Company. Each of the aforementioned loans is unsecured and due on demand. The loans are outstanding at June 30, 2003 and included in loans payable on the condensed balance sheet.

        During the nine months ended June 30, 2003, the CEO was repaid $75,000 for a previous loan to the Company. In addition, the CEO loaned the Company $50,000, which was repaid prior to June 30, 2003.

NOTE 14—SUBSEQUENT EVENTS

        In July 2003, the Company sold 14,362 shares of Series E Preferred Stock in private placements for $1,436,250 in cash.

        In July 2003, holders of Series E Preferred Stock converted 200 shares into 126,984 shares of common stock at a conversion price of $.1575.

        In July 2003, the Company entered into an agreement with the holder of the Series H Preferred Stock pursuant to which the 5,000 shares of Series H Preferred Stock plus accrued dividends of $8,750 were exchanged for 5,087 shares of Series E Preferred Stock.

        On July 30, 2003, the Company and the Series E holders entered into a letter agreement (the "Compromise Agreement") to compromise certain disputed penalties arising out of the Company's alleged failure to timely cause the suspension of the effectiveness of the Company's Form S-1 Registration Statement, filed with the SEC on behalf of the Series E holders to terminate at the earliest possible date. Pursuant to the terms of the Compromise Agreement, while the Company does not admit that it failed to fulfill its contractual obligations to the Series E shareholders, in the interest of amicably resolving this matter, the Company issued an additional 4,477 shares of Series E Preferred Stock to the Series E shareholders.

        On July 29, 2003, the Company received written notification from the holder of a put option that it was exercising its option which requires the Company to buy back 400,000 shares of its Common Stock at $2 per share. The Company has thirty days from the receipt of the notification, unless otherwise agreed to in writing, to pay the $800,000. The Company is attempting to negotiate an arrangement which would permit the Company to pay this amount over an extended period of time or upon receipt of financing. No assurance can be given that the holder of the put option will agree to such an arrangement.

        On July 31, 2003, the Company and Artisan (UK) plc ("Artisan"), the sole beneficial shareholder of Stratus' issued and outstanding Series A Preferred Stock (the "Series A Stock") entered into a letter agreement (the "Redemption Agreement"), which requires the Company to redeem, subject to the terms and conditions of the Redemption Agreement, the Series A Stock in the event that the Company raises at least $4.0 million in a proposed "best-efforts" public offering of securities (the "Offering"). A copy of the Redemption Agreement is being filed as an Exhibit to this Form 10-Q.

        Per the terms of the Redemption Agreement, within fifteen days after the Company completes the sale of at least $4,000,000 of securities in the Offering (the "Initial Closing") the Company will be required to pay to Artisan the lump sum of $500,000. In addition, the Company will be obligated to pay Artisan the sum of $250,000 by January 31, 2005, or, at its option, deliver to Artisan shares of common stock with an aggregate value of $250,000, based on the average of the closing bid prices of the Company's common stock for the thirty consecutive trading days prior to January 31, 2005.

        No interest will accrue on this obligation over such eighteen month period; however, in the event that the Company shall default on its obligations to pay such $250,000 in cash or in stock, then Artisan shall be entitled to receive a cash payment of $300,000, plus default interest, at a rate of 18% calculated on a daily basis, from the date of the default until the default is cured.

        Artisan, or its designee, will be entitled to receive within fifteen days of the Initial Closing a number of shares of common stock equal to 5.5% of the issued and outstanding shares of common stock, as of the date of the Initial Closing. Additionally, upon final completion of the Offering (the "Final Closing"), Artisan shall be entitled to receive such number of shares of common stock, as will result in Artisan holding, as of the date of the Final Closing, an amount of common shares equal to 5.5% of the Company's common stock after giving effect to the assumed exercise of all warrants and options that have exercise prices equal to or below the then current market price of our common stock and the conversion of all convertible securities that then have conversion prices equal to or below the then current market price of our common stock.

        In conjunction with the proposed issuance of common stock, Artisan has agreed to execute a lock-up agreement with the Company (the "Lock-Up Agreement") with the following terms:

  (a)
  Any common stock issued in connection with the Redemption Agreement shall be subject to a lock-up for a period of fourteen months following issuance; however, Artisan will retain the voting rights to same; and

  (b)
  Any common stock held by Artisan as of the date of the signing of the Redemption Agreement, shall be subject to lock-up for a period of 135 days from the completion of the Initial Closing. Thereafter, assuming the completion of a proposed 1-for-4 reverse split of the Company's common stock in connection with the Offering, Artisan shall be entitled to sell up to 25,000 shares of common stock per month until July 31, 2004, when there will be no further restrictions on sales of the Company's common stock by Artisan.

        The Board of Directors of Stratus and the Board of Directors of Artisan have already approved of the entering into of the Redemption Agreement.

        The completion of the above transactions is contingent upon completion of the Initial Closing of the Offering.

        If the Company does not deliver the $500,000 and 5.5% of its outstanding common stock to Artisan within fifteen days of the Initial Closing, or if the Initial Closing does not take place within nine months of the date of the Redemption Agreement, then Artisan will have the right to immediately terminate the Redemption Agreement.

        After the Company pays Artisan the amounts owed to it in connection with the redemption of the Series A Preferred Stock, the proxy previously given by Artisan and its affiliates to Joseph J. Raymond, the Company's Chairman and Chief Executive Officer, will terminate.

NADEL & ASSOCIATES
A PROFESSIONAL CORPORATION

28222 Agoura Road SUITE 200
MARK S. NADEL CERTIFIED PUBLIC ACCOUNTANT	Agoura Hills, CA 91301
~	6345 Balboa Boulevard Building II, Suite 230
Encino, CA 91316
RUSSELL J. NADEL
ATTORNEY AT LAW	TELEPHONE: (818) 865-1570 FACSIMILE: (818) 865-1571

Independent Auditors' Report

To the Board of Directors
Elite Personnel Services, Inc.
12663 PROMONTORY ROAD
LOS ANGELES, CA 90049

        We have audited the accompanying special-purpose statement of net assets sold of Elite Personnel Services, Inc. (the "Company") as of December 31, 2001, 2000 and 1999 and the special-purpose statements of net revenues, cost of revenues and expenses for the years then ended, pursuant to the Asset Purchase Agreement dated November 19, 2002 by and between Stratus Services Group, Inc., a Delaware corporation ("Buyer") and Elite Personnel Services, Inc., a California corporation ("Seller"), as described in Note 1 to the financial statements. These financial statements are the responsibility of Elite Personnel Services, Inc. management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying special-purpose financial statements were prepared to present the net assets sold to Stratus Services Group, Inc. pursuant to the Asset Purchase Agreement described in Note 1, and the net revenues, cost of revenues and expenses sold, and are not intended to be a complete presentation of the Company's financial position, and results of operations in conformity with generally accepted accounting principles.

        In our opinion, these special-purpose financial statements present fairly, in all material respects, the net assets sold pursuant to the Asset Purchase Agreement referred to in Note 1 as of December 31, 2001, 2000 and 1999 and the net revenues, cost of revenues and expenses for years then ended, on the basis of accounting described in Note 1.

/s/  MARK S. NADEL
Mark S. Nadel, C.P.A.
Nadel & Associates
Agoura Hills, California
January 17, 2003

Elite Personnel Services, Inc.

Statement of Net Assets Sold (in thousands)

	December 31,
	2001	2000	1999
Assets
Deposits (Note 2)	$12	$12	$10
Property and equipment, net (Note 3)	18	23	28

	30	35	38
Liabilities
Commitments and contingencies (Note 4)	—	—	—

Net assets sold	$30	$35	$38

See accompanying Independent Auditors' Report and Notes to Financial Statements

Elite Personnel Services, Inc.

Statement of Net Revenues, Cost of Revenues and Expenses (in thousands)

	December 31,
	2001	2000	1999
Net revenues	$24,232	$24,802	$20,190
Cost of revenues
Payroll	17,806	18,123	14,778
Payroll taxes	1,929	1,970	1,673
Workers compensation	1,447	1,348	696
Other direct costs	182	198	154

Total cost of revenues	21,364	21,639	17,301

Gross profit	2,868	3,163	2,889
Expenses
Depreciation & Amortization	5	22	16
Interest	75	65	25
Salaries	1,486	1,453	1,306
Other	969	1,003	902

Total expenses	2,535	2,543	2,249

Gross profit in excess of expenses	$333	$620	$640

See accompanying Independent Auditors' Report and Notes to Financial Statements

Elite Personnel Services, Inc.

Notes to Financial Statements

Note 1: Nature of Business and significant Accounting Policies

        Elite Personnel Services, Inc. (the "Company") is a provider of temporary employment services in California and Nevada. The Company was incorporated in California and commenced business in October 1995.

Basis of Presentation

        The accompanying financial statements have been prepared for the purpose of presenting the net assets sold of certain offices of the Company (the "Division") as of December 31, 2001, 2000 and 1999 pursuant to the Asset Purchase Agreement (the "Agreement") dated November 19, 2002 (the "Closing Date"), effective December 1, 2002 between Elite Personnel Services, Inc. and Stratus Services Group, Inc. (the "Buyer") and the Division's net revenues, cost of revenues and expenses for the years then ended.

        Pursuant to the Agreement, the Company sold to the Buyer certain tangible and intangible assets owned or used by the Company in connection with the operation of the sold offices for a note payable in 96 monthly installments of $13,167 including 4% interest, plus additional incentive payments based on Gross Profits from the Division.

        Historically, the Company did not prepare financial statements for the sold Division. The accompanying financial statements are derived from the historical accounting records of the Company and present the net assets sold of the Division in accordance with the Agreement as of December 31, 2001, 2000 and 1999 and the statements of net revenues, cost of revenues and expenses for the years then ended. The historical operating results may not be indicative of the results after acquisition by the Buyer.

        The statements of net revenues, cost of revenues and expenses include all revenues directly attributable to the Division, which consists of six staffing branch offices, four located in California, two in Nevada and an administrative office located in California. Cost of revenues consists of the direct payroll costs, employment taxes, workers' compensation insurance and related costs. Expenses include identifiable amounts from the offices of the sold Division and allocated amounts not attributable to a specific office. Interest paid on stockholder loans has not been included as an expense related to the Division. Information about the Division cash flows is not available.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        The Company is partially self-insured for workers compensation claims. Workers compensation expense and the related assets and accrued liability, including a reserve for claims made and unasserted claims is a material estimate as described. The Seller has retained both the assets and liabilities and these items are not reflected on the statement of assets sold. Management has estimated these amounts in addition to the amount included in cost of revenues.

Going Concern Basis

        In conformity with generally accepted accounting principles, these statements are prepared on the basis of a going concern. Pursuant to the Agreement, the Company will no longer operate as a going concern. The outcome and performance of the Division is unknown. We have not accounted for the early termination of financing agreements, insurance contracts or other contractual relationships including the assumption of office leases.

Revenue Recognition

        All staffing revenues are based upon the gross payroll of the Division's staffing employees plus a corresponding fee. The Division's fee structure is based upon written or oral contracts with the Company's customers. The staffing revenues, and related costs of wages, salaries, employment taxes and benefits related to worksite employees, are recognized in the period in which those employees perform the staffing services.

Property and Equipment

        Property and equipment is stated at cost, less accumulated depreciation.

Income Taxes

        The Division is not a going concern, (see Note 1), and is not a tax paying entity. Consequently, no provision for income taxes has been made.

Note 2: Deposits

        The Company has refundable deposits with the landlords at the various office locations. These deposits are refundable to the extent the properties are returned to the landlord pursuant to the individual leases. No adjustment has been made related to the collection of the deposits by the Buyer.

Note 3: Property and Equipment

	December 31,
	2001	2000	1999
Property and equipment	$125,654	$125,654	$109,702
Leasehold improvements	13,137	13,137	13,137

Less accumulated depreciation	138,791	138,791	122,839
	120,993	116,031	94,620

Property and equipment, net	$17,798	$22,760	$28,219

        The Company's assets held for disposition as of December 1, 2002 and included in the Agreement were stated at the estimated original cost.

Note 4: Commitments and Contingencies

        The Division conducts its operations in various leased facilities under leases that are classified as operating leases for financial reporting purposes. The leases provide for the company to pay real estate taxes, common area maintenance and certain other expenses. Lease terms expire between 2003 and 2005

        The following is a summary of fixed minimum lease commitments required under all non-cancelable operating leases for the years ended after December 31, 2001.

2002	$199,754
2003	$98,864
2004	$37,069
2005	$4,995

Total	$340,682

        Rent expense, including equipment rental, was approximately $248,000, $229,000 and $189,000 for the years ending December 31, 2001, 2000 and 1999 respectively.

Elite Personnel Services, Inc.

Statement of Net Assets Sold (in thousands)

As of September 30, 2002

(Unaudited)

Assets Deposits	$16
Property and equipment, net	22

38
Liabilities
Commitments and contingencies	—

Net assets sold	$38

Elite Personnel Services, Inc.

Statement of Net Revenues, Cost of Revenues and Expenses (in thousands)

(Unaudited)

	Nine Months Ended September 30, 2002	Three Months Ended December 31, 2001
Net revenues	$19,176	$5,001
Cost of revenues
Payroll	14,198	3,714
Payroll taxes	1,595	373
Workers compensation	1,426	293
Other direct costs	139	35

Total cost of revenues	17,358	4,415

Gross profit	1,818	586
Expenses
Depreciation & Amortization	5	1
Interest	70	17
Salaries	1,018	335
Other	908	243

Total expenses	2,001	596

Expenses in excess of gross profit	$(183)	$(10)

Independent Auditors' Report

         To the Board of Directors
Provisional Employment Solutions, Inc.

        We have audited the accompanying statements of net assets sold of Provisional Employment Solutions, Inc. (the "Company") as of September 30, 2001 and 2000, and the statements of net revenues, cost of revenues, and direct operating expenses for the twelve months ended September 30, 2001 and 2000, pursuant to the Asset Purchase Agreement dated December 27, 2001, between Provisional Employment Solutions, Inc. and Stratus Services Group, Inc., as described in Note 1 to the financial statements. These financial statements are the responsibility of Provisional Employment Solutions, Inc. management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying financial statements were prepared to present the net assets sold to Stratus Services Group, Inc. pursuant to the Asset Purchase Agreement described in Note 1, and the net revenues, cost of revenues, and direct operating expenses relating to the assets sold, and are not intended to be a complete presentation of the Company's financial position, and results of operations.

        In our opinion, such financial statements present fairly, in all material respects, the net assets sold pursuant to the Asset Purchase Agreement referred to in Note 1 as of September 30, 2001 and 2000, and the net revenues, cost of revenues, and direct operating expenses for the twelve months ended September 30, 2001 and 2000 in conformity with accounting principles generally accepted in the United States of America.

        The accompanying statements of net revenues, cost of revenues and direct operating expenses for the three months ended December 31, 2001 and 2000, were not audited by us and, accordingly, we do not express an opinion on it.

                      AMPER, POLITZINER & MATTIA P.C.

February 28, 2002
Edison, New Jersey

PROVISIONAL EMPLOYMENT SOLUTIONS, INC.

Statements of Net Assets Sold (in thousands)

September 30,

	2001	2000
Assets
Property and equipment, net	$38	$35
Liabilities
Commitments and contingencies (Note 3)	—	—

Total net assets sold	$38	$35

PROVISIONAL EMPLOYMENT SOLUTIONS, INC.

Statements of Net Revenues, Cost of Revenues, and Direct Operating Expenses (in thousands)

	Three Months Ended December 31,		Twelve Months Ended September 30,
	2001	2000	2001	2000
	(Unaudited)	(Unaudited)
Net revenues	$5,158	$5,149	$23,925	$13,245
Cost of revenue	4,430	4,622	20,581	10,984

Gross profit	728	527	3,344	2,261
Direct operating expenses	482	571	2,377	1,556

Excess of gross profit over direct operating expenses direct operating expenses over gross profit)	$246	$(44)	$967	$705

PROVISIONAL EMPLOYMENT SOLUTIONS, INC.

Notes to Financial Statements

(Information for the Three Months Ended December 31, 2001 and 2000 is unaudited)

Note 1—Nature of Business and Significant Accounting Policies

Nature of Business

        Provisional Employment Solutions, Inc. (the "Company") is a provider of light industrial and clerical temporary services in California which commenced business in August 1999.

Basis of Presentation

        The accompanying financial statements have been prepared for the purpose of presenting the net assets sold of certain offices of the Company (the "Division") as of September 30, 2001 and 2000 pursuant to the Asset Purchase Agreement (the "Agreement") dated December 27, 2001 (the "Closing Date"), effective January 1, 2002 between Provisional Employment Solutions, Inc. and Stratus Services Group, Inc. (the "Buyer") and the Division's net revenues, cost of revenues and direct operating expenses for the period from October 1, 2001 to December 31, 2001, the approximate date the transaction was consummated and for twelve months ended September 30, 2001 and 2000.

        Pursuant to the Agreement, the Company sold to the Buyer all of the tangible and intangible assets owned or used by the Company exclusively in connection with the operation of certain offices, excluding accounts receivable, in exchange for consideration totaling approximately $1,480,000, consisting of $1,100,000 in notes receivable in installments over a ten year period plus interest at 6% per annum and 400,000 shares of common stock of the Buyer. The Company is also entitled to receive $1,250,000 in a ten year earn out at the rate of 15% of pre-tax profit payable quarterly. The Buyer has agreed to assume all liabilities arising after the Closing Date relating to the Division contracts, as defined, and on lease agreements related to the operations of the Division.

        Historically, the Company did not prepare financial statements for the sold Division. The accompanying financial statements are derived from the historical accounting records of the Company, and present the net assets sold of the Division, in accordance with the Agreement, as of September 30, 2001 and 2000, and the statements of net revenues, cost of revenues and direct operating expenses for the three months ended December 31, 2001 and 2000 and for the twelve months ended September 30, 2001 and 2000 and are not intended to be a complete presentation of the Division's financial position, results of operations and cash flows. The historical operating results may not be indicative of the results after acquisition by the Buyer.

        The statements of net revenues, cost of revenues and direct operating expenses include all revenues and expenses directly attributable to the Division, which consisted of seven staffing branch offices located in California. Direct operating expenses consist primarily of in-house payroll and selling, general and administrative expenses. The statements do not include allocations of corporate service center costs, such as interest on Company debt or corporate service center employees' salaries. The Company did not maintain the Division as a separate business unit and had never allocated indirect costs to the division. Accordingly, it is not practical to isolate or allocate indirect operating costs applicable to the Division. Information about the Division's cash flows is not available.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

        All staffing revenues are based upon the gross payroll of the Division's staffing employees plus a corresponding fee. The Division's fee structure is based upon the estimated costs of employment- related taxes, health benefits, workers' compensation benefits, insurance and other services offered by the Division plus a negotiated mark-up. All staffing customers are invoiced on a weekly basis. The staffing revenues, and related costs of wages, salaries, employment taxes and benefits related to worksite employees, are recognized in the period in which those employees perform the staffing services.

Property and Equipment

        Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets as follows:

	Method	Estimated Useful Life
Computer and office equipment	Straight-line	5 years
Furniture and fixtures	Straight-line	5-7 years

Advertising Costs

        Advertising costs are expensed as incurred. Such expense for the three months ended December 31, 2001 and 2000 and the twelve months ended September 30, 2001 and 2000 was $60,000 and $66,000 and $285,000 and $160,000, respectively.

Income Taxes

        The Company has elected to be taxed as a S Corporation for federal and state tax purposes. Under this election, substantially all of the profits, losses, credits and deductions of the Company are passed through to the individual stockholders.

Note 2—Property and Equipment

	September 30,
	2001	2000
Office and computer equipment	$39,385	$32,683
Furniture and fixtures	11,504	10,707

	50,889	43,390
Less accumulated depreciation	(13,328)	(8,326)

Property and equipment, net	$37,561	$35,064

        Depreciation expense for property and equipment for the three months ended December 31, 2001 and 2000 and for the twelve months ended September 30, 2001 and 2000 was $2,011 and $1,250, and $5,002 and $7,265, respectively.

        The Company's assets held for disposition as of September 30, 2001 and included in the Agreement were stated at the lower of original cost (net of accumulated depreciation or amortization) or fair value (net of selling and disposition costs).

Note 3—Commitments and Contingencies

Lease Commitments

        The Division conducts its operations in various leased facilities under leases that are classified as operating leases for financial reporting purposes. The leases provide for the Company to pay real estate taxes, common area maintenance and certain other expenses. Lease terms expire between 2002 and 2003. Aggregate monthly payments are approximately $9,000.

        The following is a summary of fixed minimum lease commitments required under all noncancellable operating leases for the years ended after September 30, 2001:

2002	$109,000
2003	53,000

Total	$162,000

Lease Commitments

        Rent expense, including equipment rental, was approximately $38,000 for the three months ended December 31, 2001 and 2000, and $165,000 and $101,000 for the twelve months ended September 30, 2001 and 2000, respectively.

Note 4—Significant Customers and Concentration of Credit Risk

        For the three months ended December 31, 2001 and 2000 one customer accounted for approximately 25% and 24% of revenues, respectively. For the twelve months ended September 30, 2001 and 2000, one customer and two customers accounted for approximately 29% and 28% of revenues, respectively.

Note 5—Employee Benefit Plans

        The Company has a 401(k) retirement plan administered by the Company, covering all employees of the Company, except for (a) employees under the age of 21, (b) employees with less than one year of service, (c) all highly compensated employees as defined by the Internal Revenue Code for the 401(k) plan. Eligible employees who participate elect to contribute to the plan an amount up to 15% of their salary.

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

        Effective January 1, 2002, we purchased substantially all of the tangible and intangible assets, excluding accounts receivable, of seven offices of Provisional Employment Solutions, Inc. ("PES"), a Georgia corporation.

        Effective December 1, 2002, we acquired substantially all of the tangible and intangible assets excluding accounts receivable of six offices of Elite Personnel Services, Inc. ("Elite"), a California corporation.

        The unaudited pro forma condensed balance sheet and statement of operations are presented to give effect to both the PES and Elite acquisitions. As noted in footnote (1) herein, the pro forma condensed balance sheet assumes that the acquisition of Elite occurred as of September 30, 2002 and the pro forma condensed statement of operations assumes that all the acquisitions occurred October 1, 2001.

        The purchase price allocation to the assets acquired was based upon a third party valuation.

        The pro forma financial information is not necessarily indicative of the actual results of operations or financial position that would have occurred had the acquisition of the other transactions occurred on the assumed dates nor do they represent any indication of future performance. The pro forma adjustments give effect to available information and assumptions that we believe are reasonable. The pro forma financial information should be read in conjunction with our audited financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the fiscal year ended September 30, 2002.

STRATUS SERVICES GROUP, INC.

Unaudited Pro Forma Condensed Balance Sheet

As of September 30, 2002

	Stratus	Pro Forma Adjustments			Pro Forma
Current Assets:
Cash	$162,646	$—			$162,646
Other current assets	14,538,447	—			14,538,447

	$14,701,093	—			$14,701,093
Intangible assets	7,887,727	971,000	(b	)	8,858,727
Other assets	1,442,576	75,000	(b	)	1,517,576

	$24,031,396	$1,046,000			$25,077,396

Current liabilities	$17,988,216	$200,000	(a	)	$18,265,216
		77,000	(c	)
Other liabilities	2,177,497	769,000	(c	)	2,946,497

	20,165,713	1,046,000			21,211,713
Temporary equity	823,000	—			823,000
Stockholders' equity	3,042,683	—			3,042,683

	$24,031,396	$1,046,000			$25,077,396

See accompanying notes to unaudited condensed pro forma financial statements.

STRATUS SERVICES GROUP, INC.

Unaudited Pro Forma Condensed Statement of Operations

For the Year Ended September 30, 2002

	Stratus	Elite Personnel Services	Provisional Employment Services	Pro Forma Adjustments			Pro Forma
Revenues	$73,040,408	$24,177,000	$5,158,000	$—			$102,375,408
Cost of revenues	61,520,008	21,773,000	4,430,000	—			87,723,008

Gross profit	11,520,400	2,404,000	728,000	—			14,652,400
Operating expenses	15,048,933	2,597,000	482,000	124,000	(a	)	18,251,933

Earnings (loss) from continuing operations before other income (expenses)	(3,528,533)	(193,000)	246,000	(124,000)			(3,599,533)

Other income (expenses):
Interest and financing costs	(1,975,932)	—	—	(218,000)	(b	)	(2,290,932)
				(97,000)	(c	)
(Loss) on sale of investment	(2,159,415)	—	—	—			(2,159,415)
Other income (expense)	83,398	—	—	—			83,398

	(4,051,949)	—	—	(315,000)			(4,366,949)

Earnings (loss) from continuing operations	(7,580,482)	(193,000)	246,000	(439,000)			(7,966,482)
Dividends and accretion on preferred stock	(1,041,810)	—	—	—			(1,041,810)

Net earnings (loss) from continuing operations attributable to common stockholders	$(8,622,292)	$(193,000)	$246,000	$(439,000)			$(9,008,292)

Net earnings (loss) per share from continuing operations attributable to common stockholders (basic and diluted)	$(.82)						$(.85)
Weighted average shares outstanding (basic and diluted)	10,555,815						10,652,805

See accompanying notes to unaudited condensed pro forma financial statements

STRATUS SERVICES GROUP, INC.

Unaudited Pro Forma Condensed Statement of Operations

For the Nine Months Ended June 30, 2003

	Stratus	Elite Personnel Services	Pro Forma Adjustments			Pro Forma
Revenues	$74,706,176	$5,578,000	$—			$80,284,176
Cost of revenues	64,489,693	4,992,000	—			69,481,693

Gross profit	10,216,483	586,000	—			10,802,483
Operating expenses	12,653,811	445,000	20,667	(a	)	(13,119,578)

Earnings (loss) from continuing operations before other income (expenses)	(2,437,428)	141,000	(20,667)			(2,317,095)

Other income (expenses):
Interest and financing costs	(1,441,458)	—	(39,046)	(b	)	(1,501,817)
			(21,313)	(c	)
Other income	71,405	—	—			71,405

	(1,370,053)	—	(60,359)			(1,430,412)

Earnings (loss) from continuing operations	(3,807,481)	141,000	(81,026)			(3,747,507)
Dividends and accretion on preferred stock	(954,832)	—	—			(954,832)

Net earnings (loss) from continuing operations attributable to common stockholders	$(4,762,313)	$141,000	$(81,026)			$(4,702,339)

Net earnings (loss) per share from continuing operations attributable to common stockholders (basic and diluted)	$(.28)					$(.28)
Weighted average shares outstanding (basic and diluted)	16,822,687					16,922,697

See accompanying notes to unaudited condensed pro forma financial statements.

(1)   Basis of Presentation

        The accompanying pro forma condensed balance sheet and statement of operations are presented to give effect to the acquisitions of substantially all of the tangible and intangible assets, excluding accounts receivable, of Provisional Employment Solutions, Inc. ("PES") and certain offices of Elite Personnel Services, Inc. ("Elite") which occurred in January 2002 and December 2002, respectively. The pro forma condensed balance sheet assumes that the acquisition of Elite occurred as of September 30, 2002. The pro forma condensed statement of operations assumes that all the acquisitions occurred October 1, 2001. Such information does not purport to be indicative of the results which would have actually been obtained if the acquisitions had been effected on the dates indicated nor is it indicative of actual or future operating results or financial position.

        The following summarizes the fair value of the assets acquired at the date of acquisition based upon a third party valuation of certain intangible assets.

Furniture, fixtures and equipment	$75,000
Covenant not to compete	19,500
Customer list	1,172,008

Net assets acquired	$1,266,500

        The pro forma condensed statements of operations do not include earnings from discontinued operations.

(2)   Pro Forma Adjustments—Condensed Balance Sheet

  (a)
  Acquisition costs in connection with Elite of $177,000

  (b)
  Adjustment to record the intangibles and other assets in connection with the acquisition of Elite.

  (c)
  Adjustment to record the $1,264,000 acquisition note, net of $418,000 of imputed interest.

  (d)
  Adjustment to record the estimated contingent portion of the purchase price.

(3)   Pro Forma Adjustments—Condensed Statement of Operations for the Nine Months Ended June 30, 2003 and Year Ended September 30, 2002

  (a)
  Adjustment to reflect the depreciation and amortization expense relating to the furniture, fixtures and equipment and intangibles recorded in conjunction with the acquisitions, not already reflected in the Company's historical condensed statement of operations.

  (b)
  Adjustment to reflect the increase in interest expense relating to the accounts receivable of the acquisition, which would have been financed under the Company's line of credit.

  (c)
  Records the interest on acquisition notes not already reflected in the Company's historical condensed statement of operations.

STRATUS SERVICES GROUP, INC.

10,000,000 Units

PROSPECTUS

Noble International Investments, Inc.

August     , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth the expenses to be paid in connection with this offering. Although all of the common stock being registered hereby is for the account of certain security holders, the Registrant has agreed to pay all fees related to this issuance and distribution, except for commissions, fees and discounts of any underwriters, brokers, dealers or agents retained by the security holders. All the fees are estimates except the Securities and Exchange Commission registration fee and the NASD Filing Fee.

	Assuming Minimum is Sold	Assuming Maximum is Sold
Registration fee—Securities and Exchange Commission	$1,655	$1,655
NASD filing fee	2,545	2,545
Accounting fees and expenses	30,000	30,000
Legal fees and expenses	100,000	100,000
Blue sky fees and expenses	30,000	30,000
Transfer Agent	5,000	5,000
Printing	150,000	150,000
Non-accountable expense allowance	30,000	300,000
Miscellaneous	51,699	51,699

TOTAL	$400,000	$670,000

Item 14. Indemnification of Directors and Officers.

        Delaware General Corporation Law, Section 102(b)(7), authorizes a corporation to eliminate or limit personal liability of members of its board of directors for violations of a director's fiduciary duty of care. Such elimination or limitation of personal liability is not permitted, however, where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or knowing violation of law, or payment of a dividend or approval of a stock repurchase which was deemed illegal or where a director obtains an improper personal benefit.

        The Registrant's Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to Amendment No. 1 to the Company's Registration Statement on Form SB-2 as filed with the Securities and Exchange Commission on September 3, 1999) provides that a director of the Company shall, to the maximum extent permitted by Section 102(b)(7) or any successor provision or provisions, have no personal liability to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

        Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

        The Registrant's Amended and Restated Certificate of Incorporation and Bylaws (filed as Exhibit 3.2 to Amendment No. 6 to the Company's Registration Statement on Form SB-2 as filed with the Securities and Exchange Commission on February 1, 2000) provides that any director or officer of the Company involved in any action, suit or proceeding, the basis of which is alleged action or inaction by such director or officer while he was acting in an official capacity as a director or officer of the Registrant or as a director, trustee, officer, employee or agent of another entity at the request of the Registrant, shall be indemnified and held harmless by the Registrant to the fullest extent permitted by Section 145 against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such indemnification as to such alleged action or inaction continues as to an indemnitee who has after such alleged action or inaction ceased to be a director or officer of the Registrant or a director, officer, trustee, employee or agent of such other entity and inures to the benefit of the indemnitee's heirs, executors and administrators. The Certificate of Incorporation also provides that the right to indemnification shall be a contract right which shall not be affected adversely as to any indemnitee by any amendment to the Certificate of Incorporation with respect to any action or inaction occurring prior to such amendment and shall include, unless otherwise restricted or prohibited by law or the Registrant's By-laws, the right to be paid by the Registrant for expenses incurred in defending any such proceeding in advance of its final disposition. The Registrant's Board of Directors may also grant these indemnification rights to any employee or agent of the Registrant or to any person who is or was a director, officer, employee or agent of the Registrant's affiliates, predecessors or subsidiaries.

Item 15. Recent Sales of Unregistered Securities.

        During the period between December 2000 and September 30, 2001, the Registrant issued to 37 investors, 6% convertible debentures (the "Debentures") in the aggregate principal amount of $3,643,402. Based upon information provided by the investors, the Company determined that each investor was an "Accredited Investor" (as that term is defined in Regulation D promulgated under the Securities Act). The placement agents for the 6% Debenture private placement were May Davis Group, Inc. and Hornblower & Weeks, Inc. (the "Placement Agents"). In consideration for placing such securities, the Registrant agreed to issue to the Placement Agents five (5) year warrants to acquire 75,000 shares of common stock at an exercise price of $7.50 per share and five (5) year warrants to acquire 50,000 shares of common stock at an exercise price of $5.00. The issuance and sale of these securities was made in reliance on the exemption provided by Section 4(2) of and Rule 506 of Regulation D promulgated under the Securities Act.

        In July 2001, the Registrant issued 1,458,933 shares of Series A Preferred Stock to Artisan (UK) plc ("Artisan") in exchange for 1,458,933 ordinary shares of enterpriseASIA.com, a London AM listed company. At the same time, the Registrant sold 900,000 shares of common stock to Artisan.com Limited, an affiliate of Artisan, at an aggregate purchase price of $900,000. In connection with these transactions, the Registrant issued 1,824,288 shares of Series A Preferred Stock and 30,000 shares of common stock as finders fees to third parties. Each of these transactions described above was made in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933.

        On August 7, 2001, the Registrant issued 400,000 shares of common stock to Source One Personnel, Inc. ("Source One") in connection with its acquisition of substantially all of the assets, excluding accounts receivable, of Source One. The issuance of the shares was made in reliance upon the exemption provided by Section 4(2) and Rule 506 of Regulation D of the Securities Act of 1933.

        Between September 21, 2001 and October 8, 2001 the Registrant sold a total of 383,000 shares of common stock for an aggregate purchase price of $410,000 to Charles A. Sahyoun, the President of the Registrant's Engineering Services Division until its sale in March 2002, Jeffrey J. Raymond, Jr., Nicole Raymond, Jake Raymond and Jamie Raymond. The issuance of the shares was made in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933.

        On December 28, 2001, the Registrant issued 400,000 shares of its common stock to Provision Employment Solutions, Inc. ("PES") in connection with our acquisition of substantially all of the assets, excluding accounts receivable, of PES. The issuance of the shares was made in reliance upon the exemption provided by Section 4(2) and Rule 506 of Regulation D of the Securities Act of 1933.

        During the quarter ended December 31, 2001, the Registrant sold 266,670 shares of its common stock at $0.75 per share through a private placement. This offering was conducted under Section 4(2) of and Rule 506 under the Securities Act of 1933. In connection with the private placement, the Registrant issued five (5) year warrants to the placement agent for the offering to acquire 26,667 shares of common stock at an exercise price of $0.75 per share.

        In October 2001, the Registrant granted five (5) year warrants to a consultant to acquire 200,000 shares of common stock at an exercise price of $1.00 per share in connection with consulting services rendered. The issuance of the warrants was made under Section 4(2) of and Rule 506 under the Securities Act of 1933.

        In March 2002, the Registrant entered into an agreement with the holder of all but $40,000 of the Registrant's Debentures pursuant to which the Registrant issued to the Debenture Holder, 231,300 shares of Series B Convertible Preferred Stock (the "Series B Preferred Stock") in exchange for (i) $456,499 aggregate principal amount of Debentures, (ii) the cancellation of a $400,000 promissory note previously issued by the Registrant to the Debenture Holder, and (iii) $300,000 in cash. In addition, the Debenture Holder converted, between January and March, 2002, $643,501 principal amount of Debentures into 1,736,979 shares of Common Stock. These transactions were conducted under Section 4(2) of and Rule 506 under the Securities Act of 1933.

        In March 2002, the Registrant sold 60,000 shares of its Series B Preferred Stock at $5.00 per share to Pinnacle Investment Partners, LLP ("Pinnacle") in an offering relying on Section 4(2) of and Rule 506 under the Securities Act of 1933.

        In July 2002, the Registrant sold 7,650 shares of its Series E Preferred Stock at $100 per share through a private placement to 30 Accredited Investors. This offering was conducted under Section 4(2) of and Rule 506 of Regulation D promulgated under the Securities Act of 1933.

        In July 2003, the Registrant issued 250,000 shares of common stock to Source One Personnel, Inc. ("Source Once") in connection with Source One's agreement to forbear from exercising certain remedies against us. This issuance was conducted under Section 4(2) and Rule 506 under the Securities Act of 1933.

        Additionally, in July 2002, the Registrant entered into an Agreement with Pinnacle pursuant to which Pinnacle exchanged its remaining 140,300 shares of Series B Preferred Stock, along with accrued dividends and penalties of $41,790 for 7,433 shares of Series E Preferred Stock. In addition, the Registrant entered into an Agreement with Transworld Management Services, Inc. ("Transworld") a corporation wholly owned by Joseph J. Raymond, the Registrant's President and CEO, pursuant to which Transworld exchanged its 32,000 shares of Series B Preferred Stock for 1,600 shares of Series E Preferred Stock and waived all accrued dividends and penalties. These exchange transactions were conducted under Section 4(2) and Rule 506 of Regulation D promulgated under the Securities Act of 1933.

        On July 30, 2002, the Registrant sold 10,000 shares of Series F Preferred Stock at an aggregate price of $1,000,000 to the Registrant's President and CEO, Joseph J. Raymond, Sr. This offering was conducted under Section 4(2) of and Rule 506 of Regulation D promulgated under the Securities Act of 1933.

        On September 30, 2002, the Registrant sold 5,000 shares of Series H Preferred Stock at $100.00 per share to Pinnacle in an offering relying on Section 4(2) of and Rule 506 under the Securities Act of 1933.

        In October and November 2002, holders of Series E Preferred Stock converted 5,205 shares into 4,486,911 shares of the Registrant's common stock at conversion prices between $.108 and $.1365. The issuances of the common stock upon such conversions were made in reliance upon the exemptions from registration provided under Section 3(a)(9) of the Securities Act of 1933.

        In January 2003, Joseph J. Raymond, the Registrant's President and Chief Executive Officer, converted 1,000 shares of Series F Preferred Stock into 1,000,000 shares of the Registrant's common stock at a conversion price of $.10 per share. The issuance of the common stock upon such conversion was made in reliance upon the exemptions from registration provided under Section 3(a)(9) of the Securities Act of 1933.

        In February 2003, Pinnacle agreed to convert a $100,000 short-term note previously issued to it by the Registrant into 1,000 shares of Series E Preferred Stock. In addition, Pinnacle purchased 6,000 shares of Series E Preferred Stock from the Registrant for $600,000. The issuance of the common stock upon the conversion of the note and the issuance of the Series E Preferred Stock was made in reliance upon the exemptions provided under Rule 506 and Section 4(2) of the Securities Act of 1933.

        In February 2003, Joseph J. Raymond, the Registrant's President and Chief Executive Officer converted 1,000 shares of Series F Preferred Stock into 1,000,000 shares of the Registrant's common stock at a conversion price of $.10 per share. The issuance of the common stock upon such conversion was made in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933.

        In March and April 2003, holders of Series E Preferred Stock converted 1,445 shares of Series E Preferred Stock into 642,000 shares of the Registrant's common stock at conversion prices between $.185 and $.248. The issuances of common stock upon such conversions were made in reliance upon the exemption provided under Section 3(a)(9) of the Securities Act of 1933.

        In July 2003, the Registrant sold an aggregate of 14,362 shares of Series E Preferred Stock to 31 accredited investors. This offering was conducted under Section 4(2) of and Rule 506 promulgated under the Securities Act of 1933.

        In July 2003, holders of Series E Preferred Stock converted 200 shares of Series E Preferred Stock into 126,894 shares of common stock at a conversion price of $.1576 per share. In addition, in July 2003, the holder of the Registrant's Series H Preferred Stock exchanged 5,000 shares of Series H Preferred Stock for 5,087 shares of Series E Preferred Stock. Each of these issuance was made in reliance upon the exemption provided by Section 3(a)(9) of the Securities Act of 1933.

        In each of the offerings described above that were made in reliance upon Section 4(2) of the Securities Act, the Registrant determined that each purchaser was sophisticated and had access to the type of information that would generally be available in a registration statement filed under the Securities Act in connection with such an offering.

Item 16. Exhibits and Financial Statement Schedules.

  (a)
  Exhibit Index

Number	Description
1.1	Form of Underwriting Agreement between Stratus Services Group, Inc. and Noble International Investment, Inc. (filed herewith)
2.1
Asset Purchase Agreement, dated July 9, 1997, among Stratus Services Group, Inc. and Royalpar Industries, Inc., Ewing Technical Design, Inc., LPL Technical Services, Inc. and Mainstream Engineering Company, Inc., as amended by Amendment No. 1 to the Asset Purchase Agreement, dated as of July 29, 1997. (1)
2.2	Asset Purchase Agreement, effective January 1, 1999, by and between Stratus Services Group, Inc. and B&R Employment Inc. (1)
2.3	Asset Purchase Agreement, dated June 16, 2000, by and between Stratus Services Group, Inc. and Out Source International of America, Inc. (5)
2.4	Asset Purchase Agreement, dated October 13, 2000, by and between Stratus Services Group, Inc. and Out Source International of America, Inc. (6)
2.5	Asset Purchase Agreement, dated January 2, 2001, by and between Stratus Services Group, Inc. and Cura Staffing Inc. and Professional Services, Inc. (15)
2.6	Asset Purchase Agreement, dated July 27, 2001, by and between Stratus Services Group, Inc. and Source One Personnel, Inc. (8)
2.7	Asset Purchase Agreement, dated December 27, 2001, by and between Stratus Services Group, Inc. and Provisional Employment Solutions, Inc. (9)
2.8
Asset Purchase Agreement, dated as of January 24, 2002 among Stratus Services Group, Inc., Charles Sahyoun, Sahyoun Holdings, LLC and SEA Consulting Services Corporation. Information has been omitted from the exhibit pursuant to an order granting confidential treatment. (16)
2.9	Asset Purchase Agreement dated as of March 4, 2002, by and among Wells Fargo Credit, Inc. and Stratus Services Group, Inc. (22)
2.10	Asset Purchase Agreement dated November 19, 2002, by and between Stratus Services Group, Inc. and Elite Personnel Services, Inc. (23)
3.1	Amended and Restated Certificate of Incorporation of the Registrant. (1)
3.1.1	Certificate of Designation, Preferences and Rights of Series A Preferred Stock. (10)
3.1.2	Certificate of Amendment to Certificate of Designation. (14)
3.1.3	Certificate of Designation, Preferences and Rights of Series B Preferred Stock. (14)
3.1.4	Certificate of Designation, Preferences and Rights of Series E Preferred Stock. (21)
3.1.5	Certificate of Amendment to Certificate of Designation, Preferences and Rights of Series E Preferred Stock. (21)
3.1.6	Certificate of Designation, Preferences and Rights of Series F Preferred Stock. (21)
3.1.7	Certificate of Designation, Preference and Rights of Series H Preferred Stock. (24)
3.2	By-Laws of the Registrant. (2)
4.1.1	Specimen Common Stock Certificate of the Registrant. (1)

4.1.2	Form of 6% Convertible Debenture. (11)
4.1.3	Specimen Series A Preferred Stock Certificate of the Registrant. (14)
4.1.4	Agreement dated as of June 26, 2001 between Stratus Services Group, Inc. and Artisan (UK) plc. (10)
4.1.5	Subscription Agreement dated as of June 26, 2001 between Stratus Services Group, Inc. and Artisan.com Limited. (10)
4.1.8	Specimen Series E Stock Certificate of Registrant. (21)
4.1.9	Specimen Series F Stock Certificate of Registrant. (21)
4.1.10	Exchange Agreement between Pinnacle Investment Partners, LP and the Registrant. (21)
4.1.11	Exchange Agreement between Transworld Management Services, Inc. and the Registrant. (21)
4.1.12	Stock Purchase Agreement between Joseph J. Raymond, Sr., and the Registrant regarding Series F Preferred Stock. (21)
4.2.1
Warrant for the Purchase of 10,000 Shares of Common Stock of Stratus Services Group, Inc., dated November 30, 1998, between Alan Zelinsky and Stratus Services Group, Inc., and supplemental letter thereto dated December 2, 1998. (1)
4.2.2	Warrant for the Purchase of 40,000 Shares of Common Stock of Stratus Services Group, Inc., dated November 23, 1998, between David Spearman and Stratus Services Group, Inc. (1)
4.2.3
Warrant for the Purchase of 10,000 Shares of Common Stock of Stratus Services Group, Inc., dated November 30, 1998, between Sanford Feld and Stratus Services Group, Inc., and supplemental letter thereto dated December 2, 1998. (1)
4.2.4	Warrant for the Purchase of 20,000 Shares of Common Stock of Stratus Services Group, Inc., dated November 30, 1998, between Peter DiPasqua, Jr. and Stratus Services Group, Inc. (1)
4.2.5	Warrant for the Purchase of 20,000 Shares of Common Stock of Stratus Services Group, Inc., dated December 2, 1998, between Shlomo Appel and Stratus Services Group, Inc. (1)
4.2.6	Form of Underwriter's Warrant Agreement between Registrant and Hornblower & Weeks, Inc., including form of warrant certificate. (7)
4.2.7	Warrant for the Purchase of Common Stock dated as of December 4, 2000 issued to May Davis Group, Inc. (13)
4.2.8	Warrant for the Purchase of Common Stock dated as of December 4, 2000 issued to Hornblower & Weeks, Inc. (13)
4.2.9	Warrant for the Purchase of Common Stock dated as of December 12, 2001 issued to International Capital Growth. (15)
4.2.10	Warrant for the Purchase of Common Stock dated as of April 9, 2002 issued to CEOCast. (22)
4.2.11	Warrant for the Purchase of Common Stock dated as of October 17, 2001 issued to Stetson Consulting. (22)
4.2.12	Form of Warrant Agreement between Stratus Services Group, Inc. and American Stock Transfer Company, including form of warrant certificate for warrant comprising part of unit.*

4.2.13	Form of Underwriter's Warrant Agreement between Stratus Services Group, Inc. and Noble International Investment, Inc., including form of Warrant Certificate.*
5	Opinion and Consent of Giordano, Halleran & Ciesla, P.C.*
9.1.1	Voting proxy agreement between Artisan (UK) plc, Stratus Services Group, Inc. and Joseph J. Raymond, Sr. (17)
10.1.1	Employment Agreement dated September 1, 1997, between Stratus Services Group, Inc. and Joseph J. Raymond. (1)
10.1.6	Executive Employment Agreement dated September 1, 1997 between Stratus Services Group, Inc. and Michael A. Maltzman. (1)
10.1.7	Consulting Agreement, dated as of August 11, 1997, between Stratus Services Group, Inc. and Jeffrey J. Raymond. (1)
10.1.8	Non-Competition Agreement, dated June 19, 2000 between Stratus Services Group, Inc. and Out Source International of America, Inc. (5)
10.1.9	Non-Competition Agreement, dated October 27, 2000 between Stratus Services Group, Inc. and Out Source International of America, Inc. (6)
10.1.10	Option to purchase 1,000,000 shares of Stratus Services Group, Inc. Common Stock issued to Joseph J. Raymond. (11)
10.1.11	Option to purchase 500,000 shares of Stratus Services Group, Inc. Common Stock issued to Joseph J. Raymond. (19)
10.1.12	Option to purchase 1,750,000 shares of Stratus Services Group, Inc. Common Stock issued to Joseph J. Raymond. (19)
10.1.13	Non-Competition Agreements dated December 1, 2002 between Stratus Services Group, Inc. and each of Elite Personnel Services, Inc. and Bernard Freedman. (23)
10.1.14	Employment Agreement dated December 1, 2002 between Stratus Services Group, Inc. and Bernard Freedman. (23)
10.2.1	Lease, effective October 1, 2002, for offices located at 500 Craig Road, Manalapan, New Jersey 07726 (22)
10.3.1	Loan and Security Agreement, dated December 8, 2000, between Capital Tempfunds, Inc. and Stratus Services Group, Inc. (11)
10.3.2	First Amendment to Loan and Security Agreement between Capital Temp Funds and Stratus Services Group, Inc.*
10.3.3	Second Amendment to Loan and Security Agreement between Capital Temp Funds and Stratus Services Group, Inc.*
10.3.4	Third Amendment to Loan and Security Agreement between Capital Temp Funds and Stratus Services Group, Inc.*
10.4.2	Promissory Note and Security Agreement in the amount of $400,000, dated as of June 19, 2000, issued by Stratus Services Group, Inc. to Out Source International of America, Inc. (5)
10.4.3	Promissory Note in the amount of $100,000, dated as of June 19, 2000, issued by Stratus Services Group, Inc. to Out Source International of America, Inc. (5)

10.4.4	Promissory Note and Security Agreement in the amount of $75,000, dated as of October 27, 2000, issued by Stratus Services Group, Inc. to Out Source International of America, Inc. (6)
10.4.5	Promissory Note and Security Agreement in the amount of $600,000, dated as of July 27, 2001, issued by Stratus Services Group, Inc. to Source One Personnel, Inc. (8)
10.4.6	Promissory Note and Security Agreement in the amount of $1.8 million, dated as of July 27, 2001, issued by Stratus Services Group, Inc. to Source One Personnel, Inc. (8)
10.4.7	Promissory Note in the amount of $1,264,000 dated as of December 1, 2002, issued by Stratus Services Group, Inc. to Elite Personnel Services, Inc. (23)
10.5.1	Registration Rights Agreement, dated August, 1997, by and among Stratus Services Group, Inc. and AGR Financial, L.L.C. (1)
10.5.2	Registration Rights Agreement, dated August 1997, by and among Stratus Services Group, Inc. and Congress Financial Corporation (Western). (1)
10.5.3	Form of Registration Rights Agreement, dated December 4, 2000, by and among Stratus Services Group, Inc. and purchasers of the Stratus Services Group, Inc. 6% Convertible Debenture. (11)
10.5.4	Registration Rights Agreement, dated as of December 4, 2000, between Stratus Services Group, Inc., May Davis Group, Inc., Hornblower & Weeks, Inc. and the other parties named therein. (13)
10.6.1	Stock Purchase and Investor Agreement, dated August 1997, by and between Stratus Services Group, Inc. and Congress Financial Corporation (Western). (1)
10.6.2	Stock Purchase and Investor Agreement, dated August 1997, by and among Stratus Services Group, Inc. and AGR Financial, L.L.C. (1)
10.6.3	Form of Securities Purchase Agreement, dated December 4, 2000 by and between Stratus Services Group, Inc. and purchasers of the Stratus Services Group, Inc. 6% Convertible Debenture. (11)
10.7.1	1999 Equity Incentive Plan (1)
10.7.2	2000 Equity Incentive Plan (11)
10.7.3	2001 Equity Incentive Plan (12)
10.7.4	2002 Equity Incentive Plan (19)
10.7.5	Form of Option issued under 1999 Equity Incentive Plan. (19)
10.7.6	Form of Option issued under 2000 Equity Incentive Plan. (19)
10.7.7	Form of Option issued under 2001 Equity Incentive Plan. (19)
10.7.8	Form of Option issued under 2002 Equity Incentive Plan. (19)
10.8	Debt to Equity Conversion Agreement by and between Stratus Services Group, Inc. and B&R Employment, Inc. (3)
10.8.1	Amendment to Debt to Equity Conversion Agreements by and between Stratus Services Group and B&R Employment, Inc. (2)
10.8.2	Forbearance Agreement dated January 24, 2002 between Stratus Services Group, Inc. and Source One Personnel. (20)

10.8.3	Modification of Forbearance Agreement dated June 4, 2002 between Stratus Services Group, Inc. and Source One Personnel, together with Exhibits thereto. (21)
10.10	Allocation and Indemnity Agreement dated as of January 24, 2002 among the Company, Charles Sahyoun and Sahyoun Holdings, LLC. (20)
10.11	Letter Agreement dated April 15, 2002 between Stratus Services Group, Inc., Sahyoun Holdings, LLC and Joseph J. Raymond, Sr. amending the Allocation and Indemnity Agreement dated April 18, 2002. (17)
10.12	Exchange Agreement dated March 11, 2002 by and between Transworld Management Services, Inc. and Stratus Services Group, Inc. (22)
10.13	Securities Purchase Agreement dated March 11, 2002, by and between Pinnacle Investment Group, LP and Stratus Services Group, Inc. (22)
10.14	Operating Agreement of Stratus Technology Services.*
10.15	Form of Securities Purchase Agreement between the Registrant and Series E Shareholders. (27)
10.16	Compromise Agreement between the Registrant and Series E Shareholders dated July 30, 2003. (27)
10.17	Redemption Agreement dated July 31, 2003 between Artisan (UK) plc and the Company. (27)
10.18	Agreement to Exchange Series H Preferred shares for Series E Preferred shares between the Company and Pinnacle Investment Partners, L.P. (27)
21	Subsidiaries of Registrant. (15)
23.1	Consent of Amper, Politzner & Mattia, P.A., Independent Accountants. (filed herewith)
23.2	Consent of Giordano, Halleran & Ciesla.*
23.3	Consent of Nadel & Associates, Independent Accountants (filed herewith).
24	Power of Attorney (located on signature pages of this filing).

Footnote 1	Incorporated by reference to similarly numbered Exhibits filed with Amendment No. 1 to the Company's Registration Statement on Form SB-2 (Registration Statement No. 333-83255) as filed with the Securities and Exchange Commission on September 3, 1999.
Footnote 2
Incorporated by reference to similarly numbered Exhibits filed with Amendment No. 6 to the Company's Registration Statement on Form SB-2 (Registration Statement No. 333-83255) as filed with the Securities and Exchange Commission on February 1, 2000.
Footnote 3
Incorporated by reference to similarly numbered Exhibits filed with Amendment No. 3 to the Company's Registration Statement on Form SB-2 (Registration Statement No. 333-83255) as filed with the Securities and Exchange Commission on December 17, 1999.

Footnote 4
Incorporated by reference to similarly numbered Exhibits filed with Amendment No. 7 to the Company's Registration Statement on Form SB-2 (Registration Statement No. 333-83255) as filed with the Securities and Exchange Commission on March 17, 2000.
Footnote 5	Incorporated by reference to the Exhibits to the Company's Form 8-K, as filed with the Securities and Exchange Commission on June 30, 2000
Footnote 6	Incorporated by reference to the Exhibits to the Company's Form 8-K, as filed with the Securities and Exchange Commission on November 3, 2000
Footnote 7
Incorporated by reference to Exhibit 1.2 filed with Amendment No. 5 to the Company's Registration Statement on Form SB-2 (Registration Statement No. 333-83255) as filed with the Securities and Exchange Commission on February 11, 2000.
Footnote 8	Incorporated by reference to the Exhibits to the Company's Form 8-K, as filed with the Securities and Exchange Commission on August 9, 2001.
Footnote 9	Incorporated by reference to the Exhibits to the Company's Form 8-K, as filed with the Securities and Exchange Commission on January 2, 2002.
Footnote 10	Incorporated by reference to Exhibit 3 filed with Form 10-Q for the Quarter ended June 30, 2001 as filed with the Securities and Exchange Commission on August 14, 2001.
Footnote 11	Incorporated by reference to similarly number Exhibits to the Company's Form 10-KSB, as filed with the Securities and Exchange Commission on December 29, 2000.
Footnote 12
Incorporated by reference to similarly numbered Exhibits filed with the Company's Registration Statement on Form S-1 (Registration Statement No. 333-55312) as filed with the Securities and Exchange Commission on February 9, 2001.
Footnote 13	Incorporated by reference to the Exhibits to the Company's Form S-1/A, as filed with the Securities and Exchange Commission on April 11, 2001.
Footnote 14	Incorporated by reference to the Exhibits to the Company Form 8-K, as filed with the Securities and Exchange Commission on April 4, 2002.
Footnote 15
Incorporated by reference to similarly numbered Exhibits filed with the Registrant's Form 10-K for the fiscal year ended September 30, 2001 and filed with the Securities and Exchange Commission on January 25, 2002.
Footnote 16
Incorporated by reference to similarly numbered Exhibits filed with the Registrant's Form 10-K/A for the fiscal year ended September 30, 2001, as filed with the Securities and Exchange Commission on March 5, 2002.
Footnote 17	Incorporated by reference to the Exhibits to the Company's Form 10-Q for the quarter ended March 31, 2002, as filed with the Securities and Exchange Commission on May 15, 2002.
Footnote 18	Incorporated by reference to the Exhibits to the Company's Form 8-K, as filed with the Securities and Exchange Commission on April 4, 2002.
Footnote 19	Incorporated by reference to the Exhibits to the Company's Form S-8, as filed with the Securities and Exchange Commission on September 17, 2002.
Footnote 20
Incorporated by reference to the Exhibits to the Company's Form 10-K, as filed with the Securities and Exchange Commission on January 25, 2002, as amended by the Company's Form 10-K/A, as filed with the Securities and Exchange Commission on March 5, 2002.

Footnote 21	Incorporated by reference to the Company's 10-Q, for the quarter ended June 30, 2002, as filed with the Securities and Exchange Commission on August 14, 2002.
Footnote 22
Incorporated by reference to the similarly numbered Exhibits filed with the Company's Registration Statement on Form S-1 (Registration Statement No. 333-100149) as filed with the Securities and Exchange Commission on September 27, 2002.
Footnote 23	Incorporated by reference to the Exhibits to the Company's Form 8-K, as filed with the Securities and Exchange Commission on November 26, 2002.
Footnote 24	Incorporated by reference to the similarly numbered Exhibits to the Company's Form 10-K, as filed with the Securities and Exchange Commission on December 23, 2002.
Footnote 25	Incorporated by reference to the Exhibits to the Company's Form S-1, as filed with the Securities and Exchange Commission on February 3, 2003.
Footnote 26	Incorporated by reference to the Exhibits to the Company's Form S-1, as filed with the Securities and Exchange Commission on March 20, 2003.
Footnote 27
Incorporated by reference to the similarly numbered exhibits to the Company's Form 10-Q for the quarterly period ended June 30, 2003, as filed with the Securities and Exchange Commission on August 13, 2003.
  (b)
  Financial Statement Schedules

    Schedule II—Valuation and Qualifying Accounts (see pages II-14 and II-15)

        All other schedules are omitted because they are not applicable or the required information is shown in the Financial Statements or notes thereto.

Item 17. Undertakings.

(a)
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the amount of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in amount and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)
The undersigned Registrant hereby undertakes that:

(1)
For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

REPORT OF INDEPENDENT ACCOUNTANTS
OR FINANCIAL STATEMENT SCHEDULE

        To the Board of Directors and Stockholders of Stratus Services Group, Inc.:

        Our audits of the financial statements of Stratus Services Group, Inc. referred to in our report dated December 17, 2002 appearing in this Form S-1 on page F-2 also included an audit of the financial statement schedule appearing in Section 16 of this Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

                      AMPER, POLITZINER & MATTIA, P.C.

        December 17, 2002

        Edison, New Jersey

Stratus Services Group, Inc.

Schedule II—Valuation and Qualifying Accounts

Allowance for Doubtful Accounts

	Balance at beginning of Period	Charged to bad debt expense(3)	Other(1)	Deductions (Write-offs of bad debts)	Balance at end of period
September 30:
2002	$551,000	$1,650,000	$—	$(459,000)	$1,742,000
2001	255,000	$661,000	30,000	(395,000)	551,000
2000	703,000	—	142,500	(590,500)	255,000

Allowance for Recourse Obligation

	Balance at beginning of Period	Charged to bad debt expense	Other(1)	Deductions (Write-offs of bad debts)	Balance at end of period
September 30:
2002	$—	$—	$—	$—	$—
2001	30,000	—	(30,000)	—	—
2000	50,000	122,500	(142,500)	—	30,000

Allowance for Investment in Related Party

	Balance at beginning of Period	Charged to bad debt expense	Other(1)	Deductions (Write-offs of bad debts)	Balance at end of period
September 30:
2002	$—	$—	$—	$—	$—
2001	663,000	—	—	(663,000)	—
2000	663,000	—	—	—	663,000

Valuation Allowance for Deferred Taxes

	Balance at beginning of Period	Charged to costs and expenses(2)	Other	Deductions	Balance at end of period
September 30:
2002	$2,914,000	$2,355,000	$—	$—	$5,269,000
2001	598,000	2,316,000	—	—	2,914,000
2000	1,158,000	(560,000)	—	—	598,000

(1)
Transfers between valuation accounts.

(2)
Reflects the increase (decrease) in the valuation allowance associated with net operating losses of the Company.

(3)
Includes $244,000 charged to discontinued operations in the year ended September 30, 2002.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Manalapan, the State of New Jersey, on August 27, 2003.

STRATUS SERVICES GROUP, INC.
By:	/s/ JOSEPH J. RAYMOND Joseph J. Raymond Chairman and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Joseph J. Raymond and Michael A. Maltzman, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement (including post-effective amendments and amendments thereto) and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ JOSEPH J. RAYMOND Joseph J. Raymond	Chairman, Chief Executive Officer (Principal Executive Officer)	August 27, 2003
/s/ MICHAEL A. MALTZMAN Michael A. Maltzman	Vice President and Chief Financial Officer (Principal Financing and Accounting Officer)	August 27, 2003

        Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ JOSEPH J. RAYMOND Joseph J. Raymond	Chairman, Chief Executive Officer (Principal Executive Officer)	August 27, 2003
/s/ MICHAEL A. MALTZMAN Michael A. Maltzman	Vice President and Chief Financial Officer (Principal Financing and Accounting Officer)	August 27, 2003
/s/ MICHAEL J. RUTKIN Michael J. Rutkin	Director	August 27, 2003
/s/ H. ROBERT KINGSTON H. Robert Kingston	Director	August 27, 2003
/s/ DONALD W. FEIDT Donald W. Feidt	Director	August 27, 2003
/s/ SANFORD I. FELD Sanford I. Feld	Director	August 27, 2003

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
The Offering
Summary Financial Information
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.
USE OF PROCEEDS
CAPITALIZATION
MARKET FOR COMMON STOCK
DIVIDEND POLICY
SELECTED FINANCIAL DATA (In thousands except per share data)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
DESCRIPTION OF BUSINESS
DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
EXECUTIVE COMPENSATION
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PLAN OF DISTRIBUTION
DESCRIPTION OF SECURITIES
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
LEGAL MATTERS
EXPERTS
ADDITIONAL INFORMATION
INDEX TO FINANCIAL STATEMENTS STRATUS SERVICES GROUP, INC.
Independent Auditors' Report
STRATUS SERVICES GROUP, INC. Balance Sheets
STRATUS SERVICES GROUP, INC. Statements of Operations
STRATUS SERVICES GROUP, INC. Statements of Cash Flows
STRATUS SERVICES GROUP, INC. Statements of Cash Flows (Continued)
STRATUS SERVICES GROUP, INC. Statement of Stockholders' Equity
STRATUS SERVICES GROUP, INC. Statement of Stockholders' Equity (Continued)
STRATUS SERVICES GROUP, INC. Statements of Comprehensive Income
STRATUS SERVICES GROUP, INC. Condensed Balance Sheet As of June 30, 2003 (Unaudited)
STRATUS SERVICES GROUP, INC. Condensed Statements of Operations (Unaudited)
STRATUS SERVICES GROUP, INC. Condensed Statements of Cash Flows (Unaudited)
STRATUS SERVICES GROUP, INC. Notes to Condensed Financial Statements (Unaudited)
Independent Auditors' Report
Elite Personnel Services, Inc. Statement of Net Assets Sold (in thousands)
Elite Personnel Services, Inc. Statement of Net Revenues, Cost of Revenues and Expenses (in thousands)
Elite Personnel Services, Inc. Notes to Financial Statements
Elite Personnel Services, Inc. Statement of Net Assets Sold (in thousands) As of September 30, 2002 (Unaudited)
Elite Personnel Services, Inc. Statement of Net Revenues, Cost of Revenues and Expenses (in thousands) (Unaudited)
Independent Auditors' Report
PROVISIONAL EMPLOYMENT SOLUTIONS, INC. Statements of Net Assets Sold (in thousands) September 30,
PROVISIONAL EMPLOYMENT SOLUTIONS, INC. Statements of Net Revenues, Cost of Revenues, and Direct Operating Expenses (in thousands)
PROVISIONAL EMPLOYMENT SOLUTIONS, INC. Notes to Financial Statements (Information for the Three Months Ended December 31, 2001 and 2000 is unaudited)
UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
STRATUS SERVICES GROUP, INC. Unaudited Pro Forma Condensed Balance Sheet As of September 30, 2002
STRATUS SERVICES GROUP, INC. Unaudited Pro Forma Condensed Statement of Operations For the Year Ended September 30, 2002
STRATUS SERVICES GROUP, INC. Unaudited Pro Forma Condensed Statement of Operations For the Nine Months Ended June 30, 2003
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
REPORT OF INDEPENDENT ACCOUNTANTS OR FINANCIAL STATEMENT SCHEDULE
Stratus Services Group, Inc. Schedule II—Valuation and Qualifying Accounts
SIGNATURES
POWER OF ATTORNEY